                                               Filed Pursuant to Rule 424(b)(1)
                                               Registration No. 333-103598

PROSPECTUS
                                2,500,000 SHARES

                                NEWCASTLE INVESTMENT CORP.
              9.75% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK
[NEWCASTLE LOGO]    LIQUIDATION PREFERENCE $25.00 PER SHARE
                             ---------------------
    We are offering 2,500,000 shares of our 9.75% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"). We will pay cumulative dividends on the Series B Preferred Stock from the date of original issuance in the amount of $2.4375 per share each year, which is equivalent to 9.75% of the $25.00 liquidation preference per share. Dividends on the Series B Preferred Stock will be payable quarterly in arrears, beginning on April 30, 2003. The shares of Series B Preferred Stock have no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities. Holders of shares of Series B Preferred Stock will generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and in certain other events.
    Except in limited circumstances to preserve our status as a real estate investment trust, we may not redeem the Series B Preferred Stock until March 18, 2008. On or after March 18, 2008, we may, at our option, redeem the Series B Preferred Stock, in whole or in part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid distributions, if any, to the redemption date. Any partial redemption will generally be on a pro rata basis.
    Newcastle Investment Holdings Corp. currently owns 68.2% of our common stock, assuming exercise of all outstanding options. We are externally managed by Fortress Investment Group LLC. At December 31, 2002, Fortress Investment Group and its principals had options to purchase 700,000 shares of our common stock and owned approximately 16.4% of the equity of Newcastle Investment Holdings (25.8% upon exercise of outstanding options). We have no ownership interest in Fortress Investment Group. We pay Fortress Investment Group an annual base management fee and may pay incentive compensation based on certain performance criteria. Fortress Investment Group also manages and invests in other entities, including Newcastle Investment Holdings, that invest in real estate assets.
    We are organized and conduct our operations to qualify as a real estate investment trust (a REIT) for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to REITs, our charter and bylaws contain certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 8.0% of our total capital stock and 25.0% of the Series B Preferred Stock. See "Description of Series B Preferred Stock" and "Important Provisions of Maryland Law and of Our Charter and Bylaws" for a discussion of these restrictions.
    No market currently exists for our Series B Preferred Stock. Our Series B Preferred Stock has been approved for listing on the New York Stock Exchange
(NYSE) under the symbol "NCT PrB", subject to official notice of issuance. We expect that trading will commence within 30 days after the initial delivery of the Series B Preferred Stock. Our common stock currently trades on the NYSE under the symbol "NCT".
    SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF THE RISKS RELEVANT TO AN INVESTMENT IN OUR SERIES B PREFERRED STOCK, INCLUDING, AMONG
OTHERS:
    - Our Series B Preferred Stock has no established trading market, which may negatively affect its market value and your ability to transfer or sell your shares of Series B Preferred Stock.
    - The market value of the Series B Preferred Stock could be substantially affected by interest rates and other factors.
    - Our Series B Preferred Stock has not been rated and will be subordinated to all of our existing and future debt.
    - We are dependent upon our manager and may not find a suitable replacement if our manager terminates the management agreement.
    - Our manager manages and invests in other real estate-related vehicles, including Newcastle Investment Holdings, and our chairman and chief executive officer and some of our other officers also serve as officers and/or directors of these other entities, which may result in decisions made that are not in our best interest.
    - We were organized in June 2002, completed the initial public offering of our common stock in October 2002, and have a limited operating history as a separate business from Newcastle Investment Holdings and may not operate successfully as a separate business.
    - We may change our investment strategy without stockholder consent, which could result in investments that are different, and possibly more risky, than our current investments.
    - Many of our investments are illiquid and we may not be able to respond to changes in market conditions.
    - We invest in subordinated securities, which have a greater risk of loss than more senior securities.
    - We may leverage up to 90% of the value of our assets, which may result in losses.
    - Interest rate fluctuations may reduce our net income.
    - If we fail to qualify as a REIT, we will be subject to income tax at regular corporate rates, which would reduce the amount of cash available for distribution to our stockholders.
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public offering price.......................................  $  25.00    $62,500,000
Underwriting discounts and commissions......................  $ 0.7875    $ 1,968,750
Proceeds, before expenses, to us............................  $24.2125    $60,531,250

    The underwriters are severally underwriting the shares being offered. The underwriters have an option to purchase up to an additional 375,000 shares of Series B Preferred Stock from us to cover over-allotments, if any.

    The underwriters expect that the shares of Series B Preferred Stock will be ready for delivery in book-entry form through The Depository Trust Company on or about March 18, 2003.
                             ---------------------
                            BEAR, STEARNS & CO. INC.

ADVEST, INC.  BB&T CAPITAL MARKETS  STIFEL, NICOLAUS & COMPANY
                                               INCORPORATED
                 The date of this prospectus is March 13, 2003

     YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR THE UNDERWRITERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF STOCK.

                            ------------------------

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................   11
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   22
USE OF PROCEEDS.............................................   23
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
  SHARE DISTRIBUTIONS.......................................   23
PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS...............   23
CAPITALIZATION..............................................   25
SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION.......   26
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION......   29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF HISTORICAL FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   43
NEWCASTLE INVESTMENT CORP...................................   50
FORTRESS INVESTMENT GROUP AND OUR MANAGEMENT AGREEMENT......   71
MANAGEMENT..................................................   79
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS........   84
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   85
DESCRIPTION OF SERIES B PREFERRED STOCK.....................   87
DESCRIPTION OF CAPITAL STOCK................................   95
IMPORTANT PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND
  BYLAWS....................................................  101
FEDERAL INCOME TAX CONSIDERATIONS...........................  104
ERISA CONSIDERATIONS........................................  120
UNDERWRITING................................................  123
LEGAL MATTERS...............................................  125
EXPERTS.....................................................  125
WHERE YOU CAN FIND MORE INFORMATION.........................  125
INDEX TO FINANCIAL STATEMENTS...............................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights information more fully described elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares of our Series B Preferred Stock. You should read this entire prospectus carefully, including "Risk Factors" and the consolidated historical and pro forma financial statements and the related notes included in this prospectus, before deciding to invest in shares of our Series B Preferred Stock.

                           NEWCASTLE INVESTMENT CORP.

     We invest in real estate securities and other real estate-related assets. We seek to finance these investments primarily using match-funded financing structures. Match-funded financing structures match assets and liabilities with respect to maturities and interest rates. Our objective is to maximize the difference between the yield on our investments and the cost of financing these investments while hedging our positions. We are organized and conduct our operations to qualify as a real estate investment trust (REIT) for federal income tax purposes.

     We were formed in June 2002 for the purpose of separating the real estate securities and credit leased real estate businesses from Newcastle Investment Holdings' other investments. We completed the initial public offering of our common stock in October 2002. Newcastle Investment Holdings Corp. currently owns 68.2% of our outstanding common stock, assuming exercise of all outstanding options. Newcastle Investment Holdings was formed in May 1998.

     We own a diversified portfolio of credit sensitive real estate securities, including commercial and residential mortgage backed securities and unsecured REIT debt, rated primarily BBB (BBB- is the lowest investment grade rating) and BB (BB+ is the highest non-investment grade rating). Mortgage backed securities are interests in or obligations secured by pools of commercial or residential mortgage loans. We also own credit leased real estate in Canada and Belgium, which we refer to in this prospectus as the "Bell Canada portfolio" and the "LIV portfolio," respectively. We consider credit leased real estate to be real estate that is leased primarily to tenants with, or whose major tenant has, investment grade credit ratings. We also own a pool of mortgage loans. At December 31, 2002:

     - our portfolio consisted of approximately $1.6 billion of assets; and

     - our portfolio was encumbered by approximately $1.2 billion of debt.

For the year ended December 31, 2002, on a pro forma basis:

     - we had revenues of approximately $104.2 million, expenses of approximately $68.0 million and income from continuing operations of approximately $36.2 million; and

     - our income from continuing operations per common share was $1.95.

     We focus on investing in credit sensitive real estate securities, including mortgage backed securities and REIT securities, and invest in other real estate related investments, including credit leased real estate and mortgage loans. We finance our real estate securities investments through the issuance of debt securities in the form of collateralized bond obligations, known as CBOs, which are obligations issued in multiple classes secured by an underlying portfolio of securities. CBO transactions offer us structural flexibility to buy and sell certain investment positions to manage risk and, subject to certain limitations, to optimize returns.

     The annual gross return on our weighted average equity investment of $93.5 million in our first CBO transaction issued in July 1999, which we refer to as CBO I, was approximately 22.4% from inception through December 31, 2002. The annual gross return on our weighted average equity investment of $41.9 million in our second CBO transaction issued in April 2002, which we refer to as CBO II, was approximately 29.6% through December 31, 2002. As of December 31, 2002, the aggregate dollar amount of the collateral in CBO I and CBO II was approximately $1.1 billion. The weighted average credit rating of the collateral in CBO I and CBO II is BBB-.

RECENT DEVELOPMENTS

     On March 12, 2003, we agreed to pricing terms for our third CBO transaction, which we refer to as CBO III, which we expect will close on or about March 19, 2003. We expect that upon closing, we will sell $472 million of senior CBO III securities.

     The table below sets forth information with respect to CBO III.

                                        MOODY'S/S&P/                                 EXPECTED
                              CLASS     FITCH RATINGS   FACE AMOUNT      COUPON     MATURITY(1)
                            ---------   -------------   ------------   ----------   -----------
Senior CBO III
  Securities..............      I       Aaa/AAA/AAA     $412,800,000   LIBOR+0.70%   Mar-2013
                              II-FL       A3/A-/A-       $15,000,000   LIBOR+1.75%   Mar-2013
                              II-FX       A3/A-/A-       $35,000,000        5.715%   Mar-2013
                               III      Baa2/BBB/BBB      $9,200,000        7.436%   Mar-2013
                                                        ------------
     TOTAL................                              $472,000,000
                                                        ============

---------------
(1) Reflects expected maturities upon refinancing. Contractual maturities are March 2038.

     We will retain the equity interest in CBO III.

     The average credit rating of the collateral in CBO III is currently expected to be BBB. The weighted average credit rating of the collateral in CBO I, CBO II and CBO III is currently BBB-. Although we expect to close the transaction on or about March 19, 2003, there is no assurance that the transaction will close.

OUR INVESTMENT STRATEGY

     The keys to our investment strategy are:

     - to actively manage our investment portfolio to minimize credit risk;

     - to use match-funded financing structures, such as CBOs, to minimize exposure to interest rate fluctuations and to take advantage of the structural flexibility offered by CBO transactions to buy and sell investment positions; and

     - to take advantage of our manager's significant existing business relationships, its expertise in real estate investing and financing, capital markets, transaction structuring and resolution of distressed assets, its operational and risk management systems and the economies of scale associated with its current business operation.

OUR COMPETITIVE STRENGTHS

     Our competitive strengths include:

     - our diversified portfolio, by asset type, industry, location and issuer;

     - our match-funding discipline, whereby we seek to match our assets and liabilities with respect to interest rates and maturities to finance our investments with like-kind debt;

     - our creative financing strategies, in particular, CBOs and lease securitizations; and

     - our experienced management.

                                  OUR MANAGER

     We are externally managed and advised by Fortress Investment Group LLC. At December 31, 2002, Fortress Investment Group and its principals had options to purchase 700,000 shares of our common stock and owned approximately 16.4% of the equity of Newcastle Investment Holdings (25.8% upon exercise of outstanding options). As a result, our manager and its principals beneficially own approximately 20.5% of our common equity, taking into account interests in Newcastle Investment Holdings and assuming exercise of all of their options. We have no ownership interest in our manager. Fortress Investment Holdings LLC is the sole member of our manager. The beneficial owners of Fortress Investment Holdings LLC are

Messrs. Wesley R. Edens, Peter L. Briger, Jr., Robert I. Kauffman, Randal A. Nardone, Michael E. Novogratz and Erik P. Nygaard.

     Our chairman and chief executive officer and each of our executive officers also serve as officers of our manager. Our manager is entitled to receive a base management fee from us and may receive incentive compensation based on certain performance criteria.

     As required by our management agreement, our manager provides a dedicated management team to us, including a President, Chief Financial Officer and Chief Operating Officer, whose primary responsibility is to manage us.

     Our manager also serves as manager of Newcastle Investment Holdings. In addition, our manager also manages other real estate-related assets and intends to engage in additional management and investment opportunities and investment vehicles in the future. However, our manager has agreed not to raise or sponsor any new investment vehicle that targets, as its primary investment category, investment in credit sensitive real estate securities, although these entities, and other entities managed by our manager, are not prohibited from investing in credit sensitive real estate securities.

     The following chart shows our corporate structure and equity ownership. The percentage ownership information in the chart assumes full exercise of all outstanding options to purchase shares of our common stock and all outstanding options to purchase shares of Newcastle Investment Holdings.

                             (NEWCASTLE FLOW CHART)

                              SUMMARY RISK FACTORS

     An investment in our Series B Preferred Stock involves various material risks. You should consider carefully the risks discussed below and under "Risk Factors" before purchasing our Series B Preferred Stock.

     - Our Series B Preferred Stock has no established trading market, which may negatively affect its market value and your ability to transfer or sell your shares of Series B Preferred Stock.

     - The market value of the Series B Preferred Stock could be substantially affected by interest rates and other factors.

     - Our Series B Preferred Stock has not been rated and will be subordinated to all of our existing and future debt.

     - We are dependent upon our manager and may not find a suitable replacement if our manager terminates the management agreement.

     - We are subject to potential conflicts of interest arising out of our relationships with our manager, which may result in decisions made that are not in our best interest.

     - We are subject to potential conflicts of interest arising out of our relationship with Newcastle Investment Holdings, which may result in decisions made that are not in our best interest.

     - Our manager manages and also has an equity interest in both us and in Newcastle Investment Holdings, which may give rise to conflicts that may result in decisions made that are not in our best interest.

     - Our manager and certain of our officers will devote substantial time to activities outside of our business, including the management of other real estate-related vehicles.

     - We were organized in June 2002, completed the initial public offering of our common stock in October 2002, and have a limited operating history as a separate business from Newcastle Investment Holdings and may not operate successfully as a separate business.

     - We pay our manager substantial base management fees regardless of the performance of our portfolio and may pay incentive compensation based on our portfolio's performance, which may lead our manager to place emphasis on the maximization of revenues which could result in increased risk to the value of the invested portfolio.

     - We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus.

     - Our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited because our real estate assets are generally illiquid and our real estate securities are unregistered and may have restrictions on transfer.

     - We leverage our assets, which can compound losses and reduce the cash available for distribution to our stockholders.

     - The assets we invest in are subject to the credit risk of the underlying assets and in the event of default of such assets and the exhaustion of any underlying credit support, we may not recover our full investment.

     - The yield on our investments may be sensitive to changes in prevailing interest rates and changes in prepayment rates, which may result in a mismatch between our asset yields and borrowing rates and consequently reduce or eliminate income derived from our investments.

     - We are exposed to credit risk from our tenant, Bell Canada. If the credit quality of this tenant is downgraded, or if it is unable or unwilling to timely pay rent, the value of and revenue from our Bell Canada portfolio would decline.

     - If we fail to qualify as a REIT, we will be subject to income tax at regular corporate rates, which will reduce the cash available for distribution to our stockholders.

     - The REIT qualification rules impose limitations on the types of investments and activities which we may undertake, including limitations on our use of hedging transactions and derivatives, and these limitations may, in some cases, preclude us from pursuing the most economically beneficial investment alternatives.

     Newcastle Investment Holdings was incorporated in the State of Maryland in May 1998. We were incorporated in the State of Maryland in June 2002. Our principal executive offices are located at 1251 Avenue of the Americas, New York, New York 10020. Our telephone number is (212) 798-6100.

                                  THE OFFERING

     The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series B Preferred Stock, see "Description of Series B Preferred Stock" in this prospectus.

Issuer..............................      Newcastle Investment Corp.

Securities offered..................      2,500,000 shares of 9.75% Series B
                                          Cumulative Redeemable Preferred Stock.
                                          The underwriters have an option to
                                          purchase up to 375,000 additional
                                          shares of Series B Preferred Stock
                                          from us to cover over-allotments, if
                                          any.

Distributions.......................      Investors will be entitled to receive
                                          cumulative cash distributions on the
                                          Series B Preferred Stock at a rate of
                                          9.75% per year of the $25.00
                                          liquidation preference (equivalent to
                                          $2.4375 per year per share). Beginning
                                          on April 30, 2003, distributions on
                                          the Series B Preferred Stock will be
                                          payable quarterly in arrears on the
                                          last calendar day of each January,
                                          April, July and October or, if not a
                                          business day, the next succeeding
                                          business day. Distributions on the
                                          Series B Preferred Stock will be
                                          cumulative from the date of original
                                          issuance, which is expected to be
                                          March 18, 2003. The first distribution
                                          we pay on April 30, 2003 will be for
                                          less than a full quarter.

Liquidation preference..............      If we liquidate, dissolve or wind up,
                                          holders of the Series B Preferred
                                          Stock will have the right to receive
                                          $25.00 per share, plus accrued and
                                          unpaid distributions (whether or not
                                          declared) to and including the date of
                                          payment, before any payments are made
                                          to the holders of our common stock and
                                          any other of our equity securities
                                          ranking junior to the Series B
                                          Preferred Stock as to liquidation
                                          rights. The rights of the holders of
                                          the Series B Preferred Stock to
                                          receive their liquidation preference
                                          will be subject to the proportionate
                                          rights of each other series or class
                                          of our equity securities ranked on
                                          parity with the Series B Preferred
                                          Stock.

Maturity............................      The Series B Preferred Stock has no
                                          maturity date and we are not required
                                          to redeem the Series B Preferred
                                          Stock. Accordingly, the Series B
                                          Preferred Stock will remain
                                          outstanding indefinitely, unless we
                                          decide to redeem it. We are not
                                          required to set aside funds to redeem
                                          the Series B Preferred Stock.

Optional redemption.................      We may not redeem the Series B
                                          Preferred Stock prior to March 18,
                                          2008, except in limited circumstances
                                          to preserve our status as a REIT. On
                                          or after March 18, 2008, we may, at
                                          our option, redeem the Series B
                                          Preferred Stock, in whole or in part,
                                          at any time and from time to time, for
                                          cash at $25.00 per share, plus accrued
                                          and unpaid distributions, if any,
                                          to the redemption date. Any partial
                                          redemption generally will be on a pro
                                          rata basis.

Ranking.............................      The Series B Preferred Stock will rank
                                          senior to our common stock with
                                          respect to the payment of
                                          distributions and amounts upon
                                          liquidation, dissolution or winding
                                          up.

Voting rights.......................      Holders of the Series B Preferred
                                          Stock will generally have no voting
                                          rights. However, if distributions on
                                          any outstanding Series B Preferred
                                          Stock have not been paid for six or
                                          more quarterly periods (whether or not
                                          consecutive), holders of the Series B
                                          Preferred Stock, voting as a class
                                          with the holders of all other classes
                                          or series of our equity securities
                                          ranking on a parity with the Series B
                                          Preferred Stock which are entitled to
                                          similar voting rights, will be
                                          entitled to elect two additional
                                          directors to our board of directors to
                                          serve until all unpaid distributions
                                          have been paid or declared and set
                                          apart for payment. In addition,
                                          certain material and adverse changes
                                          to the terms of the Series B Preferred
                                          Stock cannot be made and certain other
                                          actions may not be taken without the
                                          affirmative vote of holders of at
                                          least two-thirds of the outstanding
                                          shares of Series B Preferred Stock.

Restrictions on ownership and
transfer............................      To maintain our qualification as a
                                          REIT for federal income tax purposes,
                                          no person or entity may own, or be
                                          deemed to own, more than 8.0% of the
                                          aggregate value of all outstanding
                                          shares of our capital stock or more
                                          than 25.0% of the shares of Series B
                                          Preferred Stock, in each case unless
                                          they receive an exemption from our
                                          board of directors.

Listing.............................      The Series B Preferred Stock has been
                                          approved for listing on the New York
                                          Stock Exchange under the symbol "NCT
                                          PrB," subject to official notice of
                                          issuance. We expect that trading on
                                          the NYSE will commence within 30 days
                                          after the initial delivery of the
                                          Series B Preferred Stock.

Form................................      The Series B Preferred Stock will be
                                          issued and maintained in book-entry
                                          form registered in the name of the
                                          nominee of The Depositary Trust
                                          Company, except under limited
                                          circumstances.

Conversion..........................      The Series B Preferred Stock is not
                                          convertible into, or exchangeable for,
                                          any of our other property or
                                          securities.

Use of proceeds.....................      We estimate that our net proceeds from
                                          the offering will be approximately
                                          $60.1 million. We intend to use the
                                          net proceeds from this offering to
                                          make investments in real estate
                                          securities and/or other real estate
                                          related assets and for general
                                          corporate purposes.

                       RESTRICTIONS ON OWNERSHIP OF STOCK

     Due to limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended, our charter generally prohibits any stockholder from directly or indirectly owning more than 8.0% of the aggregate value of all outstanding shares of our capital stock, treating all classes and series of our stock in the aggregate, or more than 25.0% of our Series B Preferred Stock. Such ownership is referred to in this prospectus as the stock ownership limit. Our board of directors has discretion to grant exemptions from the ownership limit, subject to such terms and conditions as it deems appropriate. Our board of directors has granted limited exemptions to Newcastle Investment Holdings, our manager, a third party group of funds managed by Wallace R. Weitz & Company, and certain affiliates of these entities.

 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS

     The historical ratio of earnings to combined fixed charges and preferred share distributions for the periods indicated is as follows:

                                                                                    PERIOD FROM
                                                      YEAR ENDED DECEMBER 31,         MAY 11,
                                                     -------------------------        1998 TO
                                                     2002   2001   2000   1999   DECEMBER 31, 1998
                                                     ----   ----   ----   ----   -----------------
Ratio of Earnings to Combined Fixed Charges and
  Preferred Share Distributions....................  1.62   1.90   1.82   1.39          N/A

     The ratios are based solely on historical financial information and no pro forma adjustments have been made thereto.

             SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     Our predecessor, Newcastle Investment Holdings, contributed to us certain assets and related liabilities in exchange for shares of our common stock. However, as presented in the following table, for accounting purposes this transaction is presented as a reverse spin-off. Under a reverse spin-off, Newcastle Investment Corp. is treated as the continuing entity and the assets to be retained by Newcastle Investment Holdings are accounted for as if they were distributed at historical book basis through a spin-off to Newcastle Investment Holdings.

     As of July 12, 2002, for accounting purposes, we distributed to Newcastle Investment Holdings assets which represented approximately thirty percent of our total assets (100% of our real estate loans, our investment in Fortress Investment Fund LLC, and approximately 75% of our real properties), and related liabilities. The following assets were retained by us:

     - Real estate securities (which serve as collateral for CBO I and CBO II);

     - Credit leased real estate (Bell Canada portfolio and LIV portfolio); and

     - Other assets.

     The following table sets forth certain selected operating information on a pro forma basis.

     The selected unaudited pro forma consolidated statements of income are presented as if the distribution had been consummated on January 1, 2002 or 2001, as applicable. The historical results of operations of the assets and liabilities distributed to Newcastle Investment Holdings have been presented as discontinued operations for those operations that constitute a component of an entity. A component of an entity must have cash flows that are clearly distinguished operationally and for financial reporting purposes from the rest of the entity. Of the assets distributed to Newcastle Investment Holdings, the U.S. real estate portfolio and the mortgage loans qualify as a component of an entity. The remaining operations related to the other assets and liabilities distributed to Newcastle Investment Holdings which are not a component of an entity have been eliminated.

     The selected unaudited pro forma consolidated statements of income are presented for comparative purposes only, and are not necessarily indicative of what our actual consolidated results of operations would have been for the periods presented, nor do they purport to represent the results of any future periods. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The summary selected pro forma financial information set forth below for the years ended December 31, 2002 and 2001 have been derived from our unaudited pro forma statements of income included in Note 13 of our consolidated financial statements included in this prospectus.

     The information below should be read in conjunction with "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included in this prospectus.

             SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                                2002      2001
                                                              --------   -------
OPERATING DATA
Revenues
  Interest and dividend income..............................   $72,856   $47,709
  Rental and escalation income..............................    19,874    20,053
  Gain on settlement of investments.........................    11,446     7,405
  Other income..............................................        15        43
                                                              --------   -------
                                                               104,191    75,210
Expenses
  Interest expense..........................................    47,191    32,659
  Property operating expense................................     8,631     8,695
  Loan servicing expense....................................       655       243
  General and administrative expense........................     2,814     1,230
  Management fees to affiliate..............................     3,905     3,642
  Preferred incentive return to affiliate...................     2,029        --
  Depreciation and amortization.............................     2,769     2,567
                                                              --------   -------
                                                                67,994    49,036
                                                              --------   -------
Income from continuing operations...........................   $36,197   $26,174
                                                              ========   =======
Income from discontinued operations.........................    $1,777    $5,016
                                                              ========   =======
Income from continuing operations per share of common stock,
  basic and diluted.........................................     $1.95     $1.54
                                                              ========   =======
Weighted average number of shares of common stock
  outstanding, basic........................................    18,560    16,973
                                                              ========   =======
Weighted average number of shares of common stock
  outstanding, diluted......................................    18,570    16,973
                                                              ========   =======

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2002       2001
                                                              ---------   -------
OTHER DATA
Cash flow from continuing operations provided by (used in):
  Operating activities......................................    $17,908   $17,483
  Investing activities......................................  $(741,971)  $(6,973)
  Financing activities......................................   $727,141   $16,294
Funds from Operations (FFO) from continuing operations(A)...    $38,828   $28,688

---------------

(A) We believe funds from operations (FFO) is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with accounting principles generally accepted in the United States (GAAP)), excluding extraordinary items, plus real estate depreciation and amortization, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and, therefore, do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
CALCULATION OF FUNDS FROM OPERATIONS
Income from continuing operations...........................  $36,197   $26,174
Real estate depreciation and amortization...................    2,631     2,514
                                                              -------   -------
Funds from Operations (FFO) from continuing operations......  $38,828   $28,688
                                                              =======   =======

                                  RISK FACTORS

     An investment in our Series B Preferred Stock involves a high degree of risk. You should carefully consider the following information, together with the other information contained in this prospectus, before buying our Series B Preferred Stock. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under "Cautionary Statement Regarding Forward-Looking Statements."

RISKS RELATED TO THIS OFFERING

THE SERIES B PREFERRED STOCK IS A NEW ISSUANCE AND DOES NOT HAVE AN ESTABLISHED TRADING MARKET, WHICH MAY NEGATIVELY AFFECT ITS MARKET VALUE AND YOUR ABILITY TO TRANSFER OR SELL YOUR SHARES; THE SERIES B PREFERRED STOCK HAS NO STATED MATURITY DATE.

     The shares of Series B Preferred Stock are a new issue of securities with no established trading market. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. The Series B Preferred Stock has been approved for listing on the NYSE, subject to official notice of issuance. However, an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of Series B Preferred Stock will be limited. We have been advised by the underwriters that they intend to make a market in the shares, but they are not obligated to do so and may discontinue market-making at any time without notice.

THE MARKET VALUE OF THE SERIES B PREFERRED STOCK COULD BE SUBSTANTIALLY AFFECTED BY VARIOUS FACTORS.

     The trading price of the shares may depend on many factors, including:

     - prevailing interest rates;

     - the market for similar securities;

     - general economic conditions; and

     - our financial condition, performance and prospects.

     For example, higher market interest rates could cause the market price of the Series B Preferred Stock to go down.

THE SERIES B PREFERRED STOCK HAS NOT BEEN RATED AND WILL BE SUBORDINATED TO ALL OF OUR EXISTING AND FUTURE DEBT.

     The Series B Preferred Stock has not been rated by any nationally recognized statistical rating organization, and will be subordinated to all of our existing and future debt.

RISKS RELATING TO OUR MANAGEMENT

WE ARE DEPENDENT ON OUR MANAGER AND MAY NOT FIND A SUITABLE REPLACEMENT IF OUR MANAGER TERMINATES THE MANAGEMENT AGREEMENT.

     We have no employees. Our officers are employees of our manager. We have no separate facilities and are completely reliant on our manager, which has significant discretion as to the implementation of our operating policies and strategies. We are subject to the risk that our manager will terminate the management agreement and that no suitable replacement will be found to manage us. We believe that our success depends to a significant extent upon the experience of the manager's executive officers, whose continued service is not guaranteed.

THERE ARE CONFLICTS OF INTEREST IN OUR RELATIONSHIP WITH OUR MANAGER.

     Our chairman and chief executive officer and each of our executive officers also serve as officers of our manager. As a result, the management agreement was not negotiated at arm's-length and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

     Our manager also manages and invests in other real estate-related investment vehicles, including Newcastle Investment Holdings, and our chairman and chief executive officer and some of our other officers also serve as officers and/or directors of these other entities. For example, our manager manages Fortress Investment Fund, which has a substantial investment in Capstead Mortgage Corporation, a publicly traded mortgage REIT. Our chairman and chief executive officer, who is also an officer of our manager, also serves as chairman and chief executive officer of Capstead. Capstead's portfolio consists primarily of adjustable-rate residential mortgage backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae. However, Capstead has a broader investment mandate, which could lead to a future conflict with our business. Certain investments appropriate for us may also be appropriate for one or more of these other investment vehicles and our manager may decide to make a particular investment through another investment vehicle rather than through us. Our manager also intends to engage in additional real estate-related management and investment opportunities in the future which may also compete with us for investments.

     Our management agreement with our manager generally does not limit or restrict our manager from engaging in any business or managing any other vehicle that invests generally in real estate securities. The ability of our manager and its officers and employees to engage in these other business activities will reduce the time our manager spends managing us. The manager is required to seek the approval of the independent members of our board of directors before we engage in a material transaction with another entity managed by our manager.

     The management compensation structure that we have agreed to with our manager may cause our manager to invest in high risk investments. In addition to its management fee, our manager is entitled to receive incentive compensation based in part upon our achievement of targeted levels of funds from operations. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on funds from operations may lead our manager to place undue emphasis on the maximization of funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

     Termination of the management agreement with our manager is difficult and costly. The management agreement may only be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance by our manager that is materially detrimental to us or (2) a determination that the compensation to our manager is not fair, subject to our manager's right to prevent such a compensation termination by accepting a mutually acceptable reduction of fees. Our manager will be provided 60 days' prior notice of any termination and will be paid a termination fee equal to the amount of the management fee earned by the manager during the twelve-month period preceding such termination. In addition, following any termination of the management agreement, the manager may require us to purchase its right to receive incentive compensation at a price determined as if our assets were sold for their fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments) or otherwise we may continue to pay the incentive compensation to our manager. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our manager without cause.

THERE ARE CONFLICTS OF INTEREST IN OUR RELATIONSHIP WITH NEWCASTLE INVESTMENT HOLDINGS.

     Our chairman and chief executive officer also serves as chairman and chief executive officer of Newcastle Investment Holdings and, at the time of our formation and the contribution of assets and related liabilities to us and when other organizational matters were approved for us, Newcastle Investment Holdings was our sole stockholder. As a result, these matters were not approved at arm's length and the terms of the transfer may not be as favorable to us as if the transfer was with an unaffiliated third party. Our manager also manages and has an equity interest in both us and in Newcastle Investment Holdings. In addition, we may enter into transactions in the future with Newcastle Investment Holdings with the approval of the independent members of our board.

WE HAVE A LIMITED OPERATING HISTORY AS A SEPARATE BUSINESS FROM NEWCASTLE INVESTMENT HOLDINGS AND MAY NOT OPERATE SUCCESSFULLY AS A SEPARATE BUSINESS.

     Newcastle Investment Holdings was organized in May 1998. We were organized in June 2002, completed the initial public offering of our common stock in October 2002, and have a limited operating history as a separate business from Newcastle Investment Holdings. The results of our operations depend on many factors, including the availability of opportunities for the acquisition of assets, the level and volatility of interest rates, readily accessible short and long term funding, alternative conditions in the financial markets and economic conditions, and we may not operate successfully as a separate business. We face substantial competition in acquiring suitable investments, which could increase our costs.

OUR DIRECTORS HAVE APPROVED VERY BROAD INVESTMENT GUIDELINES FOR OUR MANAGER AND DO NOT APPROVE EACH INVESTMENT DECISION MADE BY OUR MANAGER.

     Our manager is authorized to follow very broad investment guidelines. Our directors will periodically review our investment guidelines and our investment portfolio. However, our board does not review each proposed investment. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our manager. Furthermore, transactions entered into by our manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our manager has great latitude within the broad investment guidelines in determining the types of assets it may decide are proper investments for us.

WE MAY CHANGE OUR INVESTMENT STRATEGY WITHOUT STOCKHOLDER CONSENT WHICH MAY RESULT IN RISKIER INVESTMENTS THAN OUR CURRENT INVESTMENTS.

     We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations.

RISKS RELATING TO OUR BUSINESS

WE ARE SUBJECT TO SIGNIFICANT COMPETITION AND WE MAY NOT COMPETE SUCCESSFULLY.

     We are subject to significant competition in seeking investments. We compete with several other companies, including other REITs, insurance companies and other investors, including funds and companies affiliated with our manager. Some of our competitors have greater resources than us and we may not be able to compete successfully for investments.

WE LEVERAGE OUR PORTFOLIO, WHICH MAY ADVERSELY AFFECT OUR RETURN ON OUR INVESTMENTS AND MAY REDUCE CASH AVAILABLE FOR DISTRIBUTION.

     We leverage our portfolio through borrowings, generally through the use of bank credit facilities, repurchase agreements, mortgage loans on real estate, securitizations, including the issuance of CBOs, and other borrowings. The percentage of leverage varies depending on our ability to obtain credit facilities and the lender's estimate of the stability of the portfolio's cash flow. We currently have a policy limiting the use of leverage up to 90% of the value of our assets on an aggregate basis. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired.

     Our debt service payments reduce the net income available for distributions to stockholders. For the year ended December 31, 2002, on a pro forma basis, our debt service payments were $1.8 million and $45.7 million of principal and interest payments, respectively, excluding debt repayments from the proceeds of asset sales and refinancings. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations.

     We may leverage certain of our investments through repurchase agreements. A decrease in the value of the assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls.

THE MORTGAGE LOANS WE INVEST IN AND THE MORTGAGE LOANS UNDERLYING THE MORTGAGE BACKED SECURITIES WE INVEST IN ARE SUBJECT TO DELINQUENCY, FORECLOSURE AND LOSS, WHICH COULD RESULT IN LOSSES TO US.

     Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

     Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency and foreclosure, and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers' abilities to repay their loans.

     In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

     Residential mortgage backed securities evidence interests in or are secured by pools of residential mortgage loans and commercial mortgage backed securities evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the mortgage backed securities we invest in are subject to all of the risks of the underlying mortgage loans.

ALTHOUGH WE SEEK TO MATCH FUND OUR INVESTMENTS TO LIMIT REFINANCE RISK, IN PARTICULAR WITH RESPECT TO OUR INVESTMENTS IN REAL ESTATE SECURITIES, WE DO NOT EMPLOY THIS STRATEGY WITH RESPECT TO OUR INVESTMENTS IN MORTGAGE LOANS, WHICH INCREASES REFINANCE RISKS FOR OUR MORTGAGE LOANS.

     A key to our investment strategy is to finance our investments using match-funded financing structures, which match assets and liabilities with respect to maturities and interest rates. This limits our refinance risk, including the risk of being able to refinance an investment or refinance on favorable terms. We use match-funded financing structures, such as CBOs, to finance our investments in real estate securities. However, we do not employ this strategy with respect to the mortgage loans we invest in, which exposes us to additional refinance risks that may not apply to our other investments.

WE MAY NOT BE ABLE TO MATCH-FUND OUR FUTURE INVESTMENTS WITH RESPECT TO MATURITIES AND INTEREST RATES, WHICH EXPOSES US TO THE RISK THAT WE MAY NOT BE ABLE TO FINANCE OUR INVESTMENTS ON ECONOMICALLY FAVORABLE TERMS.

     We focus on investing in credit sensitive real estate securities, including mortgage backed securities and REIT securities, and invest in other real estate related investments. We attempt to minimize exposure to interest rate fluctuation through the use of match-funded financing structures. If we are unable to match-fund our future investments with respect to maturities and interest rates, we are subject to the risk that we may not be able to finance our investments on economically favorable terms. In addition, when financing our investments through CBO issuances, we accumulate securities through an arrangement in which a third party provides short-term financing pending the issuance of the CBO securities and we make a cash deposit with such third party. Under such arrangement, if such CBO transaction were not consummated we would be required to either purchase the securities and obtain other financing for such purchase, or pay the third party the lesser of the difference between the price it paid for the securities and the price it sold such securities or our deposit.

OUR INVESTMENTS IN SUBORDINATED MORTGAGE BACKED SECURITIES ARE SUBJECT TO
LOSSES.

     In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the "first loss" subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage backed securities, the securities in which we invest may effectively become the "first loss" position behind the more senior securities, which may result in significant losses to us.

     The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying mortgage backed securities to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

OUR INVESTMENTS IN REIT SECURITIES ARE SUBJECT TO SPECIFIC RISKS RELATING TO THE PARTICULAR REIT ISSUER OF THE SECURITIES AND TO THE GENERAL RISKS OF INVESTING IN SUBORDINATED REAL ESTATE SECURITIES, WHICH MAY RESULT IN LOSSES TO US.

     Our investments in REIT securities involve special risks relating to the particular REIT issuer of the securities, including the financial condition and business outlook of the issuer. REITs generally are required to substantially invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus.

     Our investments in REIT securities are also subject to the risks described above with respect to mortgage loans and mortgage backed securities and similar risks, including (i) risks of delinquency and foreclosure, and risks of loss in the event thereof, (ii) the dependence upon the successful operation of and net income from real property, (iii) risks generally incident to interests in real property, and (iv) risks that may be presented by the type and use of a particular commercial property.

     REIT securities are generally unsecured and may also be subordinated to other obligations of the issuer. We may also invest in REIT securities that are rated below investment grade. As a result, investments in REIT securities are also subject to risks of: (i) limited liquidity in the secondary trading market,
(ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets, (v) the possibility that earnings of the REIT security issuer may be insufficient to meet its debt service and dividend obligations and (vi) the declining creditworthiness and potential for insolvency of the issuer of such REIT securities during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding REIT securities and the ability of the issuers thereof to repay principal and interest or make dividend payments.

THE B NOTES WE INVEST IN MAY BE SUBJECT TO ADDITIONAL RISKS RELATING TO THE PRIVATELY NEGOTIATED STRUCTURE AND TERMS OF THE TRANSACTION, WHICH MAY RESULT IN LOSSES TO US.

     We invest in "B Notes." A "B Note" is a mortgage loan typically (a) secured by a first mortgage on a single large commercial property or group of related properties and (b) subordinated to an "A Note" secured by the same first mortgage on the same collateral. As a result, if an issuer defaults, there may not be sufficient funds remaining for B Note holders. B Notes reflect similar credit risks to comparably rated commercial mortgage backed securities. However, since each transaction is privately negotiated, B Notes can vary in their structural characteristics and risks. For example, the rights of holders of B Notes to control the process following a borrower default may vary from transaction to transaction. Further, B Notes typically are secured by a single property, and so reflect the risks associated with significant concentration. B Notes also are less liquid than commercial mortgage backed securities.

OUR INSURANCE ON OUR REAL ESTATE AND INSURANCE ON OUR REAL ESTATE COLLATERAL MAY NOT COVER ALL LOSSES.

     There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property.

     As a result of the events of September 11, 2001, insurance companies are limiting and/or excluding coverage for acts of terrorism in insurance policies. As a result, we may suffer losses from acts of terrorism that are not covered by insurance. In addition, the mortgage loans which are secured by certain of our properties contain customary covenants, including covenants that require us to maintain property insurance in an amount equal to the replacement cost of the properties. There can be no assurance that the lenders under our mortgage loans will not take the position that exclusions from our coverage for losses due to terrorist acts is a breach of a covenant which, if uncured, could allow the lenders to declare an event of default and accelerate repayment of the mortgage loans.

ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES WITH RESPECT TO OUR REAL ESTATE MAY AFFECT OUR RESULTS OF OPERATIONS.

     Our operating costs may be affected by our obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation with respect to the assets, or loans secured by assets, with environmental problems that materially impair the value of the assets. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released asbestos-containing materials or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of properties, we may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect our results of operations and financial condition.

MANY OF OUR INVESTMENTS ARE ILLIQUID AND WE MAY NOT BE ABLE TO VARY OUR PORTFOLIO IN RESPONSE TO CHANGES IN ECONOMIC AND OTHER CONDITIONS.

     Real estate and real estate-related assets are generally illiquid. In addition, the real estate securities that we purchase in connection with privately negotiated transactions are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. A majority of the mortgage backed securities and REIT securities, and all of the B Notes, that we purchase are purchased in private, unregistered transactions and are therefore subject to restrictions on resale or otherwise have no established trading market. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited.

INTEREST RATE FLUCTUATIONS MAY CAUSE LOSSES.

     Our primary interest rate exposures relate to our loans, mortgage backed securities and variable-rate debt, as well as our interest rate swaps and caps. Changes in the general level of interest rates can affect our net interest income, which is the difference between the interest income earned on our interest-earning investments and the interest expense incurred on our interest-bearing liabilities. Changes in the level of interest rates also can affect, among other things, our ability to originate and acquire loans and securities, the value of our loans and securities and our ability to realize gains from the settlement of such assets.

     Currently, U.S. interest rates are historically low. In the event of a significant rising interest rate environment and/or economic downturn, mortgage and loan defaults may increase and result in credit losses that would adversely affect our liquidity and operating results. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control.

     Our ability to execute our business strategy, particularly the growth of our investment portfolio, depends to a significant degree on our ability to obtain additional capital. Our CBO strategy is dependent on our ability to place the match-funded debt we use to finance our real estate securities investments at spreads that provide a positive arbitrage. If spreads for CBO liabilities widen or if demand for such liabilities ceases to exist, then our ability to execute future CBO transactions will be severely restricted.

     Interest rate changes may also impact our net book value as our securities and related hedge derivatives are marked-to-market each quarter. Generally, as interest rates increase, the value of our fixed income securities, such as commercial mortgage backed securities, decreases, which will decrease the book value of our portfolio.

     Our operating results will depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us.

OUR INVESTMENTS IN REAL ESTATE SECURITIES AND MORTGAGE LOANS ARE SUBJECT TO CHANGES IN CREDIT SPREADS.

     Our investments in real estate securities are subject to changes in credit spreads. The majority of the real estate securities we invest in are fixed rate securities, which are valued based on a market credit spread over the rate payable on fixed rate U.S. Treasuries of like maturity. The value of these securities is dependent on the yield demanded on these securities by the market based on their credit relative to U.S. Treasuries. Excessive supply of these securities combined with reduced demand will generally cause the market to require a higher yield on these real estate securities, resulting in the use of a higher, or "wider," spread over the benchmark rate (usually the applicable U.S. Treasury security yield) to value such securities. Under such conditions, the value of our securities portfolio would tend to decline. Conversely, if the spread used to value such securities were to decrease, or "tighten", the value of our securities portfolio would tend to increase. Such changes in the market value of our portfolio may effect our net equity, net income or cash flow directly through their impact on unrealized gains or losses on available-for-sale securities, and therefore our ability to realize gains on such securities, or indirectly through their impact on our ability to borrow and access capital.

     Furthermore, shifts in the U.S. Treasury yield curve, which represents the market's expectations of future interest rates, would also affect the yield required on our securities and therefore their value. This would have similar effects on our portfolio and our financial position and operations to a change in spreads.

     Our investments in mortgage loans are also subject to changes in credit spreads. The majority of mortgage loans we invest in are floating rate loans valued based on a market credit spread to LIBOR. The value of the loans is dependent upon the yield demanded by the market based on their credit. The value of our portfolio would tend to decline should the market require a higher yield on such loans, resulting in the use of a higher spread over the benchmark rate (usually the applicable LIBOR yield). If the value of our mortgage loan portfolio were to decline, it could affect our ability to refinance such portfolio upon the maturity of the related repurchase agreement. Any credit or spread losses incurred with respect to our mortgage loan portfolio would affect us in the same way as similar losses on our real estate securities portfolio as described above.

     As of December 31, 2002, a 25 basis point movement in credit spreads would impact our net book value by approximately $13.2 million.

OUR HEDGING TRANSACTIONS MAY LIMIT OUR GAINS OR RESULT IN LOSSES.

     We use derivatives to hedge our liabilities and this has certain risks, including the risk that losses on a hedge position will reduce the cash available for distribution to stockholders and that such losses may exceed the amount invested in such instruments. Our board of directors has adopted a general policy with respect to the use of derivatives, which generally allows us to use derivatives where appropriate, but does not set forth specific policies and procedures. We use derivative instruments, including forwards, futures, swaps and options, in our risk management strategy to limit the effects of changes in interest rates on our operations. A hedge may not be effective in eliminating all of the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of the use of derivatives.

WE MAY NOT BE ABLE TO ACQUIRE ELIGIBLE SECURITIES FOR A CBO ISSUANCE, OR MAY NOT BE ABLE TO ISSUE CBO SECURITIES ON ATTRACTIVE TERMS, WHICH MAY REQUIRE US TO SEEK MORE COSTLY FINANCING FOR OUR INVESTMENTS OR TO LIQUIDATE ASSETS.

     We acquire real estate securities and finance them on a long-term basis, such as through the issuance of collateralized bond obligations. During the period that we are acquiring these assets, we finance our purchases through relatively short-term credit facilities. We use these warehouse lines of credit to finance the acquisition of real estate securities until a sufficient quantity of securities is accumulated at which time we may refinance these lines through a securitization, such as a CBO issuance, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that our warehouse facility is available, a sufficient amount of eligible securities to maximize the efficiency of a collateralized bond obligation issuance. In addition, conditions in the capital markets may make the issuance of a collateralized bond obligation less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a collateralized bond obligation to finance these assets, we may be required to seek such other forms of potentially less attractive financing or otherwise to liquidate the assets.

PREPAYMENT RATES CAN INCREASE, ADVERSELY AFFECTING YIELDS ON OUR INVESTMENTS.

     The value of our assets may be affected by prepayment rates on mortgage loans. Prepayment rates on mortgage loans are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. In addition, the market value of the mortgage assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

OUR INTERNATIONAL INVESTMENTS ARE SUBJECT TO CURRENCY RATE EXPOSURE AND THE UNCERTAINTY OF FOREIGN LAWS AND MARKETS.

     We own real estate located in Canada and in Belgium, which in addition to all the risks inherent in the investment in real estate generally discussed in this prospectus are also subject to fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, difficulties in managing international operations, potentially adverse tax consequences, enhanced accounting and control expenses and the burden of complying with a wide variety of foreign laws. A change in foreign currency exchange rates may adversely impact returns on our non-dollar denominated investments. Our principal direct currency exposures are to the Euro and the Canadian Dollar. Changes in the currency rates can adversely impact the fair values and earnings streams of our international holdings. We generally do not directly hedge our foreign currency risk through the use of derivatives, due to, among other things, REIT income qualification issues.

WE ARE EXPOSED TO CREDIT RISK FROM BELL CANADA.

     As of December 31, 2002, approximately 3.6% of our total assets consisted of properties leased to Bell Canada and for the year ended December 31, 2002, on a pro forma basis, approximately 12.9% of our revenue was derived from Bell Canada. If the credit quality of this tenant is downgraded, or if it is unable or unwilling to timely pay rent, the value of and revenue from our Bell Canada portfolio would decline.

RISKS RELATED TO OUR COMPANY

OUR FAILURE TO QUALIFY AS A REIT WOULD RESULT IN HIGHER TAXES AND REDUCED CASH AVAILABLE FOR STOCKHOLDERS.

     We operate in a manner so as to qualify as a REIT for federal income tax purposes. Although we do not intend to request a ruling from the Internal Revenue Service (the IRS) as to our REIT status, we have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to our qualification as a REIT. This opinion was issued in connection with this offering of our Series B Preferred Stock. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP represents only the view of our counsel based on our counsel's review and analysis of existing law and on certain representations as to factual matters and covenants made by us and our manager, including representations relating to the values of our assets and the sources of our income. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP also relies on various legal opinions issued by other counsel for Newcastle and its predecessors with respect to certain issues and transactions. The opinions, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part, are expressed as of the date issued, and do not cover subsequent periods. Counsel has no obligation to advise us or the holders of our Series B Preferred Shares of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to satisfy the asset tests depends upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements as described below. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or other issuers will not cause a violation of the REIT requirements. If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our stock. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. The rule against re-electing REIT status following a loss of such status could also apply to us if Newcastle Investment Holdings fails to qualify as a REIT, and we are treated as a successor to Newcastle Investment Holdings for federal income tax purposes. See "Federal Income Tax Considerations" for a discussion of material federal income tax consequences relating to us and our stock.

REIT DISTRIBUTION REQUIREMENTS COULD ADVERSELY AFFECT OUR LIQUIDITY.

     We generally must distribute annually at least 90% of our net taxable income, excluding any net capital gain, in order for corporate income tax not to apply to earnings that we distribute. We intend to make distributions to our stockholders to comply with the requirements of the Internal Revenue Code. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the 90% distribution requirement of the Internal Revenue Code. Certain of our assets generate substantial mismatches between taxable income and available cash. Such assets include (a) rental real estate that has been financed through financing structures which require some or all of available cash flows to be used to service borrowings and (b) mortgage backed securities we hold that have been issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash. As a result, the requirement to distribute a substantial portion of our net taxable income could cause us to: (a) sell assets in adverse market conditions,
(b) borrow on unfavorable terms or (c) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt in order to comply with REIT requirements.

     Further, amounts distributed will not be available to fund investment activities. Newcastle Investment Holdings has historically funded its investments, initially, by raising capital in a private equity offering and, subsequently, through borrowings from financial institutions, along with securitization financings. We expect to finance many of our investments this way. If we fail to obtain debt or equity capital in the future, it could limit our ability to grow, which could have a material adverse effect on the value of our Series B Preferred Stock.

MAINTENANCE OF OUR INVESTMENT COMPANY ACT EXEMPTION IMPOSES LIMITS ON OUR OPERATIONS.

     We conduct our operations so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended. We believe that there are a number of exemptions under the Investment Company Act that may be applicable to us. The assets that we may acquire, therefore, are limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act. In addition, we could, among other things, be required either (a) to change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on us and the market price for our stock.

ERISA MAY RESTRICT INVESTMENTS BY PLANS IN OUR SERIES B PREFERRED STOCK.

     A plan fiduciary considering an investment in our Series B Preferred Stock should consider, among other things, whether such an investment is consistent with the fiduciary obligations under ERISA, including whether such investment might constitute or give rise to a prohibited transaction under ERISA, the Internal Revenue Code or any substantially similar federal, state or local law and, if so, whether an exemption from such prohibited transaction rules is available. See "ERISA Considerations."

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue" or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of capital, interest rates and interest rate spreads, generally accepted accounting principles and policies and rules applicable to REITs. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this prospectus. The "Risk Factors" and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement. For a discussion of our critical accounting policies see "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations -- Critical Accounting Policies."

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

     We estimate that the net proceeds to us from the sale of the 2,500,000 shares of our Series B Preferred Stock will be approximately $60.1 million, or approximately $69.1 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and offering expenses.

     We intend to use the net proceeds of this offering to make investments in real estate securities and/or other real estate related assets and for general corporate purposes.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED SHARE DISTRIBUTIONS

     The historical ratio of earnings to combined fixed charges and preferred share distributions for the periods indicated is as follows:

                                                                                    PERIOD FROM
                                                       YEAR ENDED DECEMBER 31,    MAY 11, 1998 TO
                                                      -------------------------    DECEMBER 31,
                                                      2002   2001   2000   1999        1998
                                                      ----   ----   ----   ----   ---------------
Ratio of Earnings to Combined Fixed Charges and
  Preferred Share Distributions.....................  1.62   1.90   1.82   1.39         N/A

     For purposes of calculating the above ratios, (i) earnings represent "Income (loss) before equity in earnings of unconsolidated subsidiaries" from our consolidated statements of income, as adjusted for fixed charges and distributions from unconsolidated subsidiaries. Fixed charges represent "Interest expense" from our consolidated statements of income. The ratios are based solely on historical financial information and no pro forma adjustments have been made thereto.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

     Our common stock has been listed and has traded on the New York Stock Exchange (NYSE) under the symbol "NCT" since our initial public offering in October 2002. The following table sets forth, for the periods indicated, the high and low sale prices in dollars on the NYSE for our common stock and the distributions we declared with respect to the periods indicated.

                                                                                DISTRIBUTION
                                                               HIGH     LOW       DECLARED
                                                              ------   ------   ------------
2002:
October 10, 2002 through December 31, 2002..................  $15.97   $12.38      $0.39(1)
2003:
First Quarter through March 13, 2003........................  $16.25   $15.46      $  --

---------------

(1) When combined with the $0.06 paid for the period October 1 through October 9 (the period of the quarter prior to our initial public offering), represents a regular quarterly distribution of $0.45 per share.

     In addition, prior to our initial public offering we paid a distribution of $0.40 per share to Newcastle Investment Holdings, which owned substantially all of our common stock, and to our manager, which owned a de minimis number of shares of our common stock, for the quarter ending September 30, 2002.

     We intend to continue to declare quarterly distributions on our common stock. The actual amount and timing of distributions, however, will be at the discretion of our board of directors and will depend upon our financial condition in addition to the requirements of the Internal Revenue Code and no assurance can be given as to the amounts or timing of future distributions.

     Subject to the distribution requirements applicable to REITs under the Internal Revenue Code, we intend, to the extent practicable, to invest substantially all of the proceeds from repayments, sales and refinancings of our assets in real estate-related assets and other assets. We may, however, under certain circumstances, make a distribution of capital or of assets. Such distributions, if any, will be made at the discretion of our board of directors. Distributions will be made in cash to extent that cash is available for distribution.

     On March 13, 2003, the closing sale price for our common stock, as reported on the NYSE, was $15.88. As of March 10, 2003, there were five record holders of our common stock. This figure does not reflect the beneficial ownership of shares held in nominee name.

     The record holders described above include Newcastle Investment Holdings, which held 16,486,339 shares of our common stock as of such date. Newcastle Investment Holdings' shares of our common stock have not been traded on the NYSE through such date. Newcastle Investment Holdings has informed us that it may make a distribution to its stockholders of its holdings of our common stock. However, Newcastle Investment Holdings has agreed with Bear, Stearns & Co. Inc., the managing underwriter of our initial public offering, not to distribute our common stock to its stockholders prior to April 8, 2003 without the consent of Bear Stearns.

                                 CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2002:

          (i) on an actual basis; and

          (ii) as adjusted to give effect to the sale of 2,500,000 shares of our Series B Preferred Stock offered by us in this offering, after deducting underwriting discounts and estimated offering expenses payable by us, and the use of the proceeds as described under "Use of Proceeds."

                                                                 DECEMBER 31, 2002
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS)
Debt........................................................  $1,217,007   $1,217,007(A)
Stockholders' equity:
  Preferred stock, $0.01 par value: 100,000,000 shares
     authorized; no shares issued and outstanding actual;
     2,500,000 shares, liquidation preference $25.00 per
     share, issued and outstanding on an as adjusted
     basis..................................................          --       60,064
  Common stock, $0.01 par value: 500,000,000 shares
     authorized; 23,488,517 shares issued and outstanding
     actual; 23,488,517 shares issued and outstanding on an
     as adjusted basis......................................         235          235
Additional paid-in capital..................................     290,935      290,935
Dividends in excess of earnings.............................     (13,966)     (13,966)
Accumulated other comprehensive income......................       7,037        7,037
                                                              ----------   ----------
Total stockholders' equity(B)...............................     284,241      344,305
                                                              ----------   ----------
Total capitalization........................................  $1,501,248   $1,561,312(A)
                                                              ==========   ==========

---------------

(A) On March 12, 2003, we agreed to pricing terms for CBO III, which we expect to close on or about March 19, 2003. In connection with CBO III, we expect that our Debt and Total capitalization will increase to approximately $1,689,007 and $2,033,312, respectively. There is no assurance that the transaction will close.

(B) Total stockholders' equity is subject to change based on the mark-to-market value of our assets.

             SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     Our predecessor, Newcastle Investment Holdings, contributed to us certain assets and related liabilities in exchange for shares of our common stock. However, as presented in the following table, for accounting purposes this transaction is presented as a reverse spin-off. Under a reverse spin-off, Newcastle Investment Corp. is treated as the continuing entity and the assets to be retained by Newcastle Investment Holdings are accounted for as if they were distributed at historical book basis through a spin-off to Newcastle Investment Holdings.

     As of July 12, 2002, for accounting purposes, we distributed to Newcastle Investment Holdings assets which represented approximately thirty percent of our total assets (100% of our real estate loans, our investment in Fortress Investment Fund LLC, and approximately 75% of our real properties), and related liabilities. The following assets were retained by us:

     - Real estate securities (which serve as collateral for CBO I and CBO II);

     - Credit leased real estate (Bell Canada portfolio and LIV portfolio); and

     - Other assets.

     The following table sets forth certain selected operating information on a pro forma basis.

     The selected unaudited pro forma consolidated statements of income are presented as if the distribution had been consummated on January 1, 2002 or 2001, as applicable. The historical results of operations of the assets and liabilities distributed to Newcastle Investment Holdings have been presented as discontinued operations for those operations that constitute a component of an entity. A component of an entity must have cash flows that are clearly distinguished operationally and for financial reporting purposes from the rest of the entity. Of the assets distributed to Newcastle Investment Holdings, the U.S. real estate portfolio and the mortgage loans qualify as a component of an entity. The remaining operations related to the other assets and liabilities distributed to Newcastle Investment Holdings which are not a component of an entity have been eliminated.

     The selected unaudited pro forma consolidated statements of income are presented for comparative purposes only, and are not necessarily indicative of what our actual consolidated results of operations would have been for the periods presented, nor do they purport to represent the results of any future periods. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The selected pro forma financial information set forth below for the years ended December 31, 2002 and 2001 have been derived from our unaudited pro forma statements of income included in Note 13 of our consolidated financial statements included in this prospectus.

     The information below should be read in conjunction with "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included in this prospectus.

             SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              -----------   ---------
OPERATING DATA
Revenues
  Interest and dividend income..............................     $72,856     $47,709
  Rental and escalation income..............................      19,874      20,053
  Gain on settlement of investments.........................      11,446       7,405
  Other income..............................................          15          43
                                                               ---------     -------
                                                                 104,191      75,210
Expenses
  Interest expense..........................................      47,191      32,659
  Property operating expense................................       8,631       8,695
  Loan servicing expense....................................         655         243
  General and administrative expense........................       2,814       1,230
  Management fees to affiliate..............................       3,905       3,642
  Preferred incentive return to affiliate...................       2,029          --
  Depreciation and amortization.............................       2,769       2,567
                                                               ---------     -------
                                                                  67,994      49,036
                                                               ---------     -------
Income from continuing operations...........................     $36,197     $26,174
                                                               =========     =======
Income from discontinued operations.........................      $1,777      $5,016
                                                               =========     =======
Income from continuing operations per share of common stock,
  basic and diluted.........................................       $1.95       $1.54
                                                               =========     =======
Weighted average number of shares of common stock
  outstanding, basic........................................      18,560      16,973
                                                               =========     =======
Weighted average number of shares of common stock
  outstanding, diluted......................................      18,570      16,973
                                                               =========     =======
OTHER DATA
Cash flow from continuing operations provided by (used in):
  Operating activities......................................     $17,908     $17,483
  Investing activities......................................   $(741,971)    $(6,973)
  Financing activities......................................    $727,141     $16,294
Funds from Operations (FFO) from continuing operations(A)...     $38,828     $28,688

---------------

(A) We believe funds from operations (FFO) is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with accounting principles generally accepted in the United States (GAAP)), excluding extraordinary items, plus real estate depreciation and amortization, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and, therefore, do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
CALCULATION OF FUNDS FROM OPERATIONS
Income from continuing operations...........................  $36,197   $26,174
Real estate depreciation and amortization...................    2,631     2,514
                                                              -------   -------
Funds from Operations (FFO) from continuing operations......  $38,828   $28,688
                                                              =======   =======

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth certain selected operating information on a historical basis. As such, it includes the historical results of operations of the assets and liabilities distributed to Newcastle Investment Holdings which are not part of our continuing operations, and therefore the information set forth for periods prior to the commencement of our operations in July 2002 is not indicative of our ongoing operations.

     The selected historical consolidated financial information set forth below as of December 31, 2002, 2001, 2000, 1999 and 1998 and for the years ended December 31, 2002, 2001, 2000 and 1999 and for the period from May 11, 1998 to December 31, 1998 has been derived from our audited historical consolidated financial statements.

     The information below should be read in conjunction with "Management's Discussion and Analysis of Historical Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included in this prospectus.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          YEAR ENDED DECEMBER 31,              PERIOD FROM
                                                  ----------------------------------------   MAY 11, 1998 TO
                                                    2002       2001       2000      1999      DEC. 31, 1998
                                                  --------   --------   --------   -------   ---------------
OPERATING DATA
Revenues
  Interest and dividend income..................   $73,082    $48,913    $50,985   $30,288        $4,475
  Rental and escalation income..................    19,874     20,053     20,433    14,798         3,885
  Gain (loss) on settlement of investments......    11,417      8,438     20,836     1,765           (15)
  Management fee from affiliates................     4,470      8,941      8,941       944            --
  Incentive income (loss) from affiliates.......    (1,218)    28,709         --        --            --
  Other income..................................        18         68        728        66            (4)
                                                  --------   --------   --------   -------       -------
                                                   107,643    115,122    101,923    47,861         8,341
Expenses
  Interest expense..............................    49,527     35,863     36,897    19,741            --
  Property operating expense....................     8,631      8,695      8,957     7,353         1,713
  Loan servicing and REO expense................       655        254        265       112            --
  General and administrative expense............     2,914      1,568      3,272     2,938         1,444
  Management fees to affiliate..................     9,250     14,687     15,587     8,331         6,751
  Preferred incentive return to affiliate.......     2,856     17,188         --        --            --
  Depreciation and amortization.................     3,199      3,574      2,926     1,693           452
                                                  --------   --------   --------   -------       -------
                                                    77,032     81,829     67,904    40,168        10,360
Income (loss) before equity in earnings of
  unconsolidated subsidiaries...................    30,611     33,293     34,019     7,693        (2,019)
Equity in earnings (losses) of unconsolidated
  subsidiaries..................................       362      2,807       (980)   (3,615)          117
                                                  --------   --------   --------   -------       -------
Income (loss) from continuing operations........    30,973     36,100     33,039     4,078        (1,902)
Income from discontinued operations.............       522      7,571      9,821     8,734        12,542
                                                  --------   --------   --------   -------       -------
Income before change in accounting principle....    31,495     43,671     42,860    12,812        10,640
Cumulative effect of change in accounting
  principle -- write off of organizational
  costs.........................................        --         --         --      (513)           --
                                                  --------   --------   --------   -------       -------
Net Income......................................    31,495     43,671     42,860    12,299        10,640
Preferred dividends and related accretion.......    (1,162)    (2,540)    (2,084)       --            --
                                                  --------   --------   --------   -------       -------
Income available for common stockholders........   $30,333    $41,131    $40,776   $12,299       $10,640
                                                  ========   ========   ========   =======       =======
Net Income per Share of Common Stock, basic and
  diluted.......................................     $1.68      $2.49      $2.16     $0.59         $0.51
                                                  ========   ========   ========   =======       =======
Income (loss) from continuing operations per
  share of common stock, after preferred
  dividends and related accretion, basic and
  diluted.......................................     $1.65      $2.03      $1.64     $0.19        $(0.09)
                                                  ========   ========   ========   =======       =======
Income from discontinued operations per share of
  common stock, basic and diluted...............     $0.03      $0.46      $0.52     $0.42         $0.60
                                                  ========   ========   ========   =======       =======
Effect of change in accounting principle per
  share of common stock, basic and diluted......        --         --         --    $(0.02)           --
                                                  ========   ========   ========   =======       =======
Weighted average number of shares of common
  stock outstanding, basic......................    18,080     16,493     18,892    20,917        20,862
                                                  ========   ========   ========   =======       =======
Weighted average number of shares of common
  stock outstanding, diluted....................    18,090     16,493     18,892    20,917        20,862
                                                  ========   ========   ========   =======       =======
Dividends declared per share of common stock....     $2.05      $2.00      $1.50     $2.04         $0.55
                                                  ========   ========   ========   =======       =======

                                                                DECEMBER 31,
                                        ------------------------------------------------------------
                                           2002         2001         2000         1999        1998
                                        ----------   ----------   ----------   ----------   --------
BALANCE SHEET DATA
Real estate securities, available for
  sale................................  $1,069,892     $522,258     $509,729     $504,669         --
Operating real estate, net............    $113,652     $524,834     $540,539     $558,849   $383,073
Cash and cash equivalents.............     $45,463      $31,360      $10,575      $14,345    $75,596
Total assets..........................  $1,572,567   $1,262,119   $1,331,086   $1,381,600   $765,650
Debt..................................  $1,217,007     $897,390     $975,656     $971,260   $336,845
Stockholders' equity..................    $284,241     $310,545     $300,655     $354,673   $384,924

                                                YEAR ENDED DECEMBER 31,                PERIOD FROM
                                     ---------------------------------------------   MAY 11, 1998 TO
                                       2002        2001        2000        1999       DEC. 31, 1998
                                     ---------   ---------   ---------   ---------   ----------------
OTHER DATA
Cash Flow provided by (used in):
Operating activities...............    $21,557     $34,448     $24,823     $32,834        $(7,230)
Investing activities...............  $(682,691)   $106,053    $151,632   $(683,420)     $(638,844)
Financing activities...............   $675,237   $(119,716)  $(180,225)   $589,335       $721,670
Funds from Operations (FFO) (A)....    $37,633     $48,264     $53,523     $24,707        $14,337

---------------

(A) We believe funds from operations (FFO) is one appropriate measure of the performance of real es investors with an understanding of estate companies because it provid our ability to incur and service debt and make capital We also believe that FFO is an appropriate supplemental expenditures. disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and FFO, for our purposes, represents analyst communities. operations net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation and amortization, and after adjustments for unconsolidated subsidiaries. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and, therefore, do not exclude such gains and losses when arriving at FFO. In addition, we exclude accrued incentive income from Fortress Investment Fund (Fund I) and include incentive income distributed or distributable from Fund I in accordance with the operating agreement of Fund I since this more accurately reflects cash distributed or distributable to us from Fund I, while our accrued incentive income is based upon the fair value of Fund I's net assets, which is subject to fluctuation in future periods. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should no to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

                                                     YEAR ENDED DECEMBER 31,            PERIOD FROM
                                              -------------------------------------   MAY 11, 1998 TO
                                               2002      2001      2000      1999      DEC. 31, 1998
                                              -------   -------   -------   -------   ---------------
CALCULATION OF FUNDS FROM OPERATIONS (FFO):
Income available for common stockholders....  $30,333   $41,131   $40,776   $12,299       $10,640
Extraordinary item -- loss on extinguishment
  of debt...................................       --        --        --     2,341            --
Real estate depreciation and amortization...    7,994    12,909    12,621     9,927         3,697
Accumulated depreciation on real estate
  sold......................................   (2,847)       --        --        --            --
Real estate depreciation and amortization --
  unconsolidated subsidiaries...............    1,614     2,564       126       140            --
Incentive (income) loss accrued from Fund I
  (A).......................................      609   (14,354)       --        --            --
Equity in incentive return accrued by Fund
  I.........................................      (70)    1,645        --        --            --
Distributable incentive income from Fund I
  (B).......................................       --     4,369        --        --            --
                                              -------   -------   -------   -------       -------
Funds from operations (FFO).................  $37,633   $48,264   $53,523   $24,707       $14,337
                                              =======   =======   =======   =======       =======

---------------

(A) Represents our predecessor's 50% interest in the incentive income as follows:

                                                 YEAR ENDED DECEMBER
                                                         31,
                                                 --------------------
                                                   2002        2001
                                                 --------    --------
     Total incentive income (loss).............  $(1,218)    $28,708
     Manager portion...........................      609     (14,354)
                                                 -------     -------
     Our predecessor's incentive income
       (loss)..................................    $(609)    $14,354
                                                 =======     =======

(B) Represents our predecessor's 50% interest in the distributable incentive income:

     Total distributable incentive income.................  $8,738
     Distributable incentive income due to Manager........  (4,369)
                                                            ------
     Our predecessor's distributable incentive income.....  $4,369
                                                            ======

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with our consolidated financial statements and notes thereto, and in particular with the unaudited pro forma consolidated statements of income included in Note 13 to our consolidated financial statements, included in this prospectus.

GENERAL

     We were formed in June 2002 as a wholly owned subsidiary of Newcastle Investment Holdings Corp. (referred to as Newcastle Investment Holdings) for the purpose of separating the real estate securities and credit leased real estate businesses from Newcastle Investment Holdings' other investments. In July 2002, prior to our initial public offering, Newcastle Investment Holdings contributed to us certain assets and liabilities in exchange for 16,488,517 shares of our common stock (as adjusted for an October stock dividend).

     Although we were formed as a wholly owned subsidiary of Newcastle Investment Holdings, for accounting purposes this transaction is presented as a reverse spin-off. Under a reverse spin-off, Newcastle Investment Corp. is treated as the continuing entity and the assets that were retained by Newcastle Investment Holdings and not contributed to us are accounted for as if they were distributed at their historical book basis through a spin-off to Newcastle Investment Holdings. Our operations commenced on July 12, 2002. The following is a discussion and analysis of our operations on a stand alone basis, without regard to the operations treated as if they were distributed to Newcastle Investment Holdings (i.e., without regard to the assets retained by Newcastle Investment Holdings). Certain activities described herein occurred prior to our formation and were consummated by Newcastle Investment Holdings.

     The unaudited pro forma consolidated statements of income are presented as if the distribution to Newcastle Investment Holdings and the commencement of our operations had been consummated on January 1, 2002 and 2001, respectively. The historical results of operations of the assets and liabilities distributed to Newcastle Investment Holdings for the period prior to the commencement of our operations have been presented as discontinued operations for those operations that constitute a component of an entity. Of the assets treated as being distributed to Newcastle Investment Holdings, a portfolio of properties located in the U.S. and primarily leased to the General Services Administration, which we refer to as the GSA portfolio, and the mortgage loans each qualify as a component of an entity. The remaining operations related to the other assets and the liabilities treated as being distributed to Newcastle Investment Holdings which are not a component of an entity have been eliminated.

     The unaudited pro forma consolidated statements of income are presented for comparative purposes only, and are not necessarily indicative of what our actual consolidated results of operations would have been for the periods presented, nor do they purport to represent the results of any future periods. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made.

     In October 2002, we sold 7 million shares of our common stock in a public offering at a price to the public of $13.00 per share, for net proceeds of approximately $80 million after deducting the underwriters' discount and other offering expenses. A portion of the proceeds of this offering were used to purchase a portfolio of mortgage loans and to make additional investments. Subsequent to this offering, we have 23,488,517 shares of common stock outstanding.

     Newcastle Investment Holdings has informed us that it may make a distribution to its stockholders of its holdings of our common stock. However, Newcastle Investment Holdings has agreed with Bear, Stearns & Co. Inc. not to distribute our common stock to its stockholders earlier than April 8, 2003 without the consent of Bear Stearns.

     We conduct our business through three primary segments: (i) real estate securities, including our first two CBO securitization transactions, which we refer to as CBO I and CBO II, (ii) revenue-producing real estate, primarily credit leased real estate, including a portfolio of properties located in Canada, which we refer to as our Bell Canada portfolio, and a portfolio of properties located in Belgium, which we refer to as our LIV portfolio, and (iii) real estate loans. Revenues attributable to each segment are disclosed below on a pro forma basis (unaudited) (in thousands).

                                        REAL ESTATE                 REAL ESTATE
                                        SECURITIES    REAL ESTATE      LOANS      UNALLOCATED    TOTAL
                                        -----------   -----------   -----------   -----------   --------
For the year ended December 31,
  2002................................    $83,259       $19,384       $1,281         $267       $104,191

TAXATION

     We intend to elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with our first tax year which began on July 12, 2002, and we intend to continue to operate in such a manner. Our current and continuing qualification as a REIT depends on our ability to meet various tax law requirements, including, among others, requirements relating to the sources of our income, the nature of our assets, the composition of our stockholders, and the timing and amount of distributions that we make.

     If we qualify for taxation as a REIT, we will generally not be subject to U.S. federal corporate income tax on our net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation under current law. We may, however, nevertheless be subject to certain state, local and foreign income and other taxes, and to U.S. federal income and excise taxes and penalties in certain situations, including taxes on our undistributed income. In addition, our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which they or we transact business or reside. The state, local and foreign tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment.

     If, in any taxable year, we fail to satisfy one or more of the various tax law requirements, we could fail to qualify as a REIT. In addition, if Newcastle Investment Holdings fails to qualify as a REIT and we are treated as a successor to Newcastle Investment Holdings, this could cause us to likewise fail to qualify as a REIT. If we fail to qualify as a REIT for a particular tax year, our income in that year would be subject to U.S. federal corporate income tax (including any applicable alternative minimum tax), and we may need to borrow funds or liquidate certain investments in order to pay the applicable tax, and we would not be compelled by the Code to make distributions. Unless entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost.

     Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other developments may cause us to fail to qualify as a REIT, or may cause our Board of Directors to revoke the REIT election.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

     Management's discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ from these estimates. The following is a summary of our accounting policies that are most effected by judgments, estimates and assumptions.

     We have classified our real estate securities as available for sale. As such, they are carried at market value with net unrealized gains or losses reported as a component of accumulated other comprehensive income. Market value is based primarily upon multiple broker quotations, which provide valuation estimates based upon reasonable market order indications or a good faith estimate thereof. These quotations are subject to significant variability based on market conditions, such as interest rates and spreads. Changes in market conditions, as well as changes in the assumptions or methodology used to determine market value, could result in a significant increase or decrease in our book equity. We must also assess whether unrealized losses on securities, if any, reflect a decline in value which is other than temporary and, accordingly, write the impaired security down to its value through earnings. Significant judgment is required in this analysis. To date, no such write-downs have been made.

     Income on these securities is recognized using a level yield methodology based upon a number of assumptions that are subject to uncertainties and contingencies. Such assumptions include the expected disposal date of such security (which generally corresponds to the expected maturity of any related securitization financing) and the rate and timing of principal and interest receipts (which may be subject to prepayments, delinquencies and defaults). These uncertainties and contingencies are difficult to predict and are subject to future events, and economic and market conditions, which may alter the assumptions.

     Similarly, our derivative instruments, held for hedging purposes, are carried at market value pursuant to Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended. Market value is based on counterparty quotations. To the extent they qualify as hedges under SFAS No. 133, net unrealized gains or losses are reported as a component of accumulated other comprehensive income; otherwise, they are reported as a component of current income. Market values of such derivatives are subject to significant variability based on many of the same factors as the securities discussed above. The results of such variability could be a significant increase or decrease in our book equity and/or earnings.

     We purchase mortgage loans to be held as long-term investments. We must periodically evaluate each of these loans for possible impairment. Impairment is indicated when it is deemed probable that we will be unable to collect all amounts due according to the contractual terms of the loan. Upon determination of impairment, we would establish a specific valuation allowance with a corresponding charge to earnings. Significant judgment is required both in determining impairment and in estimating the resulting loss allowance. To date, we have determined that no loss allowances have been necessary on the loans in our portfolio.

RESULTS OF OPERATIONS

     Our independent operations commenced in July 2002 and our initial public offering was completed in October 2002. These events resulted in additional capital being deployed to our investments which, in turn, resulted in changes to our results of operations.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2002 TO THE YEAR ENDED DECEMBER 31, 2001 ON A PRO FORMA BASIS

     Interest and dividend income is derived primarily from our investments in real estate securities and increased by $25.2 million or 53%, from $47.7 million to $72.9 million. This increase is primarily the result of interest earned on the real estate securities purchased in connection with our CBO II transaction.

     Rental and escalation income is derived from our Bell Canada and LIV portfolios and decreased by $0.2 million or 1%, from $20.1 million to $19.9 million. This decrease is primarily the result of foreign currency fluctuations with respect to our Bell Canada portfolio. Escalation income represents contractual increases in rental income to offset increases in expenses or general price increases over a base amount.

     Gain on settlement of investments increased by $4.0 million, from $7.4 million to $11.4 million, primarily as a result of an increase in the volume of sales of real estate securities. Sales of real estate securities are based on a number of factors including credit, asset type and industry and can be expected to increase or decrease from time to time. Periodic fluctuations in the volume of sales of securities is dependent upon, among other things, management's assessment of credit risk, asset concentration, portfolio balance and other factors. The increased volume of sales of securities during this period reflects management's determination that the portfolio required more adjustment than in prior periods.

     Interest expense increased by $14.5 million or 44%, from $32.7 million to $47.2 million. This increase is primarily the result of interest on the CBO II securitization ($18.6 million), partially offset by lower interest rates being paid on the variable rate CBO I securities classes ($4.6 million).

     Property operating expense on our Bell Canada and LIV portfolios decreased by $0.1 million or 1%, from $8.7 million to $8.6 million, primarily as the result of the same factors which effected rental and escalation income.

     Loan servicing expense, primarily trustee fees on our securitizations, increased by $0.5 million or 170%, from $0.2 million to $0.7 million, primarily as a result of the acquisition of the real estate securities purchased in connection with our CBO II transaction.

     General and administrative expense increased by $1.6 million, from $1.2 million to $2.8 million, primarily as a result of our increased size.

     Management fee expense increased by $0.3 million, from $3.6 million to $3.9 million, based on our increased equity.

     Preferred incentive return increased by $2.0 million, to $2.0 million, due to the commencement of our operations and our management agreement.

     Depreciation and amortization, primarily of our real estate assets, increased by $0.2 million or 8%, from $2.6 million to $2.8 million, primarily as the result of depreciation on the capital expenditures we made with respect to our real estate assets.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, and other general business needs. Additionally, to maintain our status as a REIT under the Internal Revenue Code, we must distribute annually at least 90% of our taxable income. Our primary sources of funds for liquidity, in addition to our initial public offering, consist of net cash provided by operating activities, borrowings under loans and the issuance of debt securities. Our loans and debt securities are generally secured directly by our investment assets. As of December 31, 2002, our real estate securities purchased in connection with our CBO I and CBO II transactions as well as our Bell Canada portfolio were securitized, while our LIV portfolio, one of our marketable real estate securities and our mortgage loan portfolio served as collateral for loans.

     Our ability to execute our business strategy, particularly the growth of our investment portfolio, depends to a significant degree on our ability to obtain additional capital. Our CBO strategy is dependent upon our ability to place the match funded debt we use to finance our real estate securities investments at spreads that provide a positive arbitrage. If spreads for CBO liabilities widen or if demand for such liabilities ceases to exist, then our ability to execute future CBO transactions will be severely restricted.

     We expect to meet our short-term liquidity requirements generally through our cash flow provided by operations, as well as investment specific borrowings. In addition, at December 31, 2002 we had an unrestricted cash balance of $45.5 million. Our cash flow provided by operations differs from our net income due to four primary factors: (i) depreciation of our real estate, (ii) accretion of discounts on our real estate securities, discounts on our debt, and deferred hedge gains and losses, (iii) straight-lined rental income, and (iv) gains and losses. Proceeds from the sale of real estate securities which serve as collateral for our CBO securitizations, including gains thereon, are required to be retained in the CBO structure until the related bonds are retired and are therefore not available to fund current cash needs.

     Our real estate investments are financed long-term and primarily leased to credit tenants with long-term leases and are therefore expected to generate generally stable current cash flows. Our real estate securities are also financed long-term and their credit status is continuously monitored; therefore, these investments are also expected to generate a generally stable current return, subject to interest rate fluctuations. See "Quantitative and Qualitative Disclosures About Market Risk -- Interest Rate Exposure" below. We consider our ability to generate cash to be adequate and expect it to continue to be adequate to meet operating requirements both in the short- and long-terms.

     We expect to meet our long-term liquidity requirements, specifically the repayment of our debt and our investment funding needs, through additional borrowings, the issuance of debt and/or equity securities and the liquidation or refinancing of our assets at maturity. We believe that the value of these assets is, and will continue to be, sufficient to repay our debt at maturity under either scenario. Our ability to meet our long-term liquidity requirements is subject to obtaining additional equity and debt financing. Decisions by investors and lenders to enter into such transactions with us will depend upon a number of factors, such as our historical and projected financial performance, compliance with the terms of our current credit arrangements, industry and market trends, the availability of capital and our investors' and lenders' policies and rates applicable thereto, and the relative attractiveness of alternative investment or lending opportunities.

     We expect that our cash on hand, our cash flow provided by operations, and our financing from Bear, Stearns International Limited in connection with our purchase of securities for our third CBO transaction (as described below) and our subsequent CBO issuance will satisfy our liquidity needs over the next twelve months. However, we currently expect to seek additional capital in order to grow our investment portfolio.

     With respect to our real estate assets, we expect to incur approximately $1.8 million of tenant improvements in connection with the inception of leases and capital expenditures during the year ending December 31, 2003.

     Our long-term debt existing at December 31, 2002 (gross of $13.8 million of discounts) is expected to mature as follows (in millions):

2003........................................................    $251.8
2004........................................................       2.0
2005........................................................       1.7
2006........................................................      58.4
2007........................................................       0.0
Thereafter..................................................     916.9
                                                              --------
Total.......................................................  $1,230.8
                                                              ========

     In July 1999, we completed our first CBO securitization, CBO I, whereby a portfolio of real estate securities was contributed to a consolidated subsidiary which issued $437.5 million face amount of investment grade senior securities and $62.5 million face amount of non-investment grade subordinated securities in a private placement. At December 31, 2002, the subordinated securities were retained by us, and the $429.4 million carrying amount of senior securities, which bore interest at a weighted average effective rate, including discount and cost amortization, of approximately 3.99%, had an expected weighted average life of approximately 5.26 years. Two classes of the senior securities bear floating interest rates. We have obtained an interest rate swap and cap in order to hedge our exposure to the risk of changes in market interest rates with respect to these securities, at an initial cost of approximately $14.3 million. CBO I's weighted average effective interest rate, including the effect of such hedges, was 5.63% at December 31, 2002. In addition, in connection with the sale of two classes of securities, we entered into two interest rate swaps and three interest rate cap agreements that do not qualify for hedge accounting.

     In April 2002, we refinanced the Bell Canada portfolio through a securitization transaction. At December 31, 2002, the CAD 58.8 million or approximately $37.4 million carrying amount of outstanding securities, which bore interest at a weighted average effective rate, including discount and cost amortization, of approximately 7.07%, had an expected weighted average life of approximately 2.75 years. We have retained one class of the issued securities. In connection with this securitization, we guaranteed certain payments under an interest rate swap to be entered into in 2007 if the securitization is not fully repaid by such date. We believe the fair value of this guarantee is negligible at December 31, 2002.

     In April 2002, we completed our second CBO securitization, CBO II, whereby a portfolio of real estate securities was contributed to a consolidated subsidiary which issued $444.0 million face amount of investment grade senior securities and $56.0 million face amount of non-investment grade subordinated securities, in a private placement. At December 31, 2002, the subordinated securities were retained by us, and the $439.1 million carrying amount of senior securities, which bore interest at a weighted average effective rate, including discount and cost amortization, of approximately 3.48%, had an expected weighted average life of approximately 7.36 years. One class of the senior securities bears a floating interest rate. We have obtained an interest rate swap and cap in order to hedge our exposure to the risk of changes in market interest rates with respect to this security, at an initial cost of $1.2 million. CBO II's weighted average effective interest rate, including the effect of such hedges, was 6.16% at December 31, 2002.

     In November 2001, we sold the retained subordinated $17.5 million Class E Note from CBO I to a third party for approximately $18.5 million. The Class E Note bore interest at a fixed rate of 8.0% and had a stated maturity of June 2038. The sale of the Class E Note represented an issuance of debt and was recorded as additional CBO bonds payable. In April 2002, a wholly owned subsidiary of ours repurchased the Class E Note. The repurchase of the Class E Note represented a repayment of debt and was recorded as a reduction of CBO bonds payable. The Class E Note is included in the collateral for CBO II. The Class E Note is eliminated in consolidation.

     On March 12, 2003, we agreed to pricing terms for CBO III, which we expect will close on or about March 19, 2003. We expect that upon closing, we will sell $472 million of senior CBO III securities.

     Pursuant to an agreement entered into in July 2002, Bear, Stearns International Limited has (BSIL) purchased the commercial mortgage backed securities, REIT debt, real estate loans and asset backed securities that will serve as part of the collateral for CBO III, subject to our right to purchase such securities from BSIL. This agreement is treated as a non-hedge derivative for accounting purposes and is therefore marked-to-market through current income; a mark of $0.7 million has been booked to income through December 31, 2002. Pursuant to the agreement, Bear, Stearns & Co. Inc. also has been engaged to structure and serve as lead manager for the CBO III transaction for which it will receive customary fees. If the CBO III transaction is not consummated as a result of our failure to acquire the equity interest or otherwise as a result of our gross negligence or willful misconduct, we would be required to either purchase such securities from BSIL or pay BSIL the difference between the price it paid for such securities and the price at which it sold such securities to a third party (a collateral loss). If the CBO III transaction fails to close for any other reason, other than as a result of BSIL's gross negligence or willful misconduct, we would be required to either purchase such securities from BSIL or pay BSIL the lesser of the collateral loss and our deposit. There is no assurance that the CBO III transaction will be consummated. As of December 31, 2002, we estimate that the fair value of the securities purchased by BSIL is in excess of the purchase price paid by BSIL. In November and December 2002, we made deposits aggregating $37.1 million under such agreement, known as the CBO III deposit.

     In October 2002, we sold 7 million shares of our common stock in a public offering at a price to the public of $13.00 per share, for net proceeds of approximately $80 million after deducting the underwriters' discount and other offering expenses. A portion of the proceeds of this offering were used to purchase a portfolio of mortgage loans, as described below, and to make other investments, including the CBO III deposit. Subsequent to this offering, we have 23,488,517 shares of common stock outstanding.

     In November 2002, we utilized $13.5 million of our offering proceeds to purchase a $260.2 million portfolio of variable rate mortgage loans subject to $246.7 million of variable rate financing. At December 31, 2002, the $258.2 million carrying amount of mortgage loans bore interest at a net weighted average effective rate of approximately 3.40%, and the $246.7 million carrying amount of financing bore interest at a weighted average effective rate of approximately 1.80%.

     In November 2002, we refinanced the LIV portfolio. At December 31, 2002, the EUR 60.0 million or approximately $63.0 million carrying amount of debt bore interest at a rate of 5.32% and matures in November 2006.

     We declared a distribution of $0.40 per share of common stock to stockholders of record at the close of business on September 27, 2002, Newcastle Investment Holdings and Fortress Principal Investment Holdings LLC, for the quarter ending September 30, 2002. In addition, in October 2002 we declared a distribution of $0.06 per share of common stock to our stockholders of record at the close of business on October 15, 2002, Newcastle Investment Holdings and Fortress Principal Investment Holdings LLC, for the period commencing on October 1, 2002 and ending October 9, 2002. Both distributions were paid in October 2002. In December 2002, we declared a distribution of $0.39 per share of common stock to our stockholders of record at the close of business on December 27, 2002, which included Newcastle Investment Holdings and Fortress Principal Investment Holdings LLC, which was paid in January 2003.

     In February 2003, we sold our entire position in agency eligible residential mortgage loans (a portion of our mortgage loan portfolio) with an aggregate unpaid principal balance of approximately $159.0 million for gross proceeds of approximately $162.6 million at a gain of approximately $0.7 million. As a result of the sale, the existing repurchase agreement allocated to the agency eligible loans was satisfied for approximately $153.9 million. Simultaneously, approximately $207.4 million of non-agency/jumbo residential mortgage loans were purchased for a price of approximately $210.2 million. In connection with this purchase, the outstanding balance of the existing repurchase agreement was increased by a net of $45.9 million, after the repayment described above.

CREDIT, SPREAD AND INTEREST RATE RISK

     We are subject to credit and interest rate risk with respect to our investments in real estate securities.

     The commercial mortgage-backed securities (CMBS) we invest in are generally junior in right of payment of interest and principal to one or more senior classes, but benefit from the support of one or more subordinate classes of securities or other form of credit support within a securitization transaction. The REIT securities we invest in reflect comparable credit risk. We believe, based on our intensive due diligence process, that these securities offer attractive risk-adjusted returns with long-term principal protection under a variety of default and loss scenarios. While the expected yield on these securities is sensitive to the performance of the underlying assets, the more subordinated securities or other features of the securitization transaction, in the case of mortgage backed securities, and the issuer's underlying equity and subordinated debt, in the case of REIT securities, are designed to bear the first risk of default and loss. We further minimize credit risk by actively monitoring our investment portfolio and the underlying credit quality of our holdings and, where appropriate, repositioning our investments to upgrade the credit quality and yield on our investments.

     Our portfolio is diversified by asset type, industry, location and issuer. We expect that diversification will also minimize the risk of capital loss.

     At December 31, 2002, our real estate securities which serve as collateral for our CBO transactions have an overall weighted average credit rating of approximately BBB-, and approximately 68% of these securities have an investment grade rating (BBB- or higher).

     Our real estate securities are also subject to spread risk. The majority of such securities are fixed rate securities valued based on a market credit spread to U.S. Treasuries. In other words, their value is dependent on the yield demanded on such securities by the market based on their credit relative to U.S. Treasuries. Excessive supply of such securities combined with reduced demand will generally cause the market to require a higher yield on such securities, resulting in the use of a higher (or "wider") spread over the benchmark rate (usually the applicable U.S. Treasury security yield) to value such securities. Under such conditions, the value of our securities portfolio would tend to decline. Conversely, if the spread used to value such securities were to decrease (or "tighten"), the value of our securities would tend to increase. Such changes in the market value of our portfolio may effect our net equity, net income or cash flow directly through their impact on unrealized gains or losses on available-for-sale securities, and therefore our ability to realize gains on such securities, or indirectly through their impact on our ability to borrow and access capital. See "-- Quantitative and Qualitative Disclosures About Market Risk -- Credit Spread Curve Exposure" below.

     Furthermore, shifts in the U.S. Treasury yield curve, which represents the market's expectations of future interest rates, would also affect the yield required on our securities and therefore their value. This would have similar effects on our portfolio and our financial position and operations to a change in spreads.

     Returns on these investments are sensitive to interest rate volatility. We minimize exposure to interest rate fluctuation through the use of match-funded financing structures and hedges. In particular, we finance our real estate securities investments through the issuance of debt securities in the form of CBOs to take advantage of the structural flexibility offered by CBO transactions to buy and sell certain investment positions to manage risk and, subject to certain limitations, to optimize returns. We also utilize interest rate swaps and caps to minimize this risk. As of December 31, 2002, a 100 basis point change in short term interest rates would affect our earnings by no more than $1.9 million per annum. See "-- Quantitative and Qualitative Disclosures About Market Risk -- Interest Rate Exposure" below.

     Interest rate changes may also impact our net book value as our securities and related hedge derivatives are marked-to-market each quarter. Generally, as interest rates increase, the value of our fixed income securities, such as commercial mortgage backed securities, decreases and as interest rates decrease, the value of such securities will increase. We seek to hedge changes in value attributable to changes in interest rates by entering into interest rate swaps and other derivative instruments. In general, we would expect that over time, decreases in value of our securities portfolio attributable to interest rate changes will be offset to some degree by increases in value of our swaps, and vice versa. However, the relationship between spreads on securities and spreads on swaps may vary from time to time, resulting in a net aggregate book value increase or decline. Our securities portfolio is largely financed to maturity through long term, collateralized debt obligations that are not callable as a result of book value changes. Accordingly, unless there is a material impairment in value that would result in a payment not being received on a security, changes in the book value of our portfolio will not directly affect our recurring earnings or our ability to pay a dividend.

     Furthermore, our CBO strategy is dependent upon our ability to place the match funded debt we use to finance our real estate securities investments at spreads that provide a positive arbitrage. If spreads for CBO liabilities widen or if demand for such liabilities ceases to exist, then our ability to execute future CBO transactions will be severely restricted.

     Similar to our real estate securities portfolio, we are subject to credit and spread risk with respect to our mortgage loan portfolio.

     Credit risk refers to each individual borrower's ability to make their required interest and principal payments on the scheduled due dates. Unlike our real estate securities portfolio, our mortgage loan portfolio does not benefit from the support of junior classes of securities, but rather bears the first risk of default and loss. We believe that this credit risk is mitigated through our extensive due diligence process, periodic reviews of the borrower's payment history, delinquency status, and the relationship of the loan balance to the underlying property value.

     Our portfolio is diversified by geographic location and by borrower. We believe that this diversification also helps to minimize the risk of capital loss.

     Our mortgage loan portfolio is also subject to spread risk. The majority of such loans are floating rate securities valued based on a market credit spread to LIBOR. The value of the loans is dependent upon the yield demanded by the market based on their credit. The value of our portfolio would tend to decline should the market require a higher yield on such loans, resulting in the use of a higher spread over the benchmark rate (usually the applicable LIBOR yield). If the value of our mortgage loan portfolio were to decline, it could affect our ability to refinance such portfolio upon the maturity of the related repurchase agreement.

     Any credit or spread losses incurred with respect to our mortgage loan portfolio would affect us in the same way as similar losses on our real estate securities portfolio as described above.

OFF-BALANCE SHEET ARRANGEMENTS

     As of December 31, 2002, we had the following material off-balance sheet arrangements:

     - The $37.8 million CBO III deposit, as described above under "-- Liquidity and Capital Resources."

     - A $3.3 million equity interest in a securitization, described in Note 7 to our consolidated financial statements included in this prospectus.

     - A guarantee of certain payments under an interest rate swap which may be entered into in 2007 in connection with the securitization of the Bell Canada portfolio.

     In the first two cases, our potential loss is limited to the amounts shown above which are included in our consolidated balance sheet. At this time, we do not anticipate a substantial risk of incurring a loss with respect to any of the arrangements.

INFLATION

     Substantially all of our office leases provide for separate escalations of real estate taxes and operating expenses over a base amount, and/or increases in the base rent based on changes in the Belgian Sante Index. We believe that inflationary increases in expenses will generally be offset by the expense reimbursements and contractual rent increases described above.

     We believe that our risk of increases in the market interest rates on our floating rate debt as a result of inflation is largely offset by our use of match funding and hedging instruments as described above. See "-- Quantitative and Qualitative Disclosure About Market Risk -- Interest Rate Exposure" below.

PRO FORMA FUNDS FROM OPERATIONS

     We believe Funds from Operations (FFO) is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT analyst communities. FFO, for our purposes, represents net income available for common shareholders (computed in accordance with accounting principles generally accepted in the United States ("GAAP"), excluding extraordinary items, plus real estate depreciation and amortization, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

     Funds from Operations (FFO), on a pro forma basis after giving effect to the transactions related to our formation, is calculated as follows (unaudited) (in thousands):

                                                              FOR THE YEAR
                                                                 ENDED
                                                              DECEMBER 31,
                                                                  2002
                                                              ------------
Income from continuing operations...........................    $36,197
Real estate depreciation and amortization...................      2,631
                                                                -------
Funds from Operations (FFO) from continuing operations......    $38,828
                                                                =======

     Pro forma funds from operations was derived from the Company's segments as follows (unaudited) (in thousands):

                                                                  AVERAGE BOOK
                                                                 EQUITY FOR THE
                                                  BOOK EQUITY      YEAR ENDED      FFO FROM    RETURN ON
                                                  DECEMBER 31,    DECEMBER 31,    CONTINUING    EQUITY
                                                    2002(1)         2002(1)       OPERATIONS   (ROE)(2)
                                                  ------------   --------------   ----------   ---------
Real estate securities..........................    $201,498        $152,316       $41,868       27.5%
Revenue-producing real estate...................      39,129          50,585         4,273        8.4%
Real estate loans...............................      12,278           2,168           482       22.2%
Unallocated.....................................      33,759           7,200        (7,795)       N/A
                                                    --------        --------       -------        ---
Total...........................................     286,664        $212,269       $38,828       18.3%
                                                                    ========       =======        ===
Accumulated depreciation........................      (9,460)
Accumulated other comprehensive income..........       7,037
                                                    --------
Net.............................................    $284,241
                                                    ========

---------------

(1) Gross of accumulated depreciation and accumulated other comprehensive income.

(2) FFO divided by average book equity.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF HISTORICAL FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following should be read in conjunction with our consolidated financial statements and notes thereto included in this prospectus.

GENERAL

     We were formed in June 2002 as a wholly owned subsidiary of Newcastle Investment Holdings Corp. (referred to as Newcastle Investment Holdings) for the purpose of separating the real estate securities and credit leased real estate businesses from Newcastle Investment Holdings' other investments. In July 2002, prior to our initial public offering, Newcastle Investment Holdings contributed to us certain assets and liabilities in exchange for 16,488,517 shares of our common stock (as adjusted for our October stock dividend).

     Although we were formed as a wholly owned subsidiary of Newcastle Investment Holdings, for accounting purposes this transaction is presented as a reverse spin-off. Under a reverse spin-off, Newcastle Investment Corp. is treated as the continuing entity and the assets that were retained by Newcastle Investment Holdings and not contributed to us are accounted for as if they were distributed at their historical book basis through a spin-off to Newcastle Investment Holdings. Our operations commenced on July 12, 2002.

     Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations on the preceding pages pertains to current and historical information regarding our operations on a stand-alone basis. The analysis in this section discusses such information by treating us as the successor to Newcastle Investment Holdings and therefore includes historical information, through the date of the commencement of our operations, regarding operations of Newcastle Investment Holdings which were distributed to it and therefore are unrelated to our ongoing operations. Transactions completed by Newcastle Investment Holdings related to investments retained by Newcastle Investment Holdings (not contributed to us) are referred to as being completed by our predecessor.

     Newcastle Investment Holdings was incorporated on May 11, 1998 and was initially capitalized through the sale of 50 shares of common stock for $1,000. In June 1998, Newcastle Investment Holdings completed a private offering, including an over-allotment option, for the sale of 20,912,401 shares of common stock for proceeds of approximately $384.5 million, net of expenses. In addition, in July 1998, certain employees of Fortress Investment Group LLC purchased an aggregate of 4,288 shares of the common stock of Newcastle Investment Holdings resulting in additional proceeds of approximately $0.1 million. In 2000 and 2001, Newcastle Investment Holdings repurchased an aggregate of 4,428,222 shares of its common stock for $32.4 million of cash and $46.3 million of newly issued shares of its Series A Cumulative Convertible Preferred Stock (the "Series A Preferred"). At the date of the commencement of our operations, Newcastle Investment Holdings had 16,488,517 shares of its common stock outstanding. The Series A Preferred was fully redeemed by June 14, 2002.

     Our predecessor conducted its business through four primary segments: (1) real estate securities, (2) revenue-producing real estate, primarily credit leased real estate, (3) its investment in Fortress Investment Fund LLC ("Fund I") and (4) real estate loans. Newcastle Investment Holdings' investments in real estate securities and a portion of its investments in revenue-producing real estate were contributed to us. The real estate (GSA portfolio) and real estate loans operations distributed to Newcastle Investment Holdings have been treated as discontinued operations, because they constituted a component of an entity, while the other operations distributed to Newcastle Investment Holdings, including the investment in Fund I, have not been treated as such, because they did not constitute a component of an entity as defined in SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." Revenues attributable to each segment are disclosed below (in thousands).

                                      REAL                 REAL     FORTRESS
                                     ESTATE      REAL     ESTATE   INVESTMENT
                                   SECURITIES   ESTATE    LOANS       FUND      UNALLOCATED    TOTALS
                                   ----------   -------   ------   ----------   -----------   --------
FOR THE YEAR ENDED DECEMBER 31,
  2002:
  Revenues.......................   $83,259     $19,384   $1,281     $3,287          $432     $107,643
FOR THE YEAR ENDED DECEMBER 31,
  2001:
  Revenues.......................   $54,961     $20,249       --    $38,297        $1,615     $115,122
FOR THE YEAR ENDED DECEMBER 31,
  2000:
  Revenues.......................   $46,893     $20,640       --     $8,941       $25,449     $101,923

APPLICATION OF CRITICAL ACCOUNTING POLICIES

     Management's discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ from these estimates. The following is a summary of our predecessor's accounting policies that were most effected by judgments, estimates and assumptions.

     The investment in Fund I was retained by Newcastle Investment Holdings. The managing member of Fund I is Fortress Fund MM LLC (the "Fund I Managing Member"), which is owned jointly, through subsidiaries, by Newcastle Investment Holdings, approximately 94%, and the Manager, approximately 6%. The Fund I Managing Member is entitled to an incentive return (the "Fund Incentive Return") generally equal to 20% of Fund I's returns, as defined, subject to: (1) a 10% preferred return payable to the Fund I investors and (2) a clawback provision which requires amounts previously distributed as Fund Incentive Return to be returned to Fund I if, upon liquidation of Fund I, the amounts ultimately distributed to each investor do not meet a 10% preferred return to the investors. Fund I is managed by the Manager pursuant to the Fund I Managing Member's operating agreement and a management agreement between the Manager and the Fund I Managing Member. In accordance with those documents, (1) the Manager is entitled to 100% of the management fee payable by Fund I, (2) the Manager is entitled to 50% of the Fund Incentive Return payable by Fund I, (3) Newcastle Investment Holdings is entitled to 50% of the Fund Incentive Return payable by Fund I and (4) Newcastle Investment Holdings is entitled to receive 100% of the investment income or loss attributable to the capital invested in Fund I by the Fund I Managing Member. The Manager of Fund I also manages Newcastle and Newcastle Investment Holdings. We consolidated the financial results of the Fund I Managing Member through our predecessor until the date of the commencement of our operations because our predecessor owned substantially all of the voting interest in the Fund I Managing Member. As a result, the financial statements reflect all of the Fund Incentive Return payable to the Fund I Managing Member, including the 50% portion payable to the Manager which is treated as Incentive Return to Affiliates, through the date of the commencement of our operations.

     The Fund Incentive Return is payable on an asset-by-asset basis, as realized. Accordingly, a Fund Incentive Return may be paid to the Fund I Managing Member in connection with a particular Fund I investment if and when such investment generates proceeds to Fund I in excess of the capital called with respect to such investment, plus a 10% preferred return thereon. If, upon liquidation of Fund I, the aggregate amount paid to the Fund I Managing Member as Fund Incentive Return exceeds the amount actually due to the Fund I Managing Member (that is, amounts that should instead have been paid to investors) after taking into account the aggregate return to investors, the excess is required to be returned by the Fund I Managing Member (that is "clawed back") to Fund I.

     Our predecessor received a credit against management fees otherwise payable under the Management Agreement with the Manager for management fees and any Fund Incentive Return paid to the Manager by Fund I in connection with our predecessor's investment in Fund I. Our predecessor had adopted Method 2 of Emerging Issues Task Force Topic D-96 which specifies that companies with management arrangements that contain a performance based incentive return that is not finalized until the end of a period of time specified in the contract may record such return as revenue in the amount that would be due under the formula at any point in time as if the incentive return arrangement was terminated at that date.

     Our predecessor recorded as incentive income the amount that would be due based on the fair value of the assets in Fund I exceeding the required return at a specific point in time as if the management arrangement was terminated on that date. Based on this methodology, our net income in each reporting period through the date of the commencement of our operations reflected changes in the fair value of the assets in Fund I. The fair value of the assets in Fund I is determined by the Fund I Managing Member pursuant to guidelines established by Fund I's board of directors. Due to the inherent uncertainty of valuations of investments without a public market, the estimates of value may differ from the values that are ultimately realized by Fund I, and the differences could be material. Such estimates of fair value can fluctuate from quarter to quarter, which resulted in material fluctuations in the amount of Fund Incentive Return recorded.

RESULTS OF OPERATIONS

     Our independent operations commenced in July 2002 and our initial public offering was completed in October 2002. These events resulted in additional capital being deployed to our investments which, in turn, resulted in changes to our results of operations. Furthermore, the historical results of operations described below include the operations of our predecessor through the date of the commencement of our operations. Therefore, many items discussed below will not have a continuing impact on our operations.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2002 TO THE YEAR ENDED DECEMBER 31,
2001

     Interest and dividend income increased by $24.2 million or 49%, from $48.9 million to $73.1 million. This increase is primarily the result of interest earned on the real estate securities purchased in connection with our CBO II transaction.

     Rental and escalation income decreased by $0.2 million or 1%, from $20.1 million to $19.9 million. This decrease is primarily the result of foreign currency fluctuations with respect to our Bell Canada portfolio.

     Gain on settlement of investments increased by $3.0 million, from $8.4 million to $11.4 million, primarily as a result of an increase in the volume of sales of certain real estate securities. Sales of real estate securities are based on a number of factors including credit, asset type and industry and can be expected to increase or decrease from time to time. Periodic fluctuations in the volume of sales of securities is dependent upon, among other things, management's assessment of credit risk, asset concentration, portfolio balance and other factors. The increased volume of sales of securities during this period reflects management's determination that the portfolio required more adjustment than in prior periods.

     Equity in earnings of unconsolidated subsidiaries decreased by $2.4 million or 87%, from $2.8 million to $0.4 million, as a result of the elimination of income from our predecessor's investments in Fund I and Austin Holdings Corporation subsequent to their distribution to Newcastle Investment Holdings.

     Management fee income from Fund I, all of which is payable to the Manager and is therefore included in management fee expense, had no net effect on our reported operations.

     Incentive Income from our predecessor's investment in Fund I of $1.2 million of loss was recorded during the period. We recorded as Fund Incentive Return the amount that would be due based on the fair value of the assets in Fund I exceeding the required return as if the management arrangement was terminated, through the date of this investment's distribution to Newcastle Investment Holdings. During the period, the amount previously recognized as Fund Incentive Return in 2001 was reduced due to losses incurred in Fund I. The calculation of incentive income is more fully discussed above.

     Interest expense increased by $13.6 million or 38%, from $35.9 million to $49.5 million. This increase is primarily the result of interest on the CBO II securitization ($18.6 million), partially offset by lower interest rates being paid on the variable rate CBO securities classes ($4.6 million).

     Property operating expense decreased by $0.1 million or 1%, from $8.7 million to $8.6 million, primarily as the result of the same factors which effected rental and escalation income.

     Loan servicing and REO expense increased by $0.4 million or 158%, from $0.3 million to $0.7 million, primarily as a result of the acquisition of the real estate securities purchased in connection with our CBO II transaction.

     General and administrative expense increased by $1.3 million, from $1.6 million to $2.9 million, primarily as a result of increased insurance costs.

     Management fee expense decreased by $5.4 million, from $14.7 million to $9.3 million, based on the reduction in our equity resulting from the distribution of assets to Newcastle Investment Holdings. Management fee expense includes management fees related to Fund I through the date of the distribution of such investment to Newcastle Investment Holdings, that decreased by $4.5 million, which are directly offset by management fee income.

     Preferred incentive return decreased by $14.3 million, from $17.2 million to $2.9 million, primarily as a result of decreased earnings on our predecessor's investment in Fund I, prior to this investment's distribution to Newcastle Investment Holdings.

     Depreciation and amortization decreased by $0.4 million or 10%, from $3.6 million to $3.2 million, primarily as the result of the elimination of amortization of certain costs related to our predecessor's investment in Fund I, prior to this investment's distribution to Newcastle Investment Holdings.

     Preferred dividends and related accretion decreased by $1.3 million, from $2.5 million to $1.2 million, as a result of the redemption of such stock in June 2002.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2001 TO THE YEAR ENDED DECEMBER 31,
2000

     Interest and dividend income decreased by $2.1 million or 4.1%, from $51.0 million to $48.9 million. This decrease is primarily the result of a decrease in dividend income from our ICH stock subsequent to our acquisition of ICH ($1.5 million) and a decrease in bank interest due to lower cash balances ($1.3 million), offset by an increase related to the securities acquired from ICH in November 2000 ($1.1 million).

     Rental and escalation income decreased by $0.3 million or 1.9%, from $20.4 million to $20.1 million. This decrease is primarily the result of foreign currency fluctuations related to our Bell Canada and LIV portfolios.

     Gain on settlement of investments decreased by $12.4 million, from $20.8 million to $8.4 million, primarily as a result of gains taken on assets acquired from ICH in 2000 ($19.8 million) offset by gains on sales of certain real estate securities in 2001 ($7.4 million). Sales of real estate securities are based on a number of factors including credit, asset type and industry and can be expected to increase or decrease from time to time. Periodic fluctuations in the volume of sales of securities is dependent upon, among other things, management's assessment of credit risk, asset concentration, portfolio balance and other factors. The increased volume of sales of securities during this period reflects management's determination that the portfolio required more adjustment than in prior periods.

     Equity in earnings of unconsolidated subsidiaries increased by $3.8 million, primarily as a result of income from our predecessor's investment in Fund I. Fund I was more fully invested in 2001 and therefore generated more income.

     Incentive Income from our predecessor's investment in Fund I increased by $28.7 million as a result of the incentive threshold being reached in 2001.

     Interest expense decreased by $1.0 million or 2.8%, from $36.9 million to $35.9 million. This decrease is primarily the result of lower interest rates being paid on the variable rate CBO I securities classes ($2.9 million), offset by increased interest on our predecessor's credit facility due to a higher average outstanding balance ($1.4 million).

     Property operating expense decreased by $0.3 million or 2.9%, from $9.0 million to $8.7 million, primarily as the result of foreign currency fluctuations related to our Bell Canada and LIV portfolios.

     Loan servicing expense remained approximately the same at $0.3 million.

     General and administrative expense decreased by $1.7 million, from $3.3 million to $1.6 million, primarily as a result of decreased professional fee expenses.

     Management fee expense decreased by $0.9 million, from $15.6 million to $14.7 million, based on the reduction in our equity resulting from the repurchase of 4.4 million shares of our predecessor's common stock in late 2000.

     Preferred incentive return increased by $17.2 million primarily as a result of reaching the incentive return thresholds in both our management agreement and in Fund I's agreement in 2001.

     Depreciation and amortization increased by $0.7 million or 22%, from $2.9 million to $3.6 million, primarily as the result of the amortization of certain costs related to our predecessor's investment in Fund I.

     Preferred dividends and related accretion increased by $0.5 million as a result of the issuance of such stock in 2000.

LIQUIDITY AND CAPITAL RESOURCES

     See "Management's Discussion and Analysis of Pro Forma Financial Conditions and Results of Operations -- Liquidity and Capital Resources" for a discussion of our current liquidity and capital resources.

     The following is a discussion of our predecessor's historical liquidity and capital resources, primarily related to operations distributed to them.

     Our primary sources of funds for liquidity, subsequent to our predecessor's private equity offering in 1998, have consisted of net cash provided by operating activities, borrowings under loans, the issuance of debt securities and the settlement of investments.

     Our predecessor had certain investments in, and commitments to, two unconsolidated subsidiaries as described below. Both of these investments, and the related commitments, were distributed to Newcastle Investment Holdings.

     Newcastle Investment Holdings committed to contribute approximately $100 million to Fund I, along with other major institutional investors who, together with Newcastle Investment Holdings and its affiliates, committed approximately $872.8 million over the three years ending April 28, 2003.

     In 1998, Newcastle Investment Holdings and Fortress Principal Investment Group LLC ("FPIG"), an affiliate of our manager, formed Austin Holdings Corporation ("Austin"). FPIG contributed cash and Newcastle Investment Holdings contributed its interest in entities that owned certain assets, primarily nonperforming loans and foreclosed real estate intended for sale, which it originally acquired as part of a loan pool acquisition. The assets Newcastle Investment Holdings contributed, and any income generated from them, are not well suited to be held by a REIT for the reasons described below. If the assets were treated as inventory held for sale in the ordinary course of business, any gain from the sale of these assets would be subject to a 100% excise tax in the hands of a REIT. By holding these assets indirectly through Austin, a corporate entity, Newcastle Investment Holdings instead received dividend income from the corporation, which is not subject to the 100% excise tax, and is treated as qualifying income for purposes of the 95% income test that applies to REITs. Newcastle Investment Holdings held non-voting preferred stock of Austin. Newcastle Investment Holdings' preferred stock in Austin represented a 95% economic ownership interest in Austin and had a liquidation preference over the common stockholders. Newcastle Investment Holdings' interest in Austin was accounted for under the equity method. Newcastle Investment Holdings acquired stock that is non-voting in order to comply with the rule that REITs generally may not hold more than 10% of the voting stock of any corporation. FPIG was the holder of all of the common stock, which represented 100% of the vote and 5% of the economic ownership interest in Austin. Austin also owned 100% of the common stock of Ascend Residential Holdings, Inc. ("Ascend"). Ascend's primary business was the acquisition, rehabilitation and sale of single-family residential properties.

     In May 1999, Newcastle Investment Holdings closed on the $399.1 million GSA securitization. The GSA securitization, and related assets, were retained by Newcastle Investment Holdings.

     In November 1999, Newcastle Investment Holdings securitized a U.S. commercial mortgage loan by issuing $55.6 million of bonds. The bonds were also secured by a $15.0 million letter of credit. These obligations were repaid in December 2001.

     In November 1999, Newcastle Investment Holdings obtained the $24.8 million GSA Kansas City mortgage, which was repaid in May 2002 upon sale of the related asset.

     In July 2000, Newcastle Investment Holdings entered into a $40 million revolving credit agreement, which bore interest at LIBOR + 4.25% and was due in July 2003. Newcastle Investment Holdings hedged its exposure to the risk of changes in market interest rates with respect to the credit agreement by obtaining an interest rate swap. This credit agreement was retained by Newcastle Investment Holdings.

     Net cash flow provided by operating activities decreased from $34.4 million for the year ended December 31, 2001 to $21.6 million for the year ended December 31, 2002. It increased from $24.8 million for the year ended December 31, 2000 to $34.4 million for the year ended December 31, 2001. These changes resulted from the acquisition and settlement of Newcastle's investments as described above, including the distribution of investments to Newcastle Investment Holdings.

     Investing activities provided (used) ($682.7 million), $106.1 million and $151.6 million during the years ended December 31, 2002, 2001 and 2000, respectively. Investing activities consisted primarily of the acquisition and improvement of properties and the investments made in certain real estate securities, net of proceeds from the settlement of debt and equity investments as well as the sale of properties.

     Financing activities provided (used) $675.2 million, ($119.7 million) and ($180.2 million) during the years ended December 31, 2002, 2001 and 2000, respectively. The borrowings and debt issuances described above served as the primary sources of cash flow from financing activities. Offsetting uses included the payment of related deferred financing costs (including the purchase of hedging instruments), the payment of dividends, the redemption of common and preferred stock and the repayment of debt as described above.

     See the consolidated statements of cash flows in our consolidated financial statements included in this prospectus for a reconciliation of our cash position (including our predecessor's cash position prior to the commencement of our operations) for the periods described herein.

FUNDS FROM OPERATIONS

     We believe Funds from Operations (FFO) is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT analyst communities. FFO, for our purposes, represents net income available for common shareholders (computed in accordance with accounting principles generally accepted in the United States (GAAP)), excluding extraordinary items, plus real estate depreciation and amortization, and after adjustments for unconsoli-dated subsidiaries. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. In addition, we excluded accrued incentive income from our predecessor's investment in Fortress Investment Fund LLC (Fund I) and included incentive income distributed or distributable from Fund I in accordance with the operating agreement of Fund I since this reflects cash distributed or distributable from Fund I, while accrued incentive income is based upon the fair value of Fund I's net assets, which is subject to fluctuation. Adjustments for unconsolidated subsidiaries are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

     Funds from Operations is calculated as follows (unaudited) (in thousands):

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2002       2001        2000
                                                              --------   ---------   --------
Income available for common stockholders....................  $30,333     $41,131    $40,776
Real estate depreciation and amortization...................    7,994      12,909     12,621
Accumulated depreciation on real estate sold................   (2,847)         --         --
Real estate depreciation and amortization-unconsolidated
  subsidiaries..............................................    1,614       2,564        126
Incentive income accrued from Fund I(A).....................      609     (14,354)        --
Equity in incentive return accrued by Fund I................      (70)      1,645         --
Distributable incentive income from Fund I(B)...............       --       4,369         --
                                                              -------    --------    -------
Funds from Operations (FFO).................................  $37,633     $48,264    $53,523
                                                              =======    ========    =======

---------------

(A) Represents our predecessor's 50% interest in the incentive income as follows:

      Total incentive income................................  $(1,218)   $28,708
      Manager portion.......................................      609    (14,354)
                                                              -------   --------
      Our predecessor's incentive income....................    $(609)   $14,354
                                                              =======   ========

(B) Represent our predecessor's 50% interest in the distributable incentive income:

 Total distributable incentive income................................     $8,738
      Distributable incentive income due to Manager..................     (4,369)
                                                                        --------
      Our predecessor's distributable incentive income...............     $4,369
                                                                        ========

                           NEWCASTLE INVESTMENT CORP.

     We invest in real estate securities and other real estate-related assets. We seek to finance these investments primarily using match-funded financing structures. Match-funded financing structures match assets and liabilities with respect to maturities and interest rates. Our objective is to maximize the difference between the yield on our investments and the cost of financing these investments while hedging our positions. We are organized and conduct our operations to qualify as a real estate investment trust (REIT) for federal income tax purposes.

     We were formed in June 2002 for the purpose of separating the real estate securities and credit leased real estate businesses from Newcastle Investment Holdings's other investments. We completed the initial public offering of our common stock in October 2002. Newcastle Investment Holdings currently owns 68.2% of our outstanding common stock, assuming exercise of all outstanding options. Newcastle Investment Holdings was formed in May 1998. Prior to the completion of our initial public offering, Newcastle Investment Holdings contributed to us certain assets and related liabilities in exchange for shares of our common stock. However, for accounting purposes this transaction is presented as a reverse spin-off. Under a reverse spin-off, Newcastle Investment Corp. is treated as the continuing entity and the assets retained by Newcastle Investment Holdings are accounted for as if they were distributed at historical book basis through a spin-off to Newcastle Investment Holdings.

     We own a diversified portfolio of credit sensitive real estate securities, including commercial and residential mortgage backed securities (CMBS) and unsecured REIT debt, rated primarily BBB (BBB- is the lowest investment grade rating) and BB (BB+ is the highest non-investment grade rating). Mortgage backed securities are interests in or obligations secured by pools of commercial or residential mortgage loans. We also own credit leased real estate in Canada and Belgium. We consider credit leased real estate to be real estate that is leased primarily to tenants with, or whose major tenant has, investment grade credit ratings. We also own a pool of mortgage loans. We describe each of these assets and liabilities below under "-- Our Investments."

     We are externally managed and advised by Fortress Investment Group LLC. Our chairman and chief executive officer and each of our executive officers also serve as officers of our manager. We have no ownership interest in our manager. We have chosen to be externally managed by Fortress Investment Group to take advantage of the existing business relationships, operational and risk management systems, expertise and economies of scale associated with our manager's current business operation. At December 31, 2002, our manager and its principals owned approximately 16.4% of the equity of Newcastle Investment Holdings (25.8% upon exercise of outstanding options to purchase shares of Newcastle Investment Holdings). In addition, we granted to our manager options to purchase 700,000 shares of our common stock, at the offering price of our shares in our initial public offering. As a result, Fortress Investment Group and its principals beneficially own approximately 20.5% of our common equity, taking into account interests in Newcastle Investment Holdings and assuming exercise of all of their options. We pay Fortress Investment Group an annual base management fee and may pay incentive compensation based on certain performance criteria. Fortress Investment Group also manages and invests in other entities, including Newcastle Investment Holdings, that invest in real estate assets.

OUR STRATEGY

     We focus on investing in credit sensitive real estate securities, including mortgage backed securities and REIT securities, and invest in other real estate related investments, including credit leased real estate and mortgage loans. The mortgage backed securities we invest in will generally be junior in right of payment of interest and principal to one or more senior classes, but will benefit from the support of one or more subordinate classes of securities or other form of credit support within a securitization transaction. The REIT securities we invest in will reflect a comparable credit position and rating. We believe that these securities offer attractive risk-adjusted returns with long-term principal protection under a variety of default and loss scenarios. While the expected yield on these securities is sensitive to the performance of the underlying assets, the more subordinated securities or other features of the securitization transaction, in the case of mortgage backed securities, and the issuer's underlying equity, in the case of REIT securities, are designed to bear the first risk of default and loss. We further minimize credit risk through active surveillance and management of our portfolio.

     Returns on these investments can be sensitive to interest rate volatility. We attempt to minimize exposure to interest rate fluctuation through the use of match-funded financing structures. In particular, we finance our real estate securities investments through the issuance of debt securities in the form of collateralized bond obligations (CBOs) to take advantage of the structural flexibility offered by CBO transactions to buy and sell certain investment positions to manage risk and, subject to certain limitations, to optimize returns.

     We actively monitor our investment portfolio and the underlying credit quality of our holdings and, where appropriate, may reposition our investments to upgrade the credit quality and yield on our investments. We selectively pursue special investment situations where we believe cash flows have been mispriced, including discounted securities purchases in sectors or jurisdictions which have fallen out of favor due to economic pressures, regulatory issues or illiquidity. We draw on our manager's expertise and significant business relationships with participants in the real estate securities industry to enhance our access to these investments, which may not be broadly marketed.

     Our investments may be made directly or indirectly, such as in the form of an investment in a vehicle created to hold such assets. We conduct our business such that our investments in the securities of other issuers do not require us to register as an "investment company" under the Investment Company Act of 1940, as amended, and we would divest securities before any such registration would be required.

OUR COMPETITIVE STRENGTHS

  Asset Quality and Diversification

     Our portfolio is diversified by asset type, industry, location and issuer. We expect that diversification will minimize the risk of capital loss, and will also enhance the terms of our financing structures.

     Our portfolio of real estate securities has an overall weighted average credit rating of BBB-, and approximately 68% of these securities have an investment grade rating (BBB- or higher). As of December 31, 2002, 81% of the square footage of our credit leased real estate was occupied by tenants having investment grade credit ratings. For a detailed description of the ratings assigned by Standard and Poor's and Moody's, see "-- Ratings."

  Match-Funding Discipline

     Generally, we seek to "match fund" our assets and liabilities with respect to maturities and interest rates. We attempt to match the maturities of our investments with the maturities of our financial obligations. In addition, our objective is to finance our investments with like-kind debt (i.e., floating-rate assets are financed with floating-rate debt and fixed-rate assets are financed with fixed-rate debt), directly or through the use of hedges such as interest rate swaps, caps and other financial instruments, subject to limitations on the ability to utilize these instruments pursuant to the tax rules applicable to REITs. This allows us to reduce interim refinancing risk and the impact of changing interest rates on our earnings and net asset value. As of December 31, 2002, a 100 basis point change in short-term interest rates would affect our earnings by no more than $1.9 million per annum.

  Creative Financing Strategies

     We seek to enhance returns to stockholders through the use of leverage. We finance our investments in real estate securities by issuing debt securities, in particular CBOs, to take advantage of the structural flexibility offered by CBO transactions. Unlike typical securitization structures, the assets underlying the CBOs may be sold, subject to certain limitations, without a corresponding pay-down of the CBO debt, provided the proceeds are reinvested in qualifying assets. As a result, CBOs enable us to actively manage, subject to certain limitations, the pool of assets. We have also employed lease securitizations to finance certain of our credit leased real estate. We use short term financing, in the form of repurchase agreements, bridge financings and bank warehousing facilities, prior to implementing optimal match-funded financing.

  Experienced Management

     The principal executives of our manager have an average of more than 17 years of experience in the fields of real estate investing and finance, private equity investment, capital markets, transaction structuring and risk management with respect to both dollar and non-dollar denominated investments, providing us with significant expertise in key areas of our business. Over the last six years alone, the founders of our manager have managed the acquisition of over $20 billion of real estate-related assets and the issuance of over $11 billion of real estate securities.

OUR INVESTMENT GUIDELINES

     Our board of directors has adopted general guidelines for our investments and borrowings to the effect that:

     - no investment shall be made which would cause us to fail to qualify as a REIT;

     - no investment shall be made which would cause us to be regulated as an investment company;

     - no more than 20% of our equity, determined as of the date of such investment, shall be invested in any single asset;

     - our leverage shall not exceed 90% of the value of our assets; and

     - we shall not co-invest with the manager or any of its affiliates unless
       (i) our co-investment is otherwise in accordance with these guidelines and (ii) the terms of such co-investment are at least as favorable to us as to the manager or such affiliate (as applicable) making such co-investment.

     Our manager is required to seek the approval of the independent members of our board of directors before we engage in a material transaction with another entity managed by our manager. These investment guidelines may be changed by our board of directors without the approval of our stockholders.

OUR TARGETED INVESTMENTS

     COMMERCIAL MORTGAGE BACKED SECURITIES. We invest in commercial mortgage backed securities (CMBS), which are secured by or evidence ownership interests in a single commercial mortgage loan or a pool of mortgage loans secured by commercial properties. These securities may be senior, subordinate, investment grade or non-investment grade securities. We expect the majority of our CMBS investments to be rated by at least one nationally recognized rating agency. The majority of our investments in CMBS consist of securities that are part of a capital structure or securitization where the rights of such class to receive principal and interest are subordinate to senior classes but senior to the rights of lower rated classes of securities. We seek to invest in CMBS that will yield high current interest income and where we consider the return of principal to be likely. We acquire CMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.

     The yield on CMBS depends, in part, on the timely payment of interest and principal due on the underlying mortgage loans and defaults by the borrowers on such loans may ultimately result in deficiencies and defaults on the CMBS. In the event of a default, the trustee for the benefit of the holders of CMBS has recourse only to the underlying pool of mortgage loans and, if a loan is in default, to the mortgaged property securing such mortgage loan. After the trustee has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy will be available. However, holders of relatively senior classes of CMBS will be protected to a certain degree by the structural features of the securitization transaction within which such CMBS were issued, such as the subordination of the relatively more junior classes of the CMBS.

     The credit quality of CMBS depends primarily on the credit quality of the underlying mortgage loans. Among the factors determining credit quality of a mortgage loan are (i) the purpose of the mortgage loan (e.g., refinancing or new purchase), (ii) the principal amount of the mortgage loan relative to the value of the related mortgaged property at origination and at maturity, (iii) the mortgage loan terms (e.g., amortization, balloon amounts, reserves, prepayment terms), (iv) the geographic location of the mortgaged property securing the mortgage loan, and (v) the creditworthiness of tenants occupying the underlying properties.

     In considering whether to acquire a CMBS, we perform due diligence to assess the credit quality of the mortgage loans as discussed above, as well as
(i) the capabilities of the master and special servicer servicing the mortgage loans, (ii) the CMBS structure including subordination levels, (iii) the prepayment and default history of the other mortgage loans previously originated by lenders, (iv) cash flow analyses under various prepayment and interest rate scenarios (including sensitivity analyses), and (v) an analysis of various default scenarios.

     B NOTES. We invest in "B Notes" rated by at least one nationally recognized rating agency. A "B Note" is typically a privately negotiated loan
(a) secured by a first mortgage on a single large commercial property or group of related properties and (b) subordinated to an "A Note" secured by the same first mortgage on the same property. The subordination of a B Note is typically evidenced by an inter-creditor agreement with the holder of the related A Note.

     B Notes share certain credit characteristics with subordinated CMBS, in that both reflect an interest in a first mortgage and are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding senior securities or the A Notes, as the case may be. As opposed to a typical CMBS secured by a large pool of mortgage loans, B Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B Notes also share certain credit characteristics with second mortgages, in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A Note, as the case may be. We acquire B Notes in negotiated transactions with the originators, as well as in the secondary market.

     The yield on a B Note depends on the timely payment by the borrower of interest and principal. Default by the borrower may, depending on the transaction structure, result in the immediate interruption of current cash flow and may ultimately result in the loss of principal of the B Note. In the event of such a default, the rights of the B Note holders to foreclose on the mortgage collateral are typically subject to the prior right of the holder of the corresponding A Note. As a result, the rights of the holder of a B Note to mitigate losses in the event of a borrower default may be impaired.

     The credit quality of a B Note depends on (i) the borrower under the underlying mortgage, (ii) the value of the underlying collateral and the extent to which it secures the obligation owed to the B Note holder, (iii) the rights under the mortgage loan documents (e.g. personal guarantees, additional collateral, default covenants, remedies), (iv) the B Note holder's rights under an inter-creditor agreement with the A Note holders, (v) the level and stability of cash flow from the property available to service the mortgage debt, and (vi) the availability of capital for refinancing by the borrower if the mortgage loan does not fully amortize.

     We perform extensive due diligence and credit analysis including (i) borrower credit underwriting, (ii) property review (e.g. appraisal, environmental, structural), (iii) mortgage loan and B Note documentation review,
(iv) property cash flow analysis, and (v) analysis of the eligibility of each mortgage loan for inclusion as collateral in a future securitization or appropriateness for other forms of financing or sale.

     REIT SECURITIES. We invest in securities issued by other REITs, including investment grade and non-investment grade debt and preferred equity securities issued by other REITs. REIT debt securities are generally unsecured corporate obligations of REITs. We expect the majority of these REIT securities to be rated by at least one nationally recognized rating agency. We seek to invest in REIT securities that will yield high current interest and dividend income and where we consider the return of principal to be likely. We acquire REIT securities from companies representing a variety of property types.

     The credit quality of REIT securities is directly dependent on the financial condition and business outlook of the issuer. Factors determining the financial condition and outlook include (i) portfolio credit quality (e.g. diversity, type of asset and stability of cash flow), (ii) availability of capital, (iii) leverage and leverage trends, (iv) size of portfolio, (v) competition, and (vi) quality of the REIT's management team.

     In analyzing these REIT securities, we consider, among other factors, the credit quality factors described above as well as unencumbered and encumbered cash flow coverage, capital structure, refinancing risks, and covenants of the issuer's outstanding debt.

     RESIDENTIAL MORTGAGE SECURITIES. We may invest in residential mortgage backed securities (RMBS), which are secured by or evidence ownership interests in pools of mortgage loans secured by single family residential properties. We would invest in securities with credit quality and subordination levels similar to those described above for our CMBS investments.

     We seek to invest in RMBS that will yield high current interest income and where we consider the return of principal to be likely. We will acquire RMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.

     Like CMBS, the yield on RMBS depends, in part, on the timely payment of interest and principal due on the underlying mortgage loans by the borrowers under such mortgage loans and defaults by such borrowers may ultimately result in deficiencies and defaults on the RMBS. In the event of a default, the trustee for the benefit of the holders of RMBS has rights similar to corresponding rights of a CMBS trustee.

     Like CMBS, the credit quality of RMBS depends on the credit quality of the underlying mortgage loans, which is a function of factors such as (i) the purpose of the mortgage loans (e.g. refinancing or new purchase), (ii) the principal amount of the mortgage loans relative to the value of the related mortgaged properties, (iii) the mortgage loan terms (e.g. amortization), (iv) the geographic location of the properties securing the mortgage loans, and (v) the creditworthiness of the borrowers.

     In considering whether to acquire an RMBS, we perform due diligence to assess the credit quality of the mortgage loans as discussed above for CMBS, as well as the likelihood of prepayment, which residential borrowers are generally permitted to do without penalty. For RMBS, credit quality may also depend on the extent of any government or agency guarantee of the mortgage loans securing the RMBS.

     MORTGAGE LOANS. We invest in portfolios of mortgage loans from various sellers, including life insurance companies, banks and other owners, generally secured by commercial or residential properties in the U.S. Among the factors determining credit quality of a mortgage loan are (i) the purpose of the mortgage loan (e.g. refinancing or new purchase), (ii) the principal amount of the mortgage loan relative to the value of the related mortgaged property at origination and at maturity, (iii) the mortgage loan terms (e.g. amortization, balloon amounts, reserves, prepayment terms), (iv) the geographic location of the mortgaged property securing the mortgage loan, and (v) the creditworthiness of tenants or borrowers occupying the underlying property.

     OTHER REAL ESTATE-RELATED INVESTMENTS. We may also make investments in other types of commercial real estate assets as well as in non-mortgage backed securities. In particular, we may invest in credit leased real property similar to our current credit leased real estate portfolio.

     Although we invest in the investments described above, our business decisions will depend on changing market conditions. As a result, we cannot predict with any certainty the percentage of our assets that will be invested in each category. We may change our investment strategy and policies without a vote of stockholders. We may acquire assets from our manager or its affiliates, including securities issued by our manager or its affiliates. There are no limitations on such transactions, except that they must comply with our general investment guidelines and our management agreement with our manager.

OUR FINANCING STRATEGY

     We seek to enhance returns to stockholders through the use of leverage. Our financing strategy focuses on the use of match-funded financing structures. This means that we seek to match the maturities of our financial obligations with the maturities of our investments to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on earnings. In addition, we generally match fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating-rate assets are financed with floating-rate debt), through the use of hedges such as interest rate swaps, caps, or through a combination of these strategies. This allows us to reduce the impact of changing interest rates on our earnings. In this regard, we intend to utilize securitization structures, particularly CBOs, as well as other match-funded financing structures. CBOs are multiple class debt securities, or bonds, secured by pools of assets, such as mortgage backed securities, B Notes and REIT debt. Like typical securitization structures, in a CBO (a) the assets are pledged to a trustee for the benefit of the holders of the bonds, (b) one or more classes of the bonds are rated by one or more rating agencies, and (c) one or more classes of the bonds are marketed to a wide variety of fixed income investors, which enables the CBO sponsor to achieve a relatively low cost of long-term financing. Unlike typical securitization structures, we prefer to structure our CBOs such that the underlying assets may be sold, subject to certain limitations, without a corresponding pay-down of the CBO debt, provided the proceeds are reinvested in qualifying assets. As a result, CBOs enable the sponsor to actively manage, subject to certain limitations, the pool of assets. We believe that our CBO financing structures are an appropriate financing vehicle for our targeted asset classes, because they will enable us to lock in a long-term cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our investments while giving us the flexibility to manage credit risk and, subject to certain limitations, to take advantage of profit opportunities.

     We may also use short term financing, in the form of repurchase agreements, bridge financings and bank warehousing facilities, as an intermediary step prior to the implementation of optimal match-funded financing. We utilize leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates.

OUR HEDGING ACTIVITIES

     We enter into hedging transactions to protect our positions from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as our manager determines is in the best interest of our stockholders, given the cost of such hedges and the need to maintain our status as a REIT. Our manager may elect to have us bear a level of interest rate risk that could otherwise be hedged when our manager believes, based on all relevant facts, that bearing such risks is advisable. Our manager has extensive experience in hedging real estate positions with these types of instruments. Our manager engages in hedging for the sole purpose of protecting against interest rate risk and not for the purpose of speculating on changes in interest rates.

OUR INVESTMENTS

     We own a diversified portfolio of credit sensitive real estate securities, including commercial mortgage backed securities and unsecured REIT debt rated primarily BBB (the lowest investment grade rating) and BB (one level below investment grade). We also own certain credit leased real estate in Canada and Belgium and a pool of mortgage loans.

     Information regarding our business segments is provided in "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations," in "Management's Discussion and Analysis of Historical Financial Condition and Results of Operations," and in Note 3 to our consolidated financial statements which are included in the prospectus.

     Our equity at December 31, 2002 is invested 75% in our real estate securities segment, 9% in our credit leased real estate segment, 4% in our real estate loan segment, and 12% in other investments, primarily cash equivalents.

     The following is a description of our investment assets as of December 31, 2002. For an explanation of the ratings assigned by Standard & Poor's and Moody's Investor Services, see "-- Ratings."

REAL ESTATE SECURITIES

     CBO I: In July 1999, Fortress CBO Investments I, Limited and Fortress CBO Investments I Corp. issued approximately $500 million face amount of CBOs and other securities in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Rule 144A and Regulation S thereunder. As of December 31, 2002, the underlying securities securing CBO I consist of:

     - $323.0 million face amount in CMBS with a weighted average coupon of 6.72%, a weighted average rating of approximately BB and a weighted average term to maturity of 7.11 years. Retail, multifamily and office properties comprise 48%, 19% and 15%, respectively, of the underlying collateral.

     - $234.6 million face amount in unsecured REIT debt securities with a weighted average coupon of 7.41%, a weighted average rating of approximately BBB and a weighted average remaining term to maturity of
       5.48 years. Office, retail, industrial and residential REIT industries comprise 17%, 29%, 19% and 14%, respectively, of the debt.

     $437.5 million of Senior CBO I securities were sold to third parties and we own $62.5 million of the Subordinate CBO I securities. The table below sets forth further information with respect to the CBO I structure.

                                       MOODY'S/S&P                                 EXPECTED
                             CLASS       RATINGS     FACE AMOUNT      COUPON      MATURITY(1)
                           ---------   -----------   ------------   -----------   -----------
Senior CBO I
  Securities.............      A        Aaa/AAA      $322,500,000   LIBOR +0.65%    July-04
                               B         Aa2/AA       $20,000,000   LIBOR +0.80%    July-04
                               C         A2/NR        $62,500,000          7.85%    July-09
                               D        Baa2/NR       $32,500,000          8.60%    July-09
                                                     ------------
     TOTAL...............                            $437,500,000
                                                     ============
Subordinate CBO I
  Securities.............      E          Ba2         $17,500,000          8.00%    July-09
                           Preferred       B2         $17,500,000          9.00%    July-09
                           Common I                   $26,400,000           N/A         N/A
                           Common II                   $1,100,000           N/A         N/A
                                                     ------------
     TOTAL...............                             $62,500,000
                                                     ============

---------------

(1) Reflects expected maturities upon refinancing. Contractual maturities are July 2038.

     We act as collateral manager for CBO I and are paid a monthly fee of 0.5% per annum of the principal balance of the CBO I collateral. We have the discretion to buy and sell up to 15% of the outstanding face of the collateral annually, and to sell defaulted and credit risk securities on an unlimited basis. Until 2004, we are obligated to reinvest principal received from the collateral. In 2004, we intend to refinance the Class A and B Senior CBO I securities, provided it would not result in a downgrade of any rated classes of securities. Failure to so refinance on the scheduled date in 2004 will result in an additional allocation of cash flows from certain of the Subordinate CBO I securities to the Class A and B Senior CBO I securities. To better match the collateral cash flow to the debt service on the CBO I Securities, we entered into interest rate swap and cap agreements.

     CBO II: On April 25, 2002, Newcastle CDO I Limited and Newcastle CDO I Corp. issued $500 million face amount of collateralized bond obligations and other securities in our second CBO transaction. As of December 31, 2002 the second CBO, which we refer to as CBO II, consisted of:

     - $299.0 million face amount in CMBS with a weighted average coupon of 6.35%, a weighted average rating of approximately BBB- and a weighted average term to maturity of 7.17 years. Retail, multifamily and office properties comprise 35%, 29% and 19%, respectively, of the underlying collateral.

     - $113.4 million face amount in unsecured REIT debt securities with a weighted average coupon of 7.81%, a weighted average rating of approximately BBB- and a weighted average remaining term to maturity of
       7.85 years. Office, retail and residential REIT industries comprise 13%, 41% and 16% respectively, of the debt.

     - $58.2 million face amount in asset backed securities with a weighted average coupon of 7.29% and a weighted average term to maturity of 7.89 years.

     $444 million face amount of Senior CBO II securities were sold to third parties and we own $56 million of the Subordinate CBO II securities. The table below sets for the further information with respect to the structure of CBO II.

                                            MOODY'S/S&P
                                  CLASS       RATINGS     FACE AMOUNT      COUPON     MATURITY
                                ---------   -----------   ------------   ----------   --------
Senior CBO II Securities......   Class I     Aaa/AAA      $372,000,000   LIBOR+0.55%  April-32
                                Class II      A3/A-        $38,000,000         7.59%  April-37
                                Class III    Baa2/BBB      $34,000,000         8.37%  April-37
                                                          ------------
     TOTAL....................                            $444,000,000
                                                          ============
Subordinate CBO II
  Securities..................  Class IV      Ba2/BB       $19,000,000         7.50%  April-37
                                Preferred       NR         $37,000,000          N/A   April-37
                                                          ------------
     TOTAL....................                             $56,000,000
                                                          ============

     We act as collateral manager for CBO II and are paid a quarterly fee of 1/4 of 0.35% of the principal balance of the CBO II collateral. We have the discretion to buy and sell up to 15% of the outstanding face of the collateral annually, and to sell defaulted and credit risk securities on an unlimited basis. Until 2007, we are obligated to reinvest principal received from the collateral. To better match the collateral cash flow to the debt service on the CBO II securities, we entered into interest rate swap and cap agreements.

     CBO III: On March 12, 2003, we agreed to pricing terms for CBO III, which we expect will close on or about March 19, 2003. We expect that upon closing, we will sell $472 million of senior CBO III securities. Pursuant to an agreement entered into in July 2002, Bear, Stearns International Limited (BSIL) has purchased the commercial mortgage backed securities, REIT debt, real estate loans and asset backed securities that will serve as part of the collateral for CBO III, subject to our right to purchase such securities from BSIL. This agreement is treated as a non-hedge derivative for accounting purposes and is therefore marked-to-market through current income; a mark of $0.7 million has been booked to income through December 31, 2002. Pursuant to the agreement, Bear, Stearns & Co. Inc. also has been engaged to structure and serve as lead manager for the CBO III transaction for which it will receive customary fees. If the CBO III transaction is not consummated as a result of our failure to acquire the equity interest or otherwise as a result of our gross negligence or willful misconduct, we would be required to either purchase such securities from BSIL or pay BSIL the difference between the price it paid for such securities and the price at which it sold such securities to a third party (a collateral loss). If the CBO III transaction fails to close for any other reason, other than as a result of BSIL's gross negligence or willful misconduct, we would be required to either purchase such securities from BSIL or pay BSIL the lesser of the collateral loss and our deposit. There is no assurance that the CBO III transaction will be consummated. As of December 31, 2002, we estimate that the fair value of the securities purchased by BSIL is in excess of the purchase price paid by BSIL. In November and December 2002, we made deposits aggregating $37.1 million under such agreement, known as the CBO III deposit. The table below sets forth information with respect to CBO III.

                                        MOODY'S/S&P/                                 EXPECTED
                              CLASS     FITCH RATINGS   FACE AMOUNT      COUPON     MATURITY(1)
                            ---------   -------------   ------------   ----------   -----------
Senior CBO III
  Securities..............      I       Aaa/AAA/AAA     $412,800,000   LIBOR+0.70%   Mar-2013
                              II-FL       A3/A-/A-       $15,000,000   LIBOR+1.75%   Mar-2013
                              II-FX       A3/A-/A-       $35,000,000        5.715%   Mar-2013
                               III      Baa2/BBB/BBB      $9,200,000        7.436%   Mar-2013
                                                        ------------
     TOTAL................                              $472,000,000
                                                        ============

---------------
(1) Reflects expected maturities upon refinancing. Contractual maturities are March 2038.

     We will retain the equity interest in CBO III.

CREDIT LEASED REAL ESTATE

     We own real estate located in Canada and in Belgium which, in addition to all the risks inherent in the investment in real estate generally, is also subject to fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, difficulties in managing international operations, potentially adverse tax consequences, enhanced accounting and control expenses and the burden of complying with a wide variety of foreign laws. A change in foreign currency exchange rates may adversely impact returns on our non-dollar denominated investments. Our principal currency exposures are to the Euro and the Canadian Dollar. Changes in the currency rates can adversely impact the fair values and earnings streams of our international holdings. We generally do not directly hedge our foreign currency risk through the use of derivatives, due to, among other things, REIT qualification issues.

     Bell Canada Portfolio. We own four office properties and an industrial property in Canada leased primarily to Bell Canada. We refer to these properties as the Bell Canada Portfolio. The total net rentable area is approximately 1.3 million square feet and the current annual rent as of December 31, 2002 is approximately $5.7 million. We believe that these properties are adequately covered by insurance against potential loss.

     To more effectively monetize lease cash flows and the anticipated value of the properties in the Bell Canada Portfolio, in April 2002 we issued approximately $70 million (Canadian dollars) face amount of securities secured by the lease payments and by the five Bell Canada properties in a transaction exempt from the registration requirements of both Canadian and U.S. securities laws. The Series A and B Notes were sold to third parties and the Series C Notes were retained by us.

     The table below sets forth further information on the securities issued:

                                                      FACE
                                         DBRS*     (CANADIAN
SERIES                                  RATINGS     DOLLARS)     COUPON       MATURITY
------                                  -------   ------------   ------      ----------
Series A Class I Notes................   AAA      C$18,000,000    6.150%     April-2012
Series A Class II Notes...............   AA        C$6,000,000    6.150%     April-2012
Series A Class III Notes..............   A+       C$30,000,000    6.150%     April-2012
Series B Notes........................    A        C$6,000,000    7.675%     April-2012
Series C Notes........................   BBB      C$10,000,000   11.000%     April-2012
                                                  ------------
TOTAL.................................            C$70,000,000
                                                  ============

---------------

* Dominion Bond Rating Service Limited

     The following table sets forth certain information with respect to the Bell Canada Portfolio as of December 31, 2002:

                             BELL CANADA PORTFOLIO

                                                            NET
                                                         RENTABLE      YEAR
                                               STATE/     SQUARE      BUILT/     OWNERSHIP
PROPERTY ADDRESS        CITY/SUBMARKET(1)     PROVINCE     FEET      RENOVATED       %           USE
----------------       --------------------   --------   ---------   ---------   ---------   ------------
20-40 Norelco Drive,   Toronto/North York        ON        624,786      1963/       100%     Industrial/
83 Signet Drive                                                         1971/                Distribution
                                                                         1979
2 Fieldway Road        Etobicoke (Toronto)/      ON        177,214      1972/       100%     Office
                       Metro West                                    expanded
                                                                         1978
100 Dundas Street      London/CBD                ON        325,764       1980       100%     Office
449 Princess           Kingston/CBD              ON         45,691       1981       100%     Office
 Street(3)
66 Bay Street          Hamilton/CBD              ON        118,787       1974       100%     Office
 South(3)
                                                         ---------
Total/Average                                            1,292,242

                                               % OF      TENANT
                                               TOTAL       NET
                                              SQUARE    RENTABLE     LEASE     LEASE     TENANT
                                              FOOTAGE    SQUARE      START      EXP      CREDIT
PROPERTY ADDRESS             TENANT           LEASED      FEET       DATE       DATE     RATING
----------------      ---------------------   -------   ---------   -------   --------   ------
20-40 Norelco Drive,  Bell Canada-Office       98.48%     615,274   3/26/98    3/31/07     A
83 Signet Drive       Bell Canada-Cafeteria     0.73%       4,559   3/26/98    3/31/07     A
                      Bell Canada-Storage       0.47%       2,960   3/26/98    3/31/07     A
                      Bell Canada-O&Y           0.32%       1,993   3/26/98    3/31/07
2 Fieldway Road       Bell Canada-Office        94.1%     166,753   3/26/98    3/31/04     A
                      Bell Canada-Cafeteria     4.25%       7,533   3/26/98    3/31/04     A
                      Bell Canada-Storage       0.91%       1,619   3/26/98    3/31/04     A
                      Bell Canada-Mgmt          0.65%       1,153   3/26/98    3/31/04     A
                      Hosnya Elshaarawy         0.09%         156    4/1/01    3/31/06
100 Dundas Street     Bell Canada-Office       89.24%     290,706   3/26/98    3/31/06     A
                      Bell Canada-Storage       3.96%      12,890   3/26/98    3/31/06     A
                      Bell Canada-              0.52%       1,686   3/26/98    3/31/47     A
                      Communications
                      Bell Canada-Mgmt          0.45%       1,478   3/26/98    3/31/06     A
                      ComTech                   0.03%          96   1/01/00   12/31/05
                      MacTel                    0.47%       1,536    6/1/00    5/31/03
                      MacTel                    0.21%         673    4/1/01    5/31/03
                      Tony & Fay Gardner        0.15%         475    9/1/99    8/31/07
                      Palmieri's Fine           0.58%       1,884   10/1/00    9/30/10
                      Food Inc
449 Princess          Bell Canada-Office       99.41%      45,422   3/26/98    3/31/03     A
 Street(3)            Bell Canada-Storage       0.59%         269   3/26/98    3/31/03     A
66 Bay Street         Bell Canada-Office       92.94%     110,400   3/26/98    3/31/03     A
 South(3)             Bell Canada-Cafeteria     6.42%       7,621   3/26/98    3/31/03     A
                      Bell Canada-Storage       0.41%         492   3/26/98    3/31/03     A
                      Bell Canada-Mgmt          0.23%         274   3/26/98    3/31/03     A
                                                        ---------
Total/Average                                  98.89%   1,277,902

                                   CURRENT
                                    RENT       ANNUAL
                                     PER        REAL        LEASE
                        ANNUAL     SQUARE      ESTATE      RENEWAL
PROPERTY ADDRESS       RENT(2)      FOOT       TAXES        OPTION
----------------      ----------   -------   ----------   ----------
20-40 Norelco Drive,  $2,726,588   $ 4.43    $  924,789   One 5 Yr
83 Signet Drive       $   28,862   $ 6.33
                      $    9,369   $ 3.17
                      $    8,832   $ 4.43
2 Fieldway Road       $  738,966   $ 4.43    $  564,715   One 5 Yr
                      $   47,689   $ 6.33
                      $    5,125   $ 3.17
                      $    7,299   $ 6.33
                      $      691   $ 4.43
100 Dundas Street     $1,288,264   $ 4.43    $  951,266   One 5 Yr
                      $   40,801   $ 3.17                 One 5 Yr
                      $   21,347   $12.66                 None
                      $    9,825   $ 6.65
                      $      486   $ 5.06
                      $    7,779   $ 5.06                 One 2 Yr
                      $    3,408   $ 5.06                 One 2 Yr
                      $    2,706   $ 5.70                 None
                      $   31,010   $16.46                 One 5 Yr
449 Princess          $  201,288   $ 4.43    $   55,170   One 5 Yr
 Street(3)            $      851   $ 3.17                 One 5 Yr
66 Bay Street         $  489,238   $ 4.43    $  209,414   One 5 Yr
 South(3)             $   48,246   $ 6.33                 One 5 Yr
                      $    1,557   $ 3.17                 One 5 Yr
                      $    1,215   $ 4.43
                      ----------             ----------
Total/Average         $5,721,442             $2,705,354

---------------

(1) CBD means central business district.

(2) Certain operating expenses are reimbursed by tenants at rates ranging up to 15% above actual cost.

(3) Under contract for sale upon lease expiration in April 2003.

All monetary amounts are in U.S. dollars based on the December 31, 2002 Canadian dollar to U.S. dollar exchange rate of 1.5796.

     The following schedule represents the leases expiring over the next 10 years for the Bell Canada portfolio as of December 31, 2002.

SCHEDULE OF LEASE EXPIRATIONS

                             BELL CANADA PORTFOLIO

                                                                 % OF GROSS ANNUAL
      NUMBER OF TENANTS    SQUARE FEET OF     ANNUAL RENT OF      RENT REPRESENTED
YEAR   LEASE EXPIRING     EXPIRING LEASES*   EXPIRING LEASES**   BY EXPIRING LEASES
----  -----------------   ----------------   -----------------   ------------------
2003          8               166,687             $753,584             13.17%
2004          4               177,058             $799,080             13.97%
2005          1                    96                 $486              0.01%
2006          4               305,230           $1,339,582             23.41%
2007          5               625,261           $2,776,357             48.53%
2008          0                     0                   $0              0.00%
2009          0                     0                   $0              0.00%
2010          1                 1,884              $31,010              0.54%
2047          1                 1,686              $21,343              0.37%

---------------

 * 2003 includes 164,478 square feet expiring in properties which are under contract to be sold upon lease expiration in April 2003.

** Monetary amount is in U.S. dollars based on a Canadian dollar to U.S. dollar exchange rate of 1.5796 as of December 31, 2002.

     LIV Portfolio. As of December 31, 2002, we own eight office and industrial properties in Belgium leased primarily to government or quasi-governmental entities, referred to as the LIV portfolio. The total net rentable area of the portfolio is approximately 456,000 square feet and the current annual rent is approximately $6.0 million.

     The LIV portfolio is financed with a loan from a commercial bank in Belgium, $63.0 million of which was outstanding as of December 31, 2002. The loan bears interest at a rate equal to 5.32% and matures in November 2006.

     The following table sets forth certain information with respect to the LIV portfolio as of December 31, 2002:

                                 LIV PORTFOLIO

                                                         NET
                                           STATE/     RENTABLE      YEAR BUILT/     OWNERSHIP
PROPERTY ADDRESS        CITY/SUBMARKET    PROVINCE   SQUARE FEET     RENOVATED          %          USE
----------------       ----------------   --------   -----------   --------------   ---------   ---------
54 Gossetlaan          Groot-Bijgaarden    Belgium      81,763          1994           100%     Office
325 Leuvensesteenweg   Zaventum            Belgium      65,175       1975/1990         100%     Office
15-17 Rue Belliard     Brussels            Belgium      28,180       1974/1996         100%     Office
159 Dreve Richelle     Waterloo            Belgium      46,231       1930/1990         100%     Office
4 Rue de la Science    Brussels            Belgium      26,651     1952/1993/1998      100%     Office
4-6 Rue Belliard       Brussels            Belgium      32,206       1987/2001         100%     Office
5 Hoge Wei             Zaventum            Belgium      55,606          1986           100%     Warehouse
10 Rue Guimard         Brussels            Belgium     119,781       1973/1995         100%     Office
                                                       -------
Total/Average                                          455,593

                                                      % OF
                                                      TOTAL
                                                     SQUARE    TENANT NET     LEASE      LEASE
                                                     FOOTAGE    RENTABLE      START       EXP
PROPERTY ADDRESS                 TENANT              LEASED    SQUARE FEET     DATE       DATE
----------------      ----------------------------   -------   -----------   --------   --------
54 Gossetlaan         Lucent                          27.95%      22,852      12/1/98    4/30/11
                      Wella                           14.96%      12,228       1/1/99   12/31/07
                      United Biscuits                 13.95%      11,410       3/1/99    2/28/08
                      Job @                           10.02%       8,191       7/1/00    6/30/09
325 Leuvensesteenweg  Space Applic. Services           7.27%       4,736      8/15/93    8/14/11
                      K & L                            4.38%       2,852      10/1/97    9/30/06
                      Integri                         14.93%       9,730       4/1/98    3/31/07
                      Euro Business                    2.89%       1,884       6/1/99    5/31/08
                      Elsevier                        23.32%      15,199       6/1/99    5/31/08
                      Aprico                           7.27%       4,736       3/1/00    2/28/09
                      Secproof                         1.90%       1,238       1/1/01   12/31/09
                      Quality Infor                    4.57%       2,982       3/1/01    2/28/10
15-17 Rue Belliard    Foratom                         18.87%       5,318       6/1/97    5/31/06
                      Foratom                         10.73%       3,025       6/1/99    5/31/08
                      Alliance for Beverages          10.73%       3,025       2/1/00    1/31/09
                      Czech Trade Promotion Agency     4.39%       1,238      12/1/00   11/30/09
                      C.V.N                           10.73%       3,025       9/1/01    8/31/10
159 Dreve Richelle    CBC Banque                       4.66%       2,153      11/1/93   10/31/11
                      Battersby Chung                  1.70%         786       7/1/96    6/30/05
                      Europay                         91.01%      42,075       1/1/00   12/31/07
                      Lunch Time                       2.63%       1,217       5/1/00    4/30/09
4 Rue de la Science   Swedish & Finnish Ass.          13.81%       3,681      8/15/95    8/14/04
                      Vedior Interim                  11.03%       2,939       6/1/96    5/31/05
                      Local Government                19.91%       5,307       1/1/00   12/31/08
                      Denmark
                      Government of Belgium           55.25%      14,724       4/1/01   03/31/10
4-6 Rue Belliard      Nouvelle Entreprise Stragier     28.7%       9,235     04/01/02   03/31/11
5 Hoge Wei            Noortman/UPS Logistics            100%      55,606       7/1/00    6/30/09
10 Rue Guimard        European Commission               100%     119,781      10/1/95    9/30/07
                                                      -----      -------
Total/Average                                         81.47%     371,173


                                                  ANNUAL
                                     CURRENT       REAL
                        ANNUAL      RENT PER      ESTATE
PROPERTY ADDRESS         RENT      SQUARE FOOT    TAXES
----------------      ----------   -----------   --------
54 Gossetlaan         $  312,782     $13.69      $ 51,724
                      $  173,627     $14.20
                      $  167,802     $14.71
                      $  104,160     $12.72
325 Leuvensesteenweg  $   50,419     $10.65      $ 30,034
                      $   29,858     $10.47
                      $  106,791     $10.98
                      $   23,024     $12.22
                      $  173,868     $11.44
                      $   55,007     $11.61
                      $   13,833     $11.18
                      $   31,589     $10.59
15-17 Rue Belliard    $   69,413     $13.05
                      $   38,087     $12.59      $ 74,619
                      $   36,936     $12.21
                      $   17,071     $13.79
                      $   35,202     $11.64
159 Dreve Richelle    $   42,383     $19.69
                      $   10,513     $13.38      $ 53,161
                      $  552,051     $13.12
                      $   28,997     $23.83
4 Rue de la Science   $   61,352     $16.67
                      $   32,772     $11.15      $ 54,295
                      $   73,443     $13.84
                      $  233,442     $15.85
4-6 Rue Belliard      $  105,741     $11.45      $ 85,760
5 Hoge Wei            $  282,772     $ 5.09      $ 16,308
10 Rue Guimard        $3,171,793     $26.48      $405,456
                      ----------                 --------
Total/Average         $6,034,728                 $771,357

---------------

All monetary amounts are in U.S. dollars based on the December 31, 2002 Euro to U.S. dollars exchange rate of 0.95202

     The following schedule represents the leases expiring over the next 10 years for the LIV portfolio as of December 31, 2002.

SCHEDULE OF LEASE EXPIRATIONS

                                 LIV PORTFOLIO

                                                                                          % OF GROSS ANNUAL
                                 NUMBER OF TENANTS   SQUARE FEET OF     ANNUAL RENT OF     RENT REPRESENTED
YEAR                              LEASE EXPIRING     EXPIRING LEASES   EXPIRING LEASES*   BY EXPIRING LEASES
----                             -----------------   ---------------   ----------------   ------------------
2003...........................          0                     0                  $0             0.00%
2004...........................          1                 3,681             $61,352             1.02%
2005...........................          2                 3,725             $43,286             0.72%
2006...........................          2                 8,170             $99,270             1.64%
2007...........................          4               183,816          $4,004,261            66.35%
2008...........................          5                36,824            $476,224             7.89%
2009...........................          7                75,251            $538,777             8.93%
2010...........................          3                20,730            $300,233             4.98%
2011...........................          4                38,976            $511,325             8.47%

---------------

* Monetary amount is in U.S. dollars based on Euro to U.S. dollars exchange rate of 0.95202 as of December 31, 2002.

MORTGAGE LOANS

     In November 2002, we purchased a portfolio of approximately 1,200 residential mortgage loans, secured by first priority liens on properties located primarily in the central and southeastern regions of the U.S. The purchase price of the portfolio aggregated approximately $259.7 million plus accrued interest and was initially 95% financed pursuant to a repurchase agreement. The following table sets forth certain information with respect to our mortgage loan portfolio and repurchase agreement at December 31, 2002 (dollars in thousands):

                                 LOAN PORTFOLIO

                                                              WEIGHTED
                                     UNPAID                     AVG.
                            LOAN    PRINCIPAL   CARRYING     EFFECTIVE      RANGE OF STATED
                            COUNT    BALANCE     AMOUNT         RATE        MATURITY DATES
                            -----   ---------   --------   --------------   ---------------
Agency eligible loans.....    914   $160,489    $163,416        3.31%        9/2027-11/2032
Jumbo/Non-agency loans....    292     93,712      94,782        3.56%       10/2027-11/2032
                            -----   --------    --------        ----
                            1,206   $254,201    $258,198        3.40%

                              REPURCHASE AGREEMENT

                                                                   WEIGHTED
                                          UNPAID                     AVG.
                                         PRINCIPAL   CARRYING     EFFECTIVE         MATURITY
                                          BALANCE     AMOUNT         RATE            DATES
                                         ---------   --------   --------------   --------------
Agency eligible loans..................  $156,615    $156,615        1.78%           5/2003
Jumbo/Non-agency loans.................    90,097      90,097        1.83%           5/2003
                                         --------    --------        ----
                                         $246,712    $246,712        1.80%

     In February 2003, we sold our entire position in agency eligible residential mortgage loans (a portion of our mortgage loan portfolio) with an aggregate unpaid principal balance of approximately $159.0 million for gross proceeds of approximately $162.6 million at a gain of approximately $0.7 million. As a result of the sale, the existing repurchase agreement allocated to the agency eligible loans was satisfied for approximately $153.9 million. Simultaneously, approximately $207.4 million of non-agency/jumbo residential mortgage loans were purchased for a price of approximately $210.2 million. In connection with this purchase, the outstanding balance of the existing repurchase agreement was increased by a net of $45.9 million, after the repayment described above.

RATINGS

     The following are the explanations of the ratings provided by Standard and Poor's and Moody's. Ratings of BBB- and Baa3 and above are considered investment grade.

STANDARD AND POOR'S RATINGS:

     AAA: The highest rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

     AA: Differs from the highest rated obligations only in small degree. The obligor's capacity to meet its financial commitment on the obligation is very strong.

     A: Somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. However, the obligor's capacity to meet its financial commitment on the obligation is still strong.

     BBB: Exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

     BB: Less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation.

     PLUS (+) OR MINUS (-): Shows relative standing within the major rating categories.

MOODY'S RATINGS:

     AAA: Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

     AA: Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risk appear somewhat larger than the Aaa securities.

     A: Bonds which are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future.

     BAA: Bonds which are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

     BA: Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

     B: Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

     Moody's applies numerical modifiers 1, 2, and 3 in each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranging; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

POLICIES WITH RESPECT TO CERTAIN OTHER ACTIVITIES

     If our board of directors determines that additional funding is required, we may raise such funds through additional equity offerings, debt financing, retention of cash flow (subject to provisions in the Internal Revenue Code concerning taxability of undistributed REIT taxable income) or a combination of these methods.

     In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property.

     Borrowings may be in the form of bank borrowings, secured or unsecured, and publicly or privately placed debt instruments, purchase money obligations to the sellers of assets, long-term, tax-exempt bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, securitizations, including CBOs, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the asset. Such indebtedness may be recourse to all or any part of our assets or may be limited to the particular asset to which the indebtedness relates.

     We have authority to offer our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares or any other securities and may engage in such activities in the future. We also may make loans to our subsidiaries. Although we have no current intention of doing so, we may repurchase or otherwise reacquire our shares or other securities.

     Subject to the percentage ownership limitations and gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

     We may engage in the purchase and sale of investments. We do not underwrite the securities of other issuers.

     Our officers and directors may change any of these policies without a vote of our stockholders.

COMPETITION

     We are subject to significant competition in seeking investments. We compete with several other companies for investments, including other REITs, insurance companies and other investors. Some of our competitors have greater resources than we do and we may not be able to compete successfully for investments.

COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT OF 1990

     Our properties are required to meet federal requirements related to access and use by disabled persons as a result of the Americans with Disabilities Act of 1990. In addition, a number of additional federal, state and local laws may require modifications to any properties we purchase, or may restrict further renovations thereof, with respect to access by disabled persons. Noncompliance with these laws or regulations could result in the imposition of fines or an award of damages to private litigants. Additional legislation could impose additional financial obligations or restrictions with respect to access by disabled persons. If required changes involve greater expenditures than we currently anticipate, or if the changes must be made on a more accelerated basis, our ability to make expected distributions could be adversely affected.

COMPLIANCE WITH FEDERAL, STATE AND LOCAL ENVIRONMENTAL LAWS

     Our properties are subject to various federal, state and local environmental laws, ordinances and regulations. Under these laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances or petroleum product releases at, on, under or in its property. These laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of the hazardous or toxic substances. The costs of investigation, remediation or removal of these substances may be substantial and could exceed the value of the property. An owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. Our operating costs and values of these assets may be adversely affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, and our income and ability to make distributions to our stockholders could be affected adversely by the existence of an environmental liability with respect to our properties. We endeavor to ensure our properties are in compliance in all material respects with all Federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products.

EMPLOYEES

     We have entered into a management agreement with Fortress Investment Group LLC pursuant to which they advise us regarding investments, portfolio management, and other aspects of our business, and manage our day-to-day operations. As a result, we have no employees. The employees of Fortress Investment Group LLC are not a party to any collective bargaining agreement.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the exposure to loss resulting from changes in interest rates, credit spreads, foreign currency exchange rates, commodity prices and equity prices. The primary market risks that we are exposed to are interest rate risk and foreign currency exchange rate risk. Interest rate risk and foreign currency exchange rate risk are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. All of our market risk sensitive assets, liabilities and related derivative positions are for non-trading purposes only.

 Interest Rate Exposure

     Our primary interest rate exposures relate to our loans, mortgage backed securities and variable-rate debt, as well as our interest rate swaps and caps. Changes in the general level of interest rates can effect our net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with our interest-bearing liabilities. Changes in the level of interest rates also can effect, among other things, our ability to originate and acquire loans and securities, the value of our loans and securities, and our ability to realize gains from the settlement of such assets.

     While we have not experienced any significant credit losses, in the event of a significant rising interest rate environment and/or economic downturn, mortgage and loan defaults may increase and result in credit losses that would adversely affect our liquidity and operating results.

     Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control. Our general financing strategy focuses on the use of match-funded financing structures. This means that we seek to match the maturities of our financial obligations with the maturities of our investments to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on earnings. In addition, we generally match-fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt and floating-rate assets are financed with floating-rate debt), directly or through the use of interest rate swaps, caps, or other financial instruments, or through a combination of these strategies.

     Interest rate swaps are agreements in which a series of interest rate flows are exchanged with a third party (counterparty) over a prescribed period. The notional amount on which swaps are based is not exchanged. In general, our swaps are "pay fixed" swaps involving the exchange of variable-rate interest payments from the counterparty for fixed interest payments from us. This can effectively convert a variable-rate obligation into a fixed-rate obligation.

     Similarly, an interest rate cap or floor agreement is a contract in which we purchase a cap or floor contract on a notional face amount. We will make an up-front payment to the counterparty for which the counterparty agrees to make future payments to us should the reference rate (typically one- or three-month LIBOR) rise above (cap agreements) or fall below (floor agreements) the "strike" rate specified in the contract. Should the reference rate rise above the contractual strike rate in a cap, we will earn cap income; should the reference rate fall below the contractual strike rate in a floor, we will earn floor income. Payments on an annualized basis will equal the contractual notional face amount multiplied by the difference between the actual reference rate and the contracted strike rate.

     While a REIT may utilize these types of derivative instruments to hedge interest rate risk on its liabilities or for other purposes, such derivative instruments could generate income that is not qualified income for purposes of maintaining REIT status. As a consequence, we may only engage in such instruments to hedge such risks within the constraints of maintaining our standing as a REIT. We do not enter into derivative contracts for speculative purposes nor as a hedge against changes in credit risk.

     The above strategies are specifically designed to reduce our exposure, on specific transactions or on a portfolio basis, to changes in cash flows as a result of interest rate movements in the market. In this regard, we utilize securitization structures, particularly CBOs, as well as other match-funded financing structures. Our financing strategy is dependent on our ability to place the match-funded debt we create in the market at spreads that provide a positive arbitrage. If spreads for CBO liabilities widen or if demand for such liabilities ceases to exist, then our ability to execute future CBO transactions will be severely restricted.

     While our strategy is to utilize interest rate swaps, caps and match-funded financings in order to limit the effects of changes in interest rates on our operations, there can be no assurance that our profitability will not be adversely affected during any period as a result of changing interest rates. As of December 31, 2002, a 100 basis point change in short term interest rates would effect our earnings by no more than $1.9 million per annum.

     Our hedging transactions using derivative instruments also involve certain additional risks such as counterparty credit risk, the enforceability of hedging contracts and the risk that unanticipated and significant changes in interest rates will cause a significant loss of basis in the contract. The counterparties to our derivative arrangements are major financial institutions with high credit ratings with which we and our affiliates may also have other financial relationships. As a result, we do not anticipate that any of these counterparties will fail to meet their obligations. There can be no assurance that we will be able to adequately protect against the foregoing risks and will ultimately realize an economic benefit that exceeds the related amounts incurred in connection with engaging in such hedging strategies.

     Interest rate changes may also impact our net book value as our securities and related hedge derivatives are marked-to-market each quarter. Generally, as interest rates increase, the value of our fixed income securities, such as commercial mortgage backed securities, decreases and as interest rates decrease, the value of such securities will increase. We seek to hedge changes in value attributable to changes in interest rates by entering into interest rate swaps and other derivative instruments. In general, we would expect that over time, decreases in value of our securities portfolio attributable to interest rate changes will be offset to some degree by increases in value of our swaps, and vice versa. However, the relationship between spreads on securities and spreads on swaps may vary from time to time, resulting in a net aggregate book value increase or decline. Our securities portfolio is largely financed to maturity through long term, collateralized debt obligations that are not callable as a result of book value changes. Accordingly, unless there is a material impairment in value that would result in a payment not being received on a security, changes in the book value of our portfolio will not directly affect our recurring earnings or our ability to pay a dividend.

 Credit Spread Curve Exposure

     Our real estate securities are also subject to spread risk. The majority of such securities are fixed rate securities valued based on a market credit spread to U.S. Treasuries. In other words, their value is dependent on the yield demanded on such securities by the market based on their credit relative to U.S. Treasuries. Excessive supply of such securities combined with reduced demand will generally cause the market to require a higher yield on such securities, resulting in the use of a higher (or "wider") spread over the benchmark rate (usually the applicable U.S. Treasury security yield) to value such securities. Under such conditions, the value of our securities portfolio would tend to decline. Conversely, if the spread used to value such securities were to decrease (or "tighten"), the value of our securities portfolio would tend to increase. Such changes in the market value of our portfolio may effect our net equity, net income or cash flow directly through their impact on unrealized gains or losses on available-for-sale securities, and therefore our ability to realize gains on such securities, or indirectly through their impact on our ability to borrow and access capital.

     Furthermore, shifts in the U.S. Treasury yield curve, which represents the market's expectations of future interest rates, would also effect the yield required on our securities and therefore their value. This would have similar effects on our portfolio and our financial position and operations as a change in spreads would.

     As of December 31, 2002, a 25 basis point movement in credit spreads would impact our net book value by approximately $13.2 million.

 Currency Rate Exposure

     Our primary foreign currency exchange rate exposures relate to our real estate leases and assets. Our principal direct currency exposures are to the Euro and the Canadian Dollar. Changes in the currency rates can adversely impact the fair values and earnings streams of our international holdings. We have attempted to mitigate this impact in part by utilizing local currency-denominated financing on our foreign investments to partially hedge, in effect, these assets.

     We have material investments in a portfolio of Belgian properties, the LIV portfolio, and a portfolio of Canadian properties, the Bell Canada portfolio. These properties are financed utilizing debt instruments denominated in their respective local currencies (the Euro and the Canadian Dollar). The net equity invested in these portfolios, approximately $8.1 million and $18.3 million, respectively, at December 31, 2002, is exposed to foreign currency exchange risk.

 Fair Values

     For certain of our financial instruments, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated for these investments using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. We note that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate and currency rate environments as of December 31, 2002 and do not take into consideration the effects of subsequent interest rate or currency rate fluctuations.

     We note that the values of our investments in real estate securities, and in derivative instruments, primarily interest rate hedges on our debt, are sensitive to changes in market interest rates, interest rate spreads, credit spreads and other market factors. The value of these investments can vary, and has varied, materially from period to period. Historically, the values of our real estate securities have tended to vary inversely with those of our derivative instruments. We held the following interest rate risk sensitive instruments at December 31, 2002 (unaudited) (dollars in thousands):

                                      PRINCIPAL      WEIGHTED
                                      BALANCE OR      AVERAGE
                          CARRYING     NOTIONAL      EFFECTIVE      MATURITY
                           AMOUNT       AMOUNT     INTEREST RATE      DATE            OTHER TERMS        FAIR VALUE
                          --------    ----------   -------------    --------          -----------        ----------
Assets:
  Real estate
    securities,
    available for
    sale(A)............  $1,069,892   $1,028,150       8.14%        Various     Various (mixed floating  $1,069,892
                                                                                   and fixed rates,
                                                                                amortizing and interest
                                                                                         only)
  CBO III deposit(B)...      37,777          (B)          (B)         (B)                 (B)                37,777
  Marketable
    securities,
    available for
    sale(C)............      11,209       23,953      16.34%          (C)                 (C)                11,209
  Mortgage loans(D)....     258,198      254,201       3.40%        Various      Various (all floating      258,198
                                                                                         rate)
  Interest rate caps,
    treated as hedges,
    net(E).............       4,638      213,035         N/A          (E)                 (E)                 4,638
Liabilities:
  CBO bonds
    payable(F).........     868,497      881,500       3.73%          (F)         Amortizes principal       892,117
                                                                                  based on collateral
                                                                                 payments, subject to
                                                                                     reinvestment
  Other bonds
    payable(G).........      37,389       38,173       7.07%         Apr-12       Amortizes principal        36,784
                                                                                with a balloon payment
                                                                                      at maturity
  Notes payable(G).....      62,952       62,952       5.32%         Nov-06       Amortizes principal        58,970
                                                                                with a balloon payment
                                                                                      at maturity
  Repurchase
    agreements(H)......     248,169      248,169       1.81%       Short-term        Interest only          248,169
  Interest rate swaps,
    treated as hedges,
    net(I).............      51,110      437,465         N/A          (I)                 (I)                51,110
  Non-hedge derivative
    obligations(J).....         745          (J)         N/A          (J)                 (J)                   745

---------------

(A) These securities serve as collateral for our CBO transactions. The fair value of these securities is estimated by obtaining third party independent broker quotations, if available and practicable, or counterparty quotations.

(B) The CBO III deposit was valued based on a counterparty quotation. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations-Liquidity and Capital Resources" for a further discussion of the CBO III deposit.

(C) These three securities with carrying amounts of $3.9 million, $3.3 million and $4.0 million, respectively, mature in November 2007, August 2030 and November 2017, respectively. The former two represent subordinate and residual interests in securitizations; the latter represents a CMBS security. The fair values of the former two securities, for which quoted market prices are not readily available, are estimated by means of a price/yield analysis based on our expected disposition strategies for such assets. The fair value of the latter security was obtained from independent third party broker quotations.

(D) This portfolio of mortgage loans bears a floating rate of interest. We believe that for similar financial investments with comparable credit risks, the effective rate on this portfolio approximates the market rate. Accordingly, the carrying amount of this portfolio is believed to approximate fair value.

(E) These two agreements have notional balances of $195.0 million and $18.0 million, respectively, mature in March 2009 and October 2015, respectively, and cap 1-month LIBOR at 6.50% and 3-month LIBOR at 8.00%, respectively. The fair value of these agreements is estimated by obtaining counterparty quotations.

(F) For those bonds bearing floating rates at spreads over market indices, representing approximately $710.7 million of the carrying amount of the CBO bonds payable, we believe that for similar financial instruments with comparable credit risks, the effective rates approximate market rates. Accordingly, the carrying amount outstanding on these bonds is believed to approximate fair value. For those bonds bearing fixed interest rates, values were obtained by discounting expected future payments by a rate calculated by imputing a spread over a market index on the date of borrowing. The weighted average stated maturity of the CBO bonds payable is September 2035.

(G) The Bell Canada Securitization and Belgian Mortgage were valued by discounting expected future payments by a rate calculated by imputing a spread over a market index on the date of borrowing.

(H) These agreements bear floating rates of interest and we believe that for similar financial instruments with comparable credit risks, the effective rates approximate market rates. Accordingly, the carrying amounts outstanding are believed to approximate fair value.

(I) These two agreements have notional balances of $147.5 million and $290.0 million, respectively, mature in July 2005 and April 2011, respectively, and swap 1-month LIBOR for 6.1755% and 3-month LIBOR for 5.93%, respectively. The fair value of these agreements is estimated by obtaining counterparty quotations.

(J) These are two essentially offsetting interest rate caps and two essentially offsetting interest rate swaps, each with notional amounts of $32.5 million, an interest rate cap with a notional balance of $17.5 million, and an interest rate cap with a notional balance of approximately $61.6 million. The maturity date of the purchased swap is July 2009; the maturity date of the sold swap is July 2014, the maturity date of the $32.5 million caps is July 2038, the maturity date of the $17.5 million cap is July 2009, and the maturity date of the $61.6 million cap is August 2004. They have been valued by reference to counterparty quotations.

     We held the following currency rate risk sensitive balances at December 31, 2002 (unaudited):

                                                                  CURRENT     EFFECT OF A   EFFECT OF A
                                          CARRYING               EXCHANGE     5% NEGATIVE   5% NEGATIVE
                                           AMOUNT     LOCAL       RATE TO      CHANGE IN     CHANGE IN
                                           (USD)     CURRENCY       USD        EURO RATE     CAD RATE
                                          --------   --------   -----------   -----------   -----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT EXCHANGE RATES)
Assets:
  LIV portfolio.........................  $67,852     Euro        0.95311       $(3,392)          N/A
  Bell Canada portfolio.................   49,271     CAD         1.57180           N/A       $(2,464)
  LIV other, net........................    3,157     Euro        0.95311          (158)          N/A
  Bell Canada other, net................    6,456     CAD         1.57180           N/A          (323)
Liabilities:
  LIV mortgage..........................   62,952     Euro        0.95311         3,148           N/A
  Bell Canada bonds.....................   37,389     CAD         1.57180           N/A         1,869
                                                                                -------       -------
  Total.................................                                          $(402)        $(918)
                                                                                =======       =======

---------------

USD refers to U.S. dollars; CAD refers to Canadian dollars

             FORTRESS INVESTMENT GROUP AND OUR MANAGEMENT AGREEMENT

FORTRESS INVESTMENT GROUP LLC

     Fortress Investment Group LLC is a global alternative investment and asset management firm with over $3 billion in equity capital currently under management. Fortress was founded in 1998 by a group of senior professionals led by Wesley R. Edens. Today, the principals of Fortress include Mr. Edens, Peter
L. Briger, Jr., Robert I. Kauffman, Randal A. Nardone, Michael E. Novogratz and Erik P. Nygaard. Fortress is headquartered in New York, with offices in London and Rome. Fortress employs approximately 100 people worldwide in three alternative investment businesses: private equity, real estate securities and hedge funds.

     Our manager's principals have an average of more than 15 years of experience in the fields of real estate investing and finance, private equity investment, capital markets, transaction structuring and risk management with respect to both dollar and non-dollar denominated investments. The founding professionals of our manager, Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone, and Erik P. Nygaard, have worked together for more than 15 years. Over the last six years, the principals of our manager have managed the acquisition of over $20 billion of real estate-related assets and the issuance of over $11 billion of real estate securities. At December 31, 2002, our manager and its principals had options to purchase 700,000 shares of our common stock and owned approximately 16.4% of the equity of Newcastle Investment Holdings (25.8% upon exercise of outstanding options to purchase shares of Newcastle Investment Holdings). As a result, Fortress Investment Group and its principals has a total beneficial ownership in our common stock of approximately 20.5%, taking into account interests in Newcastle Investment Holdings and exercise of all of their options. Our manager is entitled to receive an annual base management fee from us and may receive incentive compensation based on certain performance criteria.

     Our manager continues to manage Newcastle Investment Holdings and also manages and invests in other entities that invest in real estate and other assets.

     The executive offices of Fortress Investment Group are located at 1251 Avenue of the Americas, New York, New York 10020 and the telephone number of its executive offices is (212) 798-6100.

PRINCIPALS OF FORTRESS INVESTMENT GROUP

     The principals of Fortress include Messrs. Edens, Briger, Kauffman, Nardone, Novogratz and Nygaard. The following table sets forth certain information with respect to the principals of our manager. Certain principals and officers of our manager also serve as our executive officers.

     WESLEY R. EDENS has been our Chief Executive Officer and the Chairman of our board of directors since inception. Mr. Edens co-founded our manager and is its Chief Executive Officer. Mr. Edens was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland, Mr. Edens was a partner and Managing Director of BlackRock Financial Management, Inc. In addition, Mr. Edens was formerly a partner and Managing Director of Lehman Brothers, where he was head of the Non-Agency Mortgage Trading Desk. Mr. Edens received a B.S. degree in Business Administration from Oregon State University. Mr. Edens has been Chief Executive Officer, President and Chairman of the board of directors of Capstead Mortgage Corporation since April 2000.

     PETER L. BRIGER, JR. has been Senior Managing Director of our manager since March 2002. Mr. Briger was previously with Goldman, Sachs & Co. from 1986 to 2002, and a partner from 1996 to 2002 and worked for fifteen years, where he held the positions of co-head of the Global Whole Loan Sales and Trading Business, co-head of the Fixed-Income Principal Investments Group, co-head of the Asian Distressed Debt Business, co-head of the Goldman Sachs Special Opportunities (Asia) Fund and co-head of the Asian Real Estate Private Equity business. In addition, Mr. Briger was a member of the Goldman Sachs Global Control and Compliance Committee, a member of the Goldman Sachs Asian Management

Committee and a member of the Goldman Sachs Japan Executive Committee. Mr. Briger received a B.A. from Princeton University and an M.B.A. from The Wharton School of Business.

     ROBERT I. KAUFFMAN has been President of our manager since inception. Mr. Kauffman co-founded our manager and has been the President of our manager since inception. Mr. Kauffman was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland in 1997, Mr. Kauffman was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Kauffman was an Executive Director of Lehman Brothers International in London from December 1992. Mr. Kauffman received a B.S. degree in Business Administration from Northeastern University.

     RANDAL A. NARDONE has been our Secretary since inception. Mr. Nardone co-founded our manager and has been Chief Operating Officer of our manager since inception. Mr. Nardone was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood. Mr. Nardone joined Thacher Proffitt & Wood in 1980 and became head of its structured finance group in 1993. Mr. Nardone received a B.A. degree in English and Biology from the University of Connecticut and a J.D. degree from the Boston University School of Law.

     MICHAEL E. NOVOGRATZ has been Senior Managing Director of our manager since March 2002. Prior to joining Fortress, Mr. Novogratz spent 11 years at Goldman, Sachs & Co., where he became a partner in 1998. Mr. Novogratz held the positions of president of Goldman Sachs Latin America and head of Fixed Income, Currencies and Commodities Risk in Asia. Mr. Novogratz received a B.A. from Princeton University.

     ERIK P. NYGAARD has been our Chief Information Officer since our inception and Chief Information Officer of our manager since inception. Mr. Nygaard co-founded our manager with Messrs. Edens, Kauffman and Nardone. Mr. Nygaard was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland, Mr. Nygaard was a principal of BlackRock Financial Management, Inc. From April 1990 to July 1994, Mr. Nygaard was a Director at Nomura Securities International. Mr. Nygaard received a B.S. degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

THE MANAGEMENT AGREEMENT

     We are party to a management agreement with Fortress Investment Group, dated as of June 6, 2002, as amended on March 4, 2003, pursuant to which Fortress Investment Group, our manager, provides for the day-to-day management of our operations.

     The management agreement requires our manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our manager's management is under the direction of our board of directors. The manager is responsible for
(i) the purchase and sale of real estate securities and other real estate-related assets, (ii) management of our real estate, including arranging for purchases, sales, leases, maintenance and insurance, (iii) the purchase, sale and servicing of mortgages for us, and (iv) investment advisory services. Our manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, including, without limitation, the following:

          (i) serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations for the approval of our board of directors;

          (ii) investigating, analyzing and selecting possible investment opportunities;

          (iii) conducting negotiations with real estate brokers, sellers and purchasers and their agents and representatives, investment bankers and owners of privately and publicly held real estate companies;

          (iv) engaging and supervising, on our behalf and at our expense, independent contractors which provide real estate brokerage, investment banking and leasing services, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

          (v) negotiating on our behalf for the sale, exchange or other disposition of any of our investments;

          (vi) coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

          (vii) coordinating and supervising, on our behalf and at our expense, all property managers, leasing agents and developers for the administration, leasing, management and/or development of any of our investments;

          (viii) providing executive and administrative personnel, office space and office services required in rendering services to us;

          (ix) administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our manager and the board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

          (x) communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

          (xi) counseling us in connection with policy decisions to be made by our board of directors;

          (xii) evaluating and recommending to our board of directors modifications to the hedging strategies in effect and engaging in overall hedging strategies, engaging in hedging activities on our behalf, consistent with our status as a REIT and with the investment guidelines;

          (xiii) counseling us regarding the maintenance of our status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;

          (xiv) counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act;

          (xv) assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate securities and other real estate-related assets;

          (xvi) representing and making recommendations to us in connection with the purchase and finance and commitment to purchase and finance of mortgage loans (including on a portfolio basis), real estate, real estate securities and other real estate-related assets, and the sale and commitment to sell such assets;

          (xvii) monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

          (xviii) investing or reinvesting any money of ours (including investing in short-term investments pending investment in long-term asset investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;

          (xix) causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Internal Revenue Code and to conduct quarterly compliance reviews with respect thereto;

          (xx) causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

          (xxi) assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (xxii) taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the REIT provisions of the Internal Revenue Code;

          (xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

          (xxiv) using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be reasonable or customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

          (xxv) performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our manager shall deem appropriate under the particular circumstances; and

          (xxvi) using commercially reasonable efforts to cause us to comply with all applicable laws.

     Pursuant to the management agreement, our manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our manager, its directors and its officers will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our manager, its directors and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement. Our manager carries errors and omissions and other customary insurance.

     Pursuant to the terms of the management agreement, the manager is required to provide a dedicated management team, including a President, Chief Financial Officer and Chief Operating Officer, to provide the management services to be provided by the manager to us, the members of which team shall have as their primary responsibility the management of us and shall devote such of their time to the management of us as our board of directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time.

     The management agreement provides for automatic one-year extensions from and after June 6, 2003. Our independent directors review our manager's performance annually and the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon unsatisfactory performance that is materially detrimental to us or a determination by our independent directors that the compensation to our manager is not fair, subject to our manager's right to prevent such a compensation termination by accepting a mutually acceptable reduction of fees. Our manager will be provided with 60 days' prior notice of any such termination and will be paid a termination fee equal to the amount of the management fee earned by our manager during the twelve-month period preceding such termination which may make it more difficult for us to terminate the management agreement. Following any termination of the management agreement, we shall be entitled to purchase the portion of our manager's incentive return, as described below, at a price determined as if our assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments) or otherwise we may continue to pay the incentive return to our manager. In addition, if we do not elect to so purchase our manager's incentive return, our manager will have the right to require us to purchase the same at the price discussed above. In addition, the management agreement may be terminated by us at any time for cause, which is defined as fraud, misappropriation of funds, willful violation of the management agreement, or gross negligence, without payment of the termination fee. Our manager may at any time assign certain duties under the management agreement to any affiliate of our manager provided that certain officers of the manager also jointly manage and supervise the day-to-day business and operations of such affiliate and provided, further, that our manager shall be fully responsible to us for all errors or omissions of such assignee.

MANAGEMENT FEES AND INCENTIVE COMPENSATION

     We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our manager to conduct our operations. Expense reimbursements to our manager are made monthly. The management fee and any other expenses are payable on the first business day of each calendar month. Below is a summary of the fees and other amounts earned by the manager.

                                                          2002            2001           2000
                                                     --------------   ------------   ------------
Management Fee to Manager..........................    $4.3 million   $4.8 million   $5.1 million
Expense Reimbursements to Manager..................    $0.5 million   $0.9 million   $1.6 million
Preferred Incentive Return to Manager..............    $3.5 million   $2.8 million             --
Stock options......................................  700,000 shares             --             --

     Management Fee. We pay our manager an annual management fee equal to 1.5% of our gross equity. Our manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

     Reimbursement of Expenses. Because our manager's employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our manager is paid or reimbursed for the cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm's-length basis; and provided, further that such costs shall not be reimbursed in excess of $500,000 per annum. In addition, our manager will be reimbursed for any expenses incurred in contracting with third parties, including affiliates of our manager, for the special servicing of our assets.

     We also pay all operating expenses, except those specifically required to be borne by our manager under the management agreement. Our manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our manager's employees, rent for facilities and other "overhead" expenses. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition and financing of our investments, legal and auditing fees and expenses, the compensation and expenses of our independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of ours, the costs of printing and mailing proxies and reports to our stockholders, costs incurred by employees of our manager for travel on our behalf, costs associated with any computer software or hardware that is used solely for us, costs to obtain liability insurance to indemnify our directors and officers and the compensation and expenses of our transfer agent.

     Incentive Compensation. Our manager is entitled to receive annual incentive compensation pursuant to the terms of the management agreement with us. The purpose of the incentive compensation is to provide an additional incentive for our manager to achieve targeted levels of funds from operations (including gains and losses) and to increase our stockholder value. This incentive compensation, which is calculated on a cumulative, but not compounding, basis is an amount equal to the product of:

          (A) 25% of the dollar amount by which

             (1)(a) the funds from operations before the incentive return per share of common stock, plus (b) gains (or losses) from debt restructuring and gains (or losses) from sales of property and other assets per share of common stock, exceed

             (2) an amount equal to (a) the weighted average of the book value per share of the net assets transferred to us from Newcastle Investment Holdings on or prior to July 12, 2002 and the prices per share of our common stock in any offerings by us (adjusted for prior capital dividends or capital distributions) multiplied by (b) a simple interest rate of 10% per annum multiplied by

          (B) the weighted average number of shares of common stock outstanding.

"Funds from operations" means net income (computed in accordance with GAAP), excluding gains (losses) from debt restructuring and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.

     Upon any termination of the management agreement by either party, we shall be entitled to purchase the manager's right to receive incentive compensation from our manager for a cash purchase price equal to the amount that would be distributed to our manager if all of our assets were sold for cash at their then current fair market value (taking into account, among other things, expected future performance of the underlying investments) or otherwise continue to pay the incentive compensation to our manager. In addition, if we do not elect to so purchase our manager's right to receive incentive compensation, our manager will have the right to require us to purchase the same at the price described above. In either case, such fair market value shall be determined by independent appraisal to be conducted by a nationally recognized appraisal firm mutually agreed upon by us and our manager.

     Our board of directors may request that our manager accept all or a portion of its incentive compensation in shares of our common stock, and our manager may elect, in its discretion, to accept such payment in the form of shares, subject to limitations that may be imposed by the rules of the NYSE or otherwise.

     Manager Options. We granted to our manager options representing the right to acquire 10% of the number of shares offered and sold in our initial public offering at an exercise price per share equal to the initial public offering price per share of the shares in our initial public offering. The options are exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of grant. The manager options provide a means of performance-based compensation in order to provide an additional incentive for our manager to enhance the value of our common stock.

CONFLICTS OF INTEREST IN OUR RELATIONSHIP WITH OUR MANAGER

     Our chairman and chief executive officer and certain of our executive officers also serve as officers of our manager. As a result, the management agreement was not negotiated at arm's-length and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

     Our manager also manages and invests in other real estate-related investment vehicles, including Newcastle Investment Holdings, and our chairman and chief executive officer and some of our other officers also serve as officers and/or directors of these other entities. For example, our manager manages Fortress Investment Fund, which has a substantial investment in Capstead Mortgage Corporation, a publicly traded mortgage REIT. Our chairman and chief executive officer, who is an officer of our manager, also serves as chairman and chief executive officer of Capstead. Capstead's portfolio consists primarily of adjustable-rate and short-maturity assets, including residential mortgage backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae. However, Capstead has a broader investment mandate, which could lead to a future conflict. Certain investments appropriate for us may also be appropriate for one or more of these other investment vehicles and our manager may decide to make a particular investment through another investment vehicle rather than through us. Our manager also intends to engage in additional real estate-related management and investment opportunities in the future which may also compete with us for investments.

     Our management agreement with our manager generally does not limit or restrict our manager from engaging in any business or managing any other vehicle that invests generally in real estate securities. However, the terms of the management agreement prohibit our manager and any entity controlled by or under common control with our manager from raising or sponsoring any new investment fund, company or vehicle whose investment policies, guidelines or plan targets as its primary investment category investment in credit sensitive real estate securities, but no such fund, company or vehicle shall be prohibited from investing in credit sensitive real estate securities. Our manager is also required to seek the approval of our independent directors before we engage in a material transaction with another unrelated entity managed by our manager. The ability of our manager and its officers and employees to engage in these other business activities will reduce the time our manager spends managing us.

     The management compensation structure that we have agreed to with our manager may cause our manager to invest in high risk investments. In addition to its management fee, our manager may receive an incentive return based in part upon our achievement of targeted levels of funds from operations. In evaluating investments and other management strategies, the opportunity to earn incentive return based on funds from operations may lead our manager to place undue emphasis on the maximization of funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive return. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

     Termination of the management agreement with our manager is difficult and costly. The management agreement may only be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance by our manager that is materially detrimental to us or (2) a determination that the compensation to our manager is not fair, subject to our manager's right to prevent such a compensation termination by accepting a mutually acceptable reduction of fees. Our manager will be provided 60 days' prior notice of any such termination and will be paid a termination fee equal to the amount of the management fee earned by the manager during the twelve-month period preceding such termination. In addition, following any termination of the management agreement, the manager may require us to purchase its incentive return at a price determined as if our assets were sold for their fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments) or we may otherwise continue to pay the incentive return to our manager. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our manager without cause.

     Our manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines and our investment portfolio. However, our board does not review each proposed investment. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our manager. Furthermore, transactions entered into by our manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our manager has great latitude within the broad guidelines of the investment guidelines in determining the types of assets it may decide are proper investments for us.

     Our manager manages and also has an equity interest in both us and in Newcastle Investment Holdings, which may result in decisions that are not in our best interest.

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about our directors and executive officers:

NAME                                         AGE                POSITION WITH US
----                                         ---                ----------------
Wesley R. Edens............................  41    Chief Executive Officer and Chairman of the
                                                   Board of Directors (Class III)
David J. Grain.............................  40    Director (Class II)
Stuart A. McFarland........................  55    Independent Director (Class I)
David K. McKown............................  65    Independent Director (Class III)
Peter M. Miller............................  47    Independent Director (Class I)
Kenneth M. Riis............................  43    President
Jonathan Ashley............................  37    Chief Operating Officer
Michael I. Wirth...........................  44    Chief Financial Officer and Treasurer
Erik P. Nygaard............................  43    Chief Information Officer
Randal A. Nardone..........................  47    Secretary

     Pursuant to our charter, the board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2003, 2004 and 2005, respectively. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. All officers serve at the discretion of our board of directors. We currently have a 5-person board of directors. We have three qualified audit committee members. Our Bylaws provide that a majority of the entire board of directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law, which is one, nor more than 15.

     Information regarding our directors and officers, other than Messrs. Edens, Nardone and Nygaard, is set forth below. For biographical information on Messrs. Edens, Nardone and Nygaard see "Fortress Investment Group and our Management Agreement -- Principals of Fortress Investment Group."

     DAVID J. GRAIN has been a member of our board of directors since October 2002. Mr. Grain was a director of Newcastle Investment Holdings from January 2002 to October 2002. Mr. Grain currently serves as the President of Pinnacle Holdings Inc., whose equity is partially owned by Fortress Investment Fund, an affiliate of ours managed by our manager. Prior to joining Pinnacle in February 2003, Mr. Grain was a Senior Vice President for AT&T Broadband's Northeast Region. Prior to joining AT&T in June 2000, Mr. Grain was a Principal at the New York investment banking firm of Morgan Stanley from 1992 to June 2000. Mr. Grain is a Director and member of the Investment Committee of the Pension Reserves Investment Management (PRIM) Board of Massachusetts and is a Trustee of Emerson College. Mr. Grain earned a B.A. degree in English from the College of the Holy Cross and an M.B.A. degree from the Amos Tuck School at Dartmouth College.

     STUART A. MCFARLAND has been a member of our board of directors since October 2002 and a member of the audit committee of our board of directors since November 2002. Mr. McFarland was a director of Newcastle Investment Holdings from May 1998 until October 2002. Mr. McFarland is Managing Partner of Federal City Capital Advisors, a strategic advisory and corporate financial services firm located in Washington, D.C. Previously, Mr. McFarland was President and Chief Executive Officer of Pedestal Inc., an internet secondary mortgage market trading exchange for the trading of spot and pooled mortgage loans. Mr. McFarland was Executive Vice President and General Manager of GE Capital Mortgage Services and President and CEO of GE Capital Asset Management Corporation from 1990 to 1995 where he ran GE Capital's mortgage business. Prior to GE Capital, Mr. McFarland was President and CEO of Skyline Financial Services Corp., where he was the U.S. Bankruptcy Court appointed asset manager for the EPIC Bankruptcy. Before joining Skyline, Mr. McFarland was President and CEO of National Permanent Federal Savings Bank in Washington, D.C. Prior to this, Mr. McFarland was Executive Vice President and Chief Financial Officer with Fannie Mae (Federal National Mortgage Association). From 1972 to 1981, he was also President and Director of Ticor Mortgage Insurance Company in Los Angeles, California. Mr. McFarland currently serves as a Director of the Brandywine Funds, as a Director and Member of the Executive Committee of the Center for Housing Policy, is a Trustee of the National Building Museum and a Member of the Board of Trustees of the Brookings Greater Washington Research Program. Mr. McFarland attended Lafayette College in Easton, Pennsylvania, where he earned an A.B. degree in Government and Law in 1970.

     DAVID K. MCKOWN has been a member of our board of directors since November 2002 and a member of the audit committee of our board of directors since November 2002. Mr. McKown has been a senior advisor to Eaton Vance Management, an investment fund manager located in Boston, Massachusetts, since May 2000. Prior to this, Mr. McKown was a group executive of Diversified Finance of BankBoston, N.A., a commercial bank, from 1993 until April 2000. Mr. McKown was chairman of the Domestic Senior Credit Committee of BankBoston, N.A. from 1985 until 1990 and was managing director for problem loan management of BankBoston, N.A. from 1990 until 1993. Mr. McKown has been a trustee of Equity Office Properties Trust since July 1997 where he serves on the executive, compensation and option and conflicts committees. Mr. McKown also serves as a director of American Investment Bank, Friends of Post Office Square and POWDR Corp. He holds advisory directorships with the Eiger Fund and Alliance Energy, Inc.

     PETER M. MILLER has been a member of our board of directors since February 2003 and a member of the audit committee of our board of directors since February 2003. Mr. Miller is a Managing Director at ING Financial Markets LLC and Head of their Latin Debt Advisory Group. Previously, he was responsible for ING's Latin American Debt Products Group. Mr. Miller joined ING in 1989 following seven years at Bankers Trust where he held various positions in the Latin American Merchant Banking Group. Mr. Miller has a B.A. degree in Management Science from Duke University and a M.B.A. degree from the Johnson School of Management at Cornell University. Mr. Miller previously served on the Board of Directors of Nicolini Hermanos S.A. (Peru), Supermercados La Favorita S.A. (Ecuador) and Venepal C.A. (Venezuela).

     KENNETH M. RIIS has been our President since inception and a Managing Director of our manager since December 2001. From November 1996 to December 2001, Mr. Riis was an independent consultant for our manager as well as other financial companies. From 1989 to 1996, Mr. Riis was a Principal and Managing Director of the real estate finance group at Donaldson, Lufkin & Jenrette. Mr. Riis received a B.S. degree in Finance and Business Management from San Jose State University.

     JONATHAN ASHLEY has been our Chief Operating Officer since our formation and a Managing Director of our manager since its formation in May 1998. Mr. Ashley previously worked for Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland, Mr. Ashley worked for an affiliate of BlackRock Financial Management, Inc. from April 1996 to May 1997. Prior to joining BlackRock, Mr. Ashley worked at Morgan Stanley, Inc. in its Real Estate Investment Banking Group. Prior to joining Morgan Stanley, Mr. Ashley was in the Structured Finance Group at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Ashley received a B.A. degree in History from Tufts University and a J.D. degree from the University of Pennsylvania Law School.

     MICHAEL I. WIRTH has been our Chief Financial Officer since our formation and joined our manager in May 2002. From August 2000 to May 2002, Mr. Wirth was the Senior Vice President and Chief Financial Officer of three public companies:
Charter Municipal Mortgage Acceptance Company, American Mortgage Acceptance Company and Aegis Realty Inc. He was also a Senior Vice President of Related Capital Company which externally managed these companies. Prior to joining Related Capital in August 2000, Mr. Wirth was a Vice President at CGA Investment Management. From 1988 to 1997, Mr. Wirth was a Senior Manager with the Estate Consulting Practice of Deloitte & Touche, where he specialized in real estate capital markets and the financial services industry. From 1986 to 1988, Mr. Wirth was the Chief Financial Officer for Cochran Properties, Inc., an Atlanta, Georgia commercial real estate development company and from 1983 to 1986 was a Senior Accountant with Deloitte Haskins & Sells. Mr. Wirth holds a Bachelor of Business Administration from Georgia State University and is a member of the American Institute of Certified Public Accountants.

     We pay an annual director's fee to each independent director equal to $20,000, with no additional fee to be paid for the first four meetings of our board of directors each year. After the first four meetings, each independent director will be paid a fee of $1,000 for each additional meeting of our board of directors attended in person by such independent director. All members of our board of directors are reimbursed for their costs and expenses in attending all meetings of our board of directors. In addition, an annual fee of $1,000 will be paid to the chair of any committee of our board of directors. Affiliated directors, however, will not be separately compensated by us. Fees to the independent directors may be made by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash.

     In addition, the option plan provides for the automatic grant of 2,000 options to each of our independent directors on the first business day after each annual meeting of our board of directors each year during which the option plan is effective. These options will have an exercise price equal to 100% of the fair market value of our common stock on the date of grant, subject to adjustment as necessary to preserve the value of such options in connection with the occurrence of certain events. At the time of our initial public offering, we granted to each of our independent directors an option to purchase 2,000 shares of our common stock at an exercise price equal to the initial public offering price.

EXECUTIVE COMPENSATION

     Because our management agreement provides that our manager will assume principal responsibility for managing our affairs, our officers, in their capacities as such, will not receive compensation from us. However, in their capacities as officers or employees of our manager, or its affiliates, they will devote such portion of their time to our affairs as is required for the performance of the duties of our manager under the management agreement. Our manager has informed us that, because the services performed by its officers or employees in their capacities as such are not performed exclusively for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our named executive officers by the manager that relates solely to their services to us. For the year ended December 31, 2002, pursuant our management agreement with our manager, we paid our manager a management fee of $4.3 million and an incentive return of $3.5 million and reimbursed the manager for $0.5 million in expenses. See "Fortress Investment Group and Our Management Agreement -- Management Fees" and "Management -- Stock Options."

STOCK OPTIONS

     We have adopted the Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan, referred to in this prospectus as the option plan, to provide incentives to attract and retain the highest qualified directors, officers, employees, advisors, consultants and other personnel. The option plan is currently administered by our full board of directors. We expect to create a committee, a majority of whose members will be independent directors, which will administer our option plan. The maximum number of shares of our common stock reserved and available for issuance each year under the option plan is that number of shares equal to 15% of the number of our outstanding equity interests but in no event more than 10,000,000 shares in the aggregate over the term of the plan.

  Stock Options

     The option plan permits the granting of options to purchase common stock that do not qualify as incentive stock options under section 422 of the Internal Revenue Code ("Non-Qualified Options"). The option exercise price of each option will be determined by the committee and may be less than 100% of the fair market value of our common stock subject to such option on the date of grant.

     The terms of each option will be fixed by the committee. The committee will determine at what time or times each option may be exercised and, subject to the provisions of the option plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments, and the exercisability of options may be accelerated by the committee. Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the committee or, if the committee so permits, by delivery of shares of common stock already owned by the optionee or delivery of a promissory note. The exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the optionee.

     At the discretion of the committee, stock options granted under the option plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of common stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the common stock on the date the additional stock option is granted) to purchase that number of shares of common stock equal to the number delivered to exercise the original stock option. The purpose of this feature is to enable participants to exercise options using previously owned shares of common stock while continuing to maintain their previous level of equity ownership in us.

     The committee may also grant stock appreciation rights, restricted stock, performance awards, tandem awards and other stock and non-stock-based awards under the option plan. These awards will be subject to such conditions and restrictions as the committee may determine, which may include the achievement of certain performance goals or continued employment with us through a specific period.

 Stock Option Grants

     In connection with our initial public offering, we granted to our manager an option to purchase 700,000 shares of our common stock. In addition, we have granted to each of Messrs. Grain and McFarland, our independent directors at the time of our initial public offering, options to purchase 2,000 shares of our common stock. These options expire in 2012. These options have an exercise price equal to the initial public offering price of $13.00 per share, subject to adjustment as necessary to preserve the value of such options in connection with the occurrence of certain events.

 Equity Compensation Plan Information

                               NUMBER OF SECURITIES TO BE    WEIGHTED-AVERAGE     NUMBER OF SECURITIES REMAINING
                                ISSUED UPON EXERCISE OF      EXERCISE PRICE OF     AVAILABLE FOR FUTURE ISSUANCE
PLAN CATEGORY:                    OUTSTANDING OPTIONS       OUTSTANDING OPTIONS   UNDER EQUITY COMPENSATION PLANS
--------------                 --------------------------   -------------------   -------------------------------
EQUITY COMPENSATION PLANS
APPROVED BY SECURITY HOLDERS:
  Newcastle Investment Corp.
     Nonqualified Stock
     Option and Incentive
     Award Plan..............           704,000                   $13.00              9,296,000 (A)
EQUITY COMPENSATION PLANS NOT
APPROVED BY SECURITY HOLDERS:
  None.......................               N/A                      N/A                            N/A

---------------
(A) The maximum available for issuance each year is equal to 15% of the number of outstanding equity interests, subject to a maximum of 10,000,000 shares in the aggregate over the term of the plan.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

     Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while our director and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of ours and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while our director and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of ours and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of ours or a predecessor of ours.

     Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In July 2002, Newcastle Investment Holdings contributed certain assets and liabilities to us in exchange for all of the shares of our common stock. Our chairman and chief executive officer also serves as chairman and chief executive officer of Newcastle Investment Holdings and, at the time the transfer of assets and liabilities from Newcastle Investment Holdings to us was approved and other organizational matters were approved for us, Newcastle Investment Holdings was our sole stockholder. As a result, these matters were not approved at arm's length and the terms of the transfer may not be as favorable to us as if the transfer was with an unaffiliated third party. We may enter into future transactions with Newcastle Investment Holdings with the approval of our independent directors.

     Our chairman and chief executive officer and all of our executive officers also serve as officers of our manager. As a result, the management agreement between us and our manager and an amendment to the agreement in March 2003 were not negotiated at arm's-length and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See "Fortress Investment Group and Our Management Agreement -- Conflicts of Interest in Our Relationship with Our Manager."

     Our manager also manages Newcastle Investment Holdings and may become subject to conflicts of interest with respect to managing our interests and the interests of Newcastle Investment Holdings.

     We have not entered into any other transactions in which any other director or officer or stockholder of ours or of our manager had any material interest.

     We were formed in June 2002 and completed the initial public offering of our common stock in October 2002. Newcastle Investment Holdings was formed in May 1998. We were formed for the purpose of separating the real estate securities and credit leased real estate businesses from Newcastle Investment Holdings' other investments. Newcastle Investment Holdings owns 68.2% of our common stock, assuming exercise of all outstanding options. At December 31, 2002, our manager, Fortress Investment Group and its principals had options to purchase 700,000 shares of our common stock and owned approximately 16.4% of the equity of Newcastle Investment Holdings (25.8% upon exercise of outstanding options).

     Fortress Investment Holdings LLC is the sole member of Fortress Investment Group LLC, our manager. The beneficial owners of Fortress Investment Holdings are Messrs. Edens, Briger, Kauffman, Nardone, Novogratz and Nygaard. The beneficial owners of Fortress Principal Investment Holdings are the same as the holders of Fortress Investment Holdings (Messrs. Edens, Briger, Kauffman, Nardone, Novogratz and Nygaard).

     David J. Grain, a member of our board of directors, serves as President of Pinnacle Holdings Inc., whose equity is partially owned by Fortress Investment Fund, an affiliate of ours managed by our manager.

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

                             SECURITY OWNERSHIP OF

                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Substantially all shares of our outstanding common stock are owned by Newcastle Investment Holdings Corp. The following table sets forth, as of March 13, 2003, the total number of shares of our common stock beneficially owned, and the percent so owned, by (i) each person known by us to own more than 5% of our common stock, (ii) each of our directors and executive officers and (iii) all directors and executive officers as a group.

                                                                 AMOUNT AND NATURE OF
                                                                BENEFICIAL OWNERSHIP(1)
                                                              ---------------------------
                                                              NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER                            SHARES         PERCENT(5)
------------------------------------                          ----------       ----------
Newcastle Investment Holdings Corp.(2)(3)...................  16,486,339          70.2%
Fortress Principal Investment Holdings LLC(2)(4)............   4,394,032(6)       18.6%(8)
Wesley R. Edens(2)..........................................   4,405,032(6)(7)    18.6%(8)
David J. Grain(2)...........................................          --             *
Stuart A. McFarland(2)......................................          --             *
David K. McKown(2)..........................................          --            --
Peter M. Miller(2)..........................................          --            --
Jonathan Ashley(2)..........................................          --             *
Randal A. Nardone(2)........................................   4,395,032(6)(7)    18.6%(8)
Erik P. Nygaard(2)..........................................   4,404,032(6)(7)    18.6%(8)
Kenneth M. Riis(2)..........................................          --             *
Michael I. Wirth(2).........................................          --             *
All directors and executive officers as a group (10
  persons)..................................................   4,441,782          18.8%(8)

---------------

 *  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(2) The address of Newcastle Investment Holdings Corp., Fortress Principal Investment Holdings LLC and all officers and directors listed above are in care of Fortress Investment Group, 1251 Avenue of the Americas, New York, NY 10020.

(3) All of the shares held by Newcastle Investment Holdings have been pledged by Newcastle Investment Holdings as collateral to Fleet National Bank in connection with a credit facility between a subsidiary of Newcastle Investment Holdings and Fleet National Bank.

(4) The beneficial owners of Fortress Principal Investment Holdings LLC are Messrs. Edens, Briger, Kauffman, Nardone, Novogratz and Nygaard. Fortress Investment Holdings LLC is the sole member of the manager. The beneficial owners of Fortress Investment Holdings LLC are also Messrs. Edens, Briger, Kauffman, Nardone, Novogratz and Nygaard.

(5) Percentage amount assumes the exercise by such persons of all options to acquire shares of common stock and no exercise by any other person.

(6) Includes 2,178 shares and 140,000 options to purchase shares of our common stock, exercisable within 60 days from the date hereof, beneficially owned by Fortress Principal Investment Holdings LLC directly in us and 4,251,854 shares beneficially owned by Fortress Principal Investment Holdings as a result of the ownership of shares in Newcastle Investment Holdings. Messrs. Edens, Briger, Kauffman, Nardone, Novogratz and Nygaard own all of the beneficial interests in Fortress Principal Investment Holdings.

(7) An aggregate of 4,394,032 of these shares are held by Fortress Principal Investment Holdings LLC.

(8) Includes options to acquire 140,000 shares of common stock, which represents the portion of 700,000 options that are currently exercisable and exercisable within 60 days of the date hereof. As of December 31, 2002 our manager, through Fortress Principal Investment Holdings LLC, beneficially owns approximately 20.5% of our common equity, taking into account its interest in Newcastle Investment Holdings and assuming exercise of all its outstanding options to purchase 700,000 shares of our common stock and 2,091,673 shares of common stock of Newcastle Investment Holdings.

                    DESCRIPTION OF SERIES B PREFERRED STOCK

     The following is a summary of the material terms and provisions of the Series B Preferred Stock. The Series B Preferred Stock is more completely described in the articles supplementary to our charter establishing the Series B Preferred Stock, which is available from us.

GENERAL

     Under our charter, our board of directors is authorized to issue 600 million shares of stock, consisting of 500 million shares of common stock, $.01 par value per share, and 100 million shares of preferred stock, $.01 par value per share, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of preferred stock of any series from time to time, in one or more series, subject to the rights of holders of any class or series of our preferred stock, without shareholder approval.

     Our Board of Directors has adopted articles supplementary to our charter establishing the number and fixing the terms, designations, powers, preferences, rights, limitations and restrictions of a series of preferred stock designated the 9.75% Series B Cumulative Redeemable Preferred Stock. Up to 2,875,000 shares of Series B Preferred Stock are authorized. As of the date of this prospectus, there are currently no other classes or series of preferred stock authorized, except the Series A Junior Participating Preferred Stock. See "Description of Capital Stock -- Stockholder Rights Plan."

     Under Maryland law applicable to us, a shareholder is not personally liable for our obligations solely as a result of his or her status as a shareholder.

     The Series B Preferred Stock has been approved for listing on the NYSE, subject to official notice of issuance and we expect that trading will commence within 30 days after initial issuance of the Series B Preferred Stock. See "Underwriting."

RANKING

     The Series B Preferred Stock, with respect to distribution rights and the distribution of assets upon our liquidation, dissolution or winding up, will rank (i) senior to all classes or series of our common stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the Series B Preferred Stock; (ii) on a parity with all equity securities issued by us other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to such Series B Preferred Stock. The term "equity securities" shall not include convertible debt securities.

DISTRIBUTIONS

     As holders of Series B Preferred Stock, you will be entitled to receive, when and as authorized by our board of directors, out of legally available funds, cumulative preferential cash distributions at the rate of 9.75% of the liquidation preference per annum, which is equivalent to $2.4375 per share of Series B Preferred Stock per year.

     Distributions on the Series B Preferred Stock will cumulate from the date of original issuance (March 18, 2003) and will be payable quarterly in arrears on the last calendar day of each January, April, July and October of each year, or, if not a business day, the next succeeding business day. The initial distribution on the Series B Preferred Stock, which will be paid on April 30, 2003 if authorized by our board of directors, will be for less than a full quarter. We will prorate and compute this initial distribution and any other distribution payable for a partial distribution period on the basis of a 360-day year consisting of twelve 30-day months.

     We will pay distributions to holders of record as they appear in our share records at the close of business on the applicable distribution record date. The distribution record date will be the first day of the calendar month in which the related distribution payment date falls, or such other date that our board of

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directors designates for the payment of distributions that is not more than 30 nor less than 10 days prior to the distribution payment date.

     No distribution on the Series B Preferred Stock will be authorized or declared or paid or set apart for payment by us if such authorization, declaration, payment or setting apart for payment would violate any of our agreements or is restricted or prohibited by law.

     Notwithstanding the foregoing, distributions on the Series B Preferred Stock will cumulate whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not such distributions are authorized by our board of directors. Accumulated but unpaid distributions will cumulate as of the distribution payment date on which they first become payable or on the date of redemption, as the case may be.

     When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series B Preferred Stock and all other equity securities ranking on a parity as to distributions with the Series B Preferred Stock, all distributions declared upon the Series B Preferred Stock and any other equity securities ranking on a parity as to distributions with the Series B Preferred Stock shall be declared pro rata so that the amount of distributions declared per share of Series B Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accumulated distributions per share on the Series B Preferred Stock and such other equity security (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other equity securities do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Stock which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series B Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient set apart for payment for all past distribution periods and the then current distribution period:

     - no distributions, other than distributions in kind of our common stock or other shares of our equity securities ranking junior to Series B Preferred Stock as to distributions and upon liquidation, may be authorized or paid or set aside for payment, and no other distribution may be authorized or made upon, our shares of common stock or any other shares of our equity securities ranking junior to or on a parity with the Series B Preferred Stock as to distributions or upon liquidation (other than pro rata distributions on preferred stock ranking on a parity as to distributions with the Series B Preferred Stock); and

     - no shares of common stock or any other shares of our equity securities ranking junior to or on a parity with the Series B Preferred Stock as to distributions or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us, except by conversion into or exchange for other shares ranking junior to the Series B Preferred Stock as to distributions and amounts upon liquidation.

     Holders of Series B Preferred Stock shall not be entitled to any distribution, whether payable in cash, property or shares, in excess of full cumulative distributions on the Series B Preferred Stock as described above. We will credit any distribution payment we make on the Series B Preferred Stock against the earliest accumulated but unpaid distribution due with respect to the Series B Preferred Stock which remains payable.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of us, as a holder of Series B Preferred Stock you will be entitled to receive out of our assets available for distribution to shareholders (after payment or provision for all of our debts and other liabilities) a liquidating distribution in the amount of a liquidation preference of $25.00 per share, plus any accumulated and unpaid distributions to
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the date of payment, whether or not authorized, before any distribution of assets is made to holders of our common stock and any other shares of our equity securities ranking junior to the Series B Preferred Stock as to liquidation rights.

     If, upon any voluntary or involuntary liquidation, dissolution or winding up of us, our assets are insufficient to make full payment of the liquidating distributions to holders of the Series B Preferred Stock and any other shares of our equity securities ranking on a parity with the Series B Preferred Stock as to liquidation rights, then the holders of the Series B Preferred Stock and parity shares will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets.

     Our consolidation or merger with or into another entity, the merger of another entity with or into us, a statutory share exchange by us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will in each case not be deemed to constitute a liquidation, dissolution or winding up of us.

     As permitted by Maryland law, the articles supplementary creating the shares of Series B Preferred Stock provide that the liquidating preference of outstanding shares of Series B Preferred Stock will not be added to our total liabilities in determining whether we may make a dividend or other distribution (other than upon voluntary or involuntary dissolution) on our shares of common stock (or any other class or series of stock that junior to the Series B Preferred Stock with respect to liquidating distributions). Maryland does not allow a corporation to make a distribution if, after giving effect to the distribution, (a) the corporation would not be able to pay its obligations as they become due in the usual course of business or (b) the corporation's total assets would be less than its total liabilities. Unless the corporation's charter provides otherwise, liquidation preferences of stockholders whose preferential rights on dissolution are superior to those receiving the distribution are considered liabilities for the purpose of this test.

REDEMPTION

     Except in certain circumstances relating to the preservation of our status as a REIT for federal income tax purposes, the Series B Preferred Stock will not be redeemable prior to March 18, 2008. On or after March 18, 2008, we, at our option, upon giving the notice described below, may redeem the Series B Preferred Stock, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions to the date of redemption, whether or not authorized.

     If we redeem fewer than all of the shares of Series B Preferred Stock, our board of directors will determine the number of shares to be redeemed. In such circumstances, the Series B Preferred Stock to be redeemed generally will be selected pro rata, by lot or in another equitable manner determined by our board of directors. If such redemption is to be by lot and as a result of such redemption any holder of Series B Preferred Stock would become a holder of a number of shares of Series B Preferred Stock in excess of the Ownership Limit described herein because such holder's shares of Series B Preferred Stock were not redeemed, or were only redeemed in part, then, except in certain instances, we will redeem the requisite number of shares of Series B Preferred Stock from such holder such that such stockholder will not hold in excess of the Ownership Limit subsequent to such redemption.

     Notwithstanding the foregoing, unless full cumulative distributions on all shares of Series B Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient set apart for payment for all past distribution periods and the current distribution period, we will not:

     - redeem any shares of Series B Preferred Stock unless we simultaneously redeem all shares of Series B Preferred Stock; or

     - purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock or any other shares of our equity securities ranking junior to or on a parity with the Series B Preferred

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       Stock as to distributions or upon liquidation, except by conversion into or exchange for shares ranking junior to the Series B Preferred Stock as to distributions and upon liquidation.

     The foregoing restrictions on redemptions, purchases and other acquisitions will not prevent the redemption, purchase or acquisition by us of preferred stock of any series to preserve our REIT status (see "Restrictions on Ownership and Transfer" and "Federal Income Tax Considerations -- Taxation of
Newcastle -- Requirements for Qualification -- General") or pursuant to a purchase or exchange offer made on the same terms to all holders of the Series B Preferred Stock.

     Immediately prior to any redemption of shares of Series B Preferred Stock, we will pay, in cash, any accumulated and unpaid distributions to the redemption date, whether or not authorized, unless a redemption date falls after a distribution record date and prior to the corresponding distribution payment date, in which case each holder of Series B Preferred Stock at the close of business on such distribution record date will be entitled to the distribution payable on such shares on the corresponding distribution payment date notwithstanding the redemption of such shares before the distribution payment date. Except as provided in the previous sentence, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Stock to be redeemed.

     We will mail to you, if you are a record holder of Series B Preferred Stock, a notice of redemption no less than 30 days nor more than 60 days before the redemption date. We will send the notice to your address, as shown on our share transfer books. Each notice will state, in addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, the following:

     - the redemption date;

     - the redemption price;

     - the number of Series B Preferred Stock to be redeemed;

     - the place where you may surrender certificates for payment of the redemption price; and

     - that distributions on the Series B Preferred Stock to be redeemed will cease to accumulate on the redemption date.

     If we redeem fewer than all of the Series B Preferred Stock, we will specify in the notice to you the number of Series B Preferred Stock to be redeemed from you.

     On or after the date fixed for redemption, each holder of shares of Series B Preferred Stock to be redeemed must present and surrender each certificate representing his shares of such Series B Preferred Stock to us at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing shares of Series B Preferred Stock as the owner thereof and each surrendered certificate will be canceled. If fewer than all the shares represented by any such certificate representing shares of Series B Preferred Stock are to be redeemed, a new certificate will be issued representing the unredeemed shares.

     At our election, on or prior to a redemption date, we may irrevocably deposit the redemption price (including accumulated and unpaid distributions) of the Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series B Preferred Stock to be redeemed will (i) state the date of such deposit,
(ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to the redemption date). Any interest or other earnings earned on the redemption price (including all accumulated and unpaid distributions) deposited with a bank or trust company will be paid to us. Any monies so deposited which remain unclaimed by the holders of the shares of Series B Preferred Stock at the end of two years after the redemption date will be returned to us by such bank or trust company.

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     From and after the redemption date (unless we default in payment of the redemption price), all distributions will cease to cumulate on the Series B Preferred Stock designated for redemption and all of your rights as a holder of the Series B Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accumulated and unpaid distributions up to the redemption date.

     Notwithstanding any other provision relating to the redemption of the Series B Preferred Stock to the contrary, we may redeem shares of Series B Preferred Stock at any time, in whole or in part, whether or not prior to March 18, 2008, if the board of directors determines that such redemption is necessary to preserve our status as a REIT.

MATURITY

     The Series B Preferred Stock does not have a stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

VOTING RIGHTS

     As a holder of Series B Preferred Stock, you will not have any voting rights, except as set forth below.

     Whenever distributions on the Series B Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), the holders of Series B Preferred Stock will be entitled, voting together as a single class with all other series of preferred stock of ours upon which like voting rights have been conferred and are exercisable, to elect a total of two additional directors to our board of directors at a special meeting called by the holders of record of at least twenty (20%) of any series of preferred stock as to which distributions are so in arrears, unless the request is received less than 90 days before the date fixed for the next annual meeting or special meeting of stockholders, or at the next annual meeting of stockholders, and at each subsequent annual meeting until all distributions accumulated on the Series B Preferred Stock for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, our entire board of directors will be increased by two directors.

     So long as any shares of Series B Preferred Stock remain outstanding, we may not, without the affirmative vote of holders of at least two-thirds of the outstanding Series B Preferred Stock voting separately as a class:

     - authorize, or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the outstanding Series B Preferred Stock with respect to the payment of distributions or the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up;

     - reclassify any authorized equity securities into any such senior equity securities;

     - create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or

     - amend, alter or repeal the provisions of our charter (including the articles supplementary for the Series B Preferred Stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof.

     However, with respect to any such amendment, alteration or repeal of the provisions of our charter (including the articles supplementary for the Series B Preferred Stock), whether by merger or consolidation, so long as the Series B Preferred Stock remain outstanding with the terms thereof materially unchanged in any adverse respect, taking into account that, upon the occurrence of such event, we may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series B Preferred Stock, the occurrence of any such event will not be deemed to materially and adversely affect the rights,
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preferences, privileges or voting powers of Series B Preferred Stock or the holders thereof. In addition, (i) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock or (ii) any increase in the amount of authorized shares of Series B Preferred Stock or any other class or series of our preferred stock, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to the payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or our winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of Series B Preferred Stock or the holders thereof.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Series B Preferred Stock have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION

     The Series B Preferred Stock is not convertible into or exchangeable for our property or securities.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 8.0% of the aggregate value of all the outstanding shares of our capital stock, treating all classes and series of our stock in the aggregate, or in excess of 25.0% of the Series B Preferred Stock, unless they receive an exemption from our board of directors.

     Our charter further prohibits (a) any person from owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the Trust, as defined below, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

     Our board of directors, in its sole discretion, may exempt a person from these limits, subject to such terms, conditions, representations and undertakings as it may determine. Our board of directors has granted limited exemptions to certain persons who directly or indirectly own our stock, including Newcastle Investment Holdings, our manager, a third party group of funds managed by Wallace R. Weitz & Company, and certain affiliates of these entities.

     Any attempted transfer or ownership of our stock which, if effective, would result in violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust ("Trust") for the exclusive benefit of one or more charitable beneficiaries ("Charitable Beneficiary"), and the proposed holder will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of such violation. The shares transferred to the Trust will generally be selected so as to minimize the aggregate value of shares transferred to the Trust. Shares of our stock held in the Trust will be issued and outstanding shares. The proposed holder will not benefit economically from ownership of any shares of stock held in the Trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust. These rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the Trustee upon demand. Any dividend or other

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distribution authorized but unpaid will be paid when due to the Trustee. Any dividend or distribution paid to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, the Trustee will have the authority (i) to rescind as void any vote cast by the proposed holder prior to our discovery that the shares have been transferred to the Trust and (ii) to recast the vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee will not have the authority to rescind and recast the vote. If necessary to protect our status as a REIT, we may establish additional Trusts with distinct Trustees and Charitable Beneficiaries to which shares may be transferred.

     Within 20 days of receiving notice from us that shares of our stock have been transferred to the Trust, the Trustee will sell the shares to a person designated by the Trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed holder and to the Charitable Beneficiary as follows. The proposed holder will receive the lesser of (i) the price paid by the proposed holder for the shares or, if the proposed holder did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price received by the Trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed holder will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed holder, then (i) the shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the proposed holder received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the Trustee upon demand.

     In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the Trustee has sold the shares. Upon a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed holder.

     If an investor acquires an amount of stock that exceeds 8.0 percent of the shares of a particular class, but is less than 8.0 percent of the value of the Company's stock of all classes in the aggregate, subsequent fluctuations in the relative values of the Company's different classes of stock could cause the investor's ownership to exceed the 8.0 percent ownership limitation, with the consequences described above.

     Our charter further provides that, prior to the date the preferred stock qualifies as a class of "publicly offered securities" (within the meaning of Department of Labor Regulation Section 2510.3-101(a)(2)), (a) no plan investor may acquire shares of our stock without our prior written consent; and (b) any transfers to plan investors that would increase the aggregate plan investors' ownership of shares of our stock to a level that meets or exceeds 25% or more of the value of any class of our stock will be void ab initio. If any transfer of shares of our stock to plan investors occurs which, if effective, would result in plan investors beneficially or constructively owning, in the aggregate, shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock, the beneficial or constructive ownership of which otherwise would cause such plan investors to violate such limitations shall be automatically transferred to the Trust (as defined above) to be held, subject to certain adjustments, in accordance with the provisions detailed above.

     Every record owner of more than a specified percentage of our stock as required by the Internal Revenue Code or the regulations promulgated thereunder (which may be as low as 0.5% depending upon the number of stockholders of record of our stock), within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are

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held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

     These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Series B Preferred Stock is American Stock Transfer & Trust Company, New York, New York.

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                          DESCRIPTION OF CAPITAL STOCK

     The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to this registration statement.

GENERAL

     Our charter provides that we may issue up to 500,000,000 shares of common stock, $.01 par value per share, and up to 100,000,000 shares of preferred stock, $.01 par value per share. As of December 31, 2002, 23,488,517 shares of common stock, and no shares of preferred stock were issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

COMMON STOCK

     All outstanding shares of our common stock are duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

     Subject to our charter restrictions on transfer of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

     Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of stock, all shares of common stock will have equal dividend, liquidation and other rights.

     Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that these matters may be approved by a majority of all of the votes entitled to be cast on the matter.

POWER TO RECLASSIFY UNISSUED SHARES OF OUR STOCK

     Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Prior to this offering, no shares of our preferred stock are presently outstanding.

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POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

     We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.

STOCKHOLDER RIGHTS PLAN

     Our board of directors has adopted a stockholder rights agreement. The adoption of the stockholder rights agreement could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, us or a large block of our common stock.

     Pursuant to the terms of the stockholder rights agreement, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock to stockholders of record at the close of business on October 16, 2002. In addition, one preferred stock purchase right will automatically attach to each share of common stock issued between the record date and the distribution date. Each preferred stock purchase right entitles the registered holder to purchase from us a unit consisting of one one-hundredth of a share, each a rights unit, of Series A Junior Participating Preferred Stock, par value $0.01 per share, the Series A Preferred Stock, at a purchase price of $70 per rights unit, the purchase price, subject to adjustment. Each share offered hereby will be entitled to a preferred stock purchase right when distributed.

     Initially, the preferred stock purchase rights are not exercisable and are attached to and transfer and trade with, the outstanding shares of common stock. The preferred stock purchase rights will separate from the common stock and will become exercisable upon the earliest of (i) the close of business on the tenth business day following the first public announcement that an acquiring person has acquired beneficial ownership of 15% or more of the sum of the outstanding shares of common stock, subject to certain exceptions, the date of said announcement being referred to as the stock acquisition date, or (ii) the close of business on the tenth business day (or such later date as our board of directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming an acquiring person, the earlier of such dates being the distribution date. For these purposes, a person will not be deemed to beneficially own shares of common stock which may be issued in exchange for rights units. The stockholder rights agreement contains provisions that are designed to ensure that the manager and its affiliates will never, alone, be considered a group that is an acquiring person.

     Until the distribution date (or earlier redemption, exchange or expiration of rights), (a) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (b) new common stock certificates issued after the record date will contain a notation incorporating the stockholder rights agreement by reference, and (c) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with common stock represented by such certificate.

     The rights are not exercisable until the distribution date and will expire ten years after the issuance thereof, on October 16, 2012 unless such date is extended or the rights are earlier redeemed or exchanged by us as described below.

     As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of common stock as of the close of business on the distribution date and, thereafter, the separate rights

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certificates alone will represent the rights. Except as otherwise determined by our board of directors, only shares of common stock issued prior to the distribution date will be issued with rights.

     In the event that a person becomes an acquiring person, except pursuant to an offer for all outstanding shares of common stock which the independent directors determine to be fair to, not inadequate and to otherwise be in our best interests and the best interest of our stockholders, after receiving advice from one or more investment banking firms, a qualified offer, each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of rights units associated with each right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void. However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by us as set forth below.

     In the event that, at any time following the stock acquisition date, (i) we engage in a merger or other business combination transaction in which we are not the surviving corporation (other than with an entity which acquired the shares pursuant to a qualified offer), (ii) we engage in a merger or other business combination transaction in which we are the surviving corporation and our common stock changed or exchanged, or (iii) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a right (except rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "triggering events."

     At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding common stock, our board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of preferred stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

     We may redeem the rights in whole, but not in part, at a price of $0.01 per right (payable in cash, common stock or other consideration deemed appropriate by our board of directors) at any time until the earlier of (i) the close of business on the tenth business day after the stock acquisition date, or (ii) the expiration date of the rights agreement. Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and thereafter the only right of the holders of rights will be to receive the redemption price.

     The rights agreement may be amended by our board of directors in its sole discretion at any time prior to the distribution date. After the distribution date, subject to certain limitations set forth in the rights agreement, our board of directors may amend the rights agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of rights holders (excluding the interests of an acquiring person or its associates or affiliates). The foregoing notwithstanding, no amendment may be made at such time as the rights are not redeemable.

     Until a right is exercised, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for common stock, other securities of ours, other consideration or for common stock of an acquiring company or in the event of the redemption of the rights as set forth above.

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     A copy of the rights agreement is available from us upon written request.
The foregoing description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

DIVIDEND REINVESTMENT PLAN

     We may implement a dividend reinvestment plan whereby stockholders may automatically reinvest their dividends in our common stock. Details about any such plan would be sent to our stockholders following adoption thereof by our board of directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock and our Series B Preferred Stock is American Stock Transfer & Trust Company, New York, New York.

TRANSFER RESTRICTIONS

     Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 8.0% of the aggregate value of the outstanding shares of our stock, treating all classes and series of our stock as one for this purpose, or in excess of 25.0% of our Series B Preferred Stock, in each case unless they receive an exemption from our board of directors.

     Our charter further prohibits (a) any person from owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the Trust, as defined below, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

     Our board of directors, in its sole discretion, may exempt a person from these limits, subject to such terms, conditions, representations and undertakings as it may determine. Our board of directors has granted limited exemptions to certain persons who directly or indirectly own our stock, including Newcastle Investment Holdings, our manager, a third party group of funds managed by Wallace R. Weitz & Company, and certain affiliates of these entities.

     Any attempted transfer or ownership of our stock which, if effective, would result in violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust ("Trust") for the exclusive benefit of one or more charitable beneficiaries ("Charitable Beneficiary"), and the proposed holder will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of such violation. The shares transferred to the Trust will generally be selected so as to minimize the aggregate value of shares transferred to the Trust. Shares of our stock held in the Trust will be issued and outstanding shares. The proposed holder will not benefit economically from ownership of any shares of stock held in the Trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust. These rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the Trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividend or distribution paid to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, the Trustee will have the authority (i) to rescind as void any vote cast by the proposed holder prior to our discovery

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that the shares have been transferred to the Trust and (ii) to recast the vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee will not have the authority to rescind and recast the vote. If necessary to protect our status as a REIT, we may establish additional Trusts with distinct Trustees and Charitable Beneficiaries to which shares may be transferred.

     Within 20 days of receiving notice from us that shares of our stock have been transferred to the Trust, the Trustee will sell the shares to a person designated by the Trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed holder and to the Charitable Beneficiary as follows. The proposed holder will receive the lesser of (i) the price paid by the proposed holder for the shares or, if the proposed holder did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price received by the Trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed holder will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed holder, then (i) the shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the proposed holder received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the Trustee upon demand.

     In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the Trustee has sold the shares. Upon a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed holder.

     If an investor acquires an amount of stock that exceeds 8.0 percent of the shares of a particular class, but is less than 8.0 percent of the value of the Company's stock of all classes in the aggregate, subsequent fluctuations in the relative values of the Company's different classes of stock could cause the investor's ownership to exceed the 8.0 percent ownership limitation, with the consequences described above.

     Our charter further provides that, prior to the date the common stock qualifies as a class of "publicly offered securities" (within the meaning of Department of Labor Regulation Section 2510.3-101(a)(2)), (a) no plan investor may acquire shares of our stock without our prior written consent; and (b) any transfers to plan investors that would increase the aggregate plan investors, ownership of shares of our stock to a level that meets or exceeds 25% or more of the value of any class of our stock will be void ab initio. If any transfer of shares of our stock to plan investors occurs which, if effective, would result in plan investors beneficially or constructively owning, in the aggregate, shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock, the beneficial or constructive ownership of which otherwise would cause such plan investors to violate such limitations shall be automatically transferred to the Trust (as defined above) to be held, subject to certain adjustments, in accordance with the provisions detailed above.

     All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

     Every record owner of more than a specified percentage of our stock as required by the Internal Revenue Code or the regulations promulgated thereunder (which may be as low as 0.5% depending upon the number of stockholders of record of our stock), within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to

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determine the effect, if any, of his beneficial ownership on our status as a
REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

     These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

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                    IMPORTANT PROVISIONS OF MARYLAND LAW AND
                           OF OUR CHARTER AND BYLAWS

     The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to this registration statement.

CLASSIFICATION OF OUR BOARD OF DIRECTORS

     Our bylaws provide that the number of our directors may be established by our board of directors but may not be fewer than the minimum required by the MGCL (which is currently one) nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors.

     Pursuant to our charter, the board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2003, 2004 and 2005, respectively. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. We believe that classification of the board of directors will help to assure the continuity and stability of our business strategies and policies as determined by the board of directors. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change the control of us, even though the tender offer or change in control might be in the best interest of our stockholders.

REMOVAL OF DIRECTORS

     Our charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

BUSINESS COMBINATIONS

     Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

     - any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

     - an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

     A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in

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approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

     After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

     - 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

     - two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

     These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

     The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combinations
(a) between us and Fortress Investment Group LLC or any of its affiliates, (b) between us and Newcastle Investment Holdings, or any of its affiliates and (c) between us and any interested stockholder, provided that any such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such interested stockholder). Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

     The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

CONTROL SHARE ACQUISITIONS

     Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

     - one-tenth or more but less than one-third,

     - one-third or more but less than a majority, or

     - a majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

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     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future.

AMENDMENT TO OUR CHARTER

     Our charter, including its provisions on classification of our board of directors and removal of directors, may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by our board of directors or (iii) by a stockholder of record who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors, or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

     The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our charter on classification of our board of directors and removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in the control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

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                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax consequences relating to the acquisition, holding, and disposition of our stock, including our Series B Preferred Stock. For purposes of this section under the heading "Federal Income Tax Considerations", references to Newcastle mean only Newcastle Investment Corp. and not its subsidiaries, except as otherwise indicated. This summary is based upon the Internal Revenue Code of 1986, as amended (the Internal Revenue Code), the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of Newcastle and its subsidiaries and affiliated entities will be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

     - financial institutions;

     - insurance companies;

     - broker-dealers;

     - regulated investment companies;

     - holders who receive Newcastle stock through the exercise of employee stock options or otherwise as compensation;

     - persons holding Newcastle stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

and, except to the extent discussed below:

     - tax-exempt organizations; and

     - foreign investors.

     This summary assumes that investors will hold our stock as capital assets, which generally means as property held for investment.

     THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF NEWCASTLE STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING NEWCASTLE STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF NEWCASTLE STOCK.

TAXATION OF NEWCASTLE

     Newcastle will elect to be taxed as a REIT, commencing with its initial taxable year ending December 31, 2002, upon the filing of its federal income tax return for that year. Newcastle believes that it was organized and has operated in such a manner as to qualify for taxation as a REIT, and intends to continue to operate in such a manner.

     The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with our election to be taxed as a REIT. Newcastle has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that Newcastle was organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that its actual method of

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operation has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions relating to the organization and operation of Newcastle, and is conditioned upon representations and covenants made by the management of Newcastle regarding its organization, assets and the past, present and future conduct of its business operations. While Newcastle intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of Newcastle, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or Newcastle that Newcastle will so qualify for any particular year. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP also relies on various legal opinions issued by other counsel for Newcastle and its predecessors, including Sidley Austin Brown & Wood LLP and Thacher Proffitt & Wood, with respect to certain issues and transactions. The opinions, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part, are expressed as of the date issued, and do not cover subsequent periods. Counsel will have no obligation to advise Newcastle or the holders of Newcastle stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

     Qualification and taxation as a REIT depends on the ability of Newcastle to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. In addition, Newcastle's ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain affiliated entities, including affiliates that have made elections to be taxed as REITs, the status of which may not have been reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Newcastle's ability to qualify as a REIT also requires that it satisfies certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by Newcastle. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of Newcastle's operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

TAXATION OF REITS IN GENERAL

     As indicated above, qualification and taxation as a REIT depends upon the ability of Newcastle to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under "-- Requirements for Qualification -- General." While Newcastle intends to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge its qualification, or that it will be able to operate in accordance with the REIT requirements in the future. See "-- Failure to Qualify."

     Provided that Newcastle qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See "Taxation of Stockholders."

     If Newcastle qualifies as a REIT, it will nonetheless be subject to federal tax in the following circumstances:

     - Newcastle will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

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     - Newcastle may be subject to the "alternative minimum tax" on its items of tax preference, including any deductions of net operating losses.

     - If Newcastle has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% excise tax. See
       "-- Prohibited Transactions", and "-- Foreclosure Property", below.

     - If Newcastle elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property", it may thereby avoid the 100% excise tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

     - If Newcastle should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on an amount equal to (a) the greater of the amount by which Newcastle fails the 75% or the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect the profitability of Newcastle.

     - If Newcastle should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, Newcastle would be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which income tax is paid at the corporate level.

     - Newcastle may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT's stockholders, as described below in "-- Requirements for Qualification -- General."

     - A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

     - If Newcastle acquires assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code), in a transaction in which the adjusted tax basis of the assets in the hands of Newcastle is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, under Temporary Treasury Regulations the subchapter C corporation would generally be required to recognize any net built-in gain that would have been realized if it had liquidated on the day before the date of the transfer (i.e., as if it had sold its assets in a taxable transaction). The regulations provide, however, that in lieu of taxation of the transferor subchapter C corporation as described immediately above, a REIT that acquires the assets may elect to be subject to tax at the highest corporate income tax rate then applicable if it subsequently recognizes the built-in gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

     - Certain of Newcastle's subsidiaries may be subchapter C corporations, the earnings of which would subject to federal corporate income tax.

     In addition, Newcastle and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on their assets and operations. Newcastle could also be subject to tax in situations and on transactions not presently contemplated.

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REQUIREMENTS FOR QUALIFICATION -- GENERAL

     The Internal Revenue Code defines a REIT as a corporation, trust or association:

          (1) that is managed by one or more trustees or directors;

          (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

          (3) which would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

          (4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

          (5) the beneficial ownership of which is held by 100 or more persons;

          (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specified entities); and

          (7) which meets other tests described below, including with respect to the nature of its income and assets.

     The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Newcastle's charter provides restrictions regarding transfers of its shares, which are intended to assist Newcastle in satisfying the share ownership requirements described in conditions (5) and (6) above.

     To monitor compliance with the share ownership requirements, Newcastle is generally required to maintain records regarding the actual ownership of its shares. To do so, Newcastle must demand written statements each year from the record holders of significant percentages of its stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by Newcastle. A list of those persons failing or refusing to comply with this demand must be maintained as part of the records of Newcastle. Failure by Newcastle to comply with these record keeping requirements could subject it to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

     In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Newcastle satisfies this requirement.

EFFECT OF SUBSIDIARY ENTITIES

     Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, Newcastle's proportionate share of the assets and items of income of its subsidiary partnerships are treated as assets and items of income of Newcastle for purposes of applying the REIT requirements described below. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in "Tax Aspects of Investments in Affiliated Entities -- Partnerships."

     Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary", that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests

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applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a "taxable REIT subsidiary" as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Newcastle has several qualified REIT subsidiaries. Other entities wholly-owned by Newcastle, including single member limited liability companies, are also generally disregarded as a separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with subsidiary partnerships of Newcastle, are sometimes referred to in this prospectus as "pass-through subsidiaries."

     In the event that a disregarded subsidiary of Newcastle ceases to be wholly-owned -- for example, if any equity interest in the subsidiary is acquired by a person other than Newcastle or another disregarded subsidiary of Newcastle -- the subsidiary's separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect Newcastle's ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See
"-- Asset Tests" and "-- Income Tests."

     Taxable Subsidiaries. A REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary ("TRS"). The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by Newcastle and its subsidiaries in the aggregate, and Newcastle's ability to make distributions to its stockholders.

     A parent REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

INCOME TESTS

     In order to maintain qualification as a REIT, Newcastle annually must satisfy two gross income requirements. First, at least 75% of Newcastle's gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions", must be derived from investments relating to real property or mortgages on real property, including "rents from real property," dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of Newcastle's gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

     Rents received by Newcastle will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as "rents from real property" unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from

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which the REIT derives no revenue. Newcastle and its affiliates are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, Newcastle and its affiliates may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, Newcastle is permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income requirements. Also, rental income will qualify as rents from real property only to the extent that Newcastle does not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee's equity.

     To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.

     To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests.

     Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If Newcastle receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that Newcastle acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and Newcastle's income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

     Newcastle may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by Newcastle from a REIT will be qualifying income in Newcastle's hands for purposes of both the 95% and 75% income tests.

     If Newcastle fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if the failure of Newcastle to meet these tests was due to reasonable cause and not due to willful neglect, Newcastle attaches to its tax return a schedule of the sources of its income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether Newcastle would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving Newcastle, Newcastle will not qualify as a REIT. As discussed above under "-- Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the amount by which Newcastle fails to satisfy the particular gross income test.

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ASSET TESTS

     Newcastle, at the close of each calendar quarter, must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the total assets of Newcastle must be represented by some combination of "real estate assets", cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Newcastle Investment Holdings has held and currently holds stock of subsidiary entities that have made elections to be taxed as REITs. If any of these entities were to fail to qualify as a REIT, it could adversely affect Newcastle's compliance with the REIT qualification requirements described in this prospectus. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

     The second asset test is that the value of any one issuer's securities owned by Newcastle may not exceed 5% of the value of Newcastle's total assets. Third, Newcastle may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to "straight debt" having specified characteristics. Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT's total assets.

     Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for "straight debt". Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by Newcastle that is issued by another REIT may not so qualify.

     Interests held by Newcastle in a real estate mortgage investment conduit, or "REMIC," are generally treated as qualifying real estate assets, and income derived by Newcastle from interests in REMICs is generally treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of Newcastle's interest in the REMIC, and its income derived from the interest, qualifies for purposes of the REIT asset and income tests.

     Newcastle believes that its holdings of securities and other assets comply, and will continue to comply, with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support Newcastle's conclusions as to the value of its total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that Newcastle's interests in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset requirements.

ANNUAL DISTRIBUTION REQUIREMENTS

     In order to qualify as a REIT, Newcastle is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

          (a) the sum of

             (1) 90% of the "REIT taxable income" of Newcastle (computed without regard to the deduction for dividends paid and net capital gains of Newcastle), and

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             (2) 90% of the net income, if any, (after tax) from foreclosure property (as described below), minus

          (b) the sum of specified items of noncash income.

     These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Newcastle timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by Newcastle, they must not be "preferential dividends". A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in Newcastle organizational documents.

     To the extent that Newcastle distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax at ordinary corporate tax rates on the retained portion. Newcastle may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, Newcastle could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by Newcastle. Stockholders of Newcastle would then increase the adjusted basis of their Newcastle stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

     To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See "-- Taxation of Stockholders -- Taxation of Taxable Domestic Stockholders -- Distributions."

     If Newcastle should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, Newcastle would be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which it has paid corporate income tax. Newcastle intends to make timely distributions so that it is not subject to the 4% excise tax.

     It is possible that Newcastle, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from its subsidiaries, and (b) the inclusion of items in income by Newcastle for federal income tax purposes. See, for example, the discussion below of excess inclusion income under "-- Taxable Mortgage Pools." Other sources of non-cash taxable income include real estate and securities that have been financed through securitization structures, such as the CBO structure (as described above under "Newcastle Investment Corp. -- Our Investments"), which require some or all of available cash flows to be used to service borrowings, loans or mortgage backed securities we hold that have been issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

     Newcastle may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Newcastle's deduction for dividends paid for the earlier year. In this case, Newcastle may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends. However, Newcastle will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

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FAILURE TO QUALIFY

     If Newcastle fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Newcastle would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Newcastle is not a REIT would not be deductible by Newcastle, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless Newcastle is entitled to relief under specific statutory provisions, Newcastle would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, Newcastle would be entitled to this statutory relief. The rule against re-electing REIT status following a loss of such status could also apply to Newcastle if Newcastle Investment Holdings fails to qualify as a REIT, and Newcastle is treated as a successor to Newcastle Investment Holdings for federal income tax purposes.

PROHIBITED TRANSACTIONS

     Net income derived from a prohibited transaction is subject to a 100% excise tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Newcastle intends to conduct its operations so that no asset owned by Newcastle or its pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of Newcastle's business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the particular facts and circumstances. No assurance can be given that any property sold by Newcastle will not be treated as property held for sale to customers, or that Newcastle can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment.

FORECLOSURE PROPERTY

     Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. Newcastle does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if Newcastle does receive any such income, it intends to make an election to treat the related property as foreclosure property.

FOREIGN INVESTMENTS

     Newcastle and its subsidiaries currently hold and may acquire additional investments and, accordingly pay taxes, in foreign countries. Taxes paid by Newcastle in foreign jurisdictions may not be passed-through to, or used by, its stockholders as a foreign tax credit or otherwise. Newcastle's foreign investments may also generate foreign currency gains and losses. Foreign currency gains are treated as income that does not qualify under the 95% or 75% income tests, unless certain technical requirements are met. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains

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recognized by Newcastle directly or through pass-through subsidiaries, and will not adversely affect Newcastle's ability to satisfy the REIT qualification requirements.

DERIVATIVES AND HEDGING TRANSACTIONS

     Newcastle and its subsidiaries have, from time to time, and may in the future enter into hedging transactions with respect to interest rate exposure on one or more of their assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that Newcastle or a pass-through subsidiary enters into such a contract to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets, any periodic income from the instrument, or gain from the disposition of it, would be qualifying income for purposes of the REIT 95% gross income test, but not for the 75% gross income test. To the extent that Newcastle hedges with other types of financial instruments or in other situations (for example, hedges against fluctuations in the value of foreign currencies), the resultant income will be treated as income that does not qualify under the 95% or 75% income tests unless certain technical requirements are met. Newcastle intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. Newcastle may conduct some or all of its hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that Newcastle's hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect Newcastle's ability to satisfy the REIT qualification requirements.

TAXABLE MORTGAGE POOLS

     An entity, or a portion of an entity, may be classified as a taxable mortgage pool ("TMP") under the Internal Revenue Code if (1) substantially all of its assets consist of debt obligations or interests in debt obligations, (2) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (3) the entity has issued debt obligations (liabilities) that have two or more maturities, and (4) the payments required to be made by the entity on its debt obligations (liabilities) "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets. Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a TMP. Newcastle currently holds an interest in two TMPs, and its future financing and securitization arrangements may give rise to other TMPs, with the consequences as described in the next paragraph.

     Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT. The Treasury Department has not yet issued regulations to govern the treatment of stockholders as described below. A portion of the REIT's income from the TMP arrangement, which might be non-cash accrued income, could be treated as "excess inclusion income". This income would nonetheless be subject to the distribution requirements that apply to the REIT, and could therefore adversely affect its liquidity. See "-- Annual Distribution Requirements". Moreover, the REIT's excess inclusion income would be allocated among its stockholders. A stockholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the

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maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See "Taxation of Stockholders". To the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as government entities), the REIT would be taxable on this income at the highest applicable corporate tax rate (currently 35%). The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors.

     If a subsidiary partnership of Newcastle, not wholly-owned by Newcastle directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter Newcastle's REIT income and asset test calculations, and could adversely affect its compliance with those requirements. Newcastle believes that it has no subsidiary partnerships that are or will become TMPs, and intends to monitor the structure of any TMPs in which it has an interest to ensure that they will not adversely affect its status as a REIT.

TAX ASPECTS OF INVESTMENTS IN AFFILIATED ENTITIES

PARTNERSHIPS

     General. Newcastle may hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. Newcastle will include in its income its proportionate share of these partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Newcastle will include its proportionate share of assets held by subsidiary partnerships. See "Taxation of Newcastle -- Effect of Subsidiary Entities -- Ownership of Partnership Interests."

     Entity Classification. The investment by Newcastle in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of Newcastle's subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See "Taxation of Newcastle -- Taxable Mortgage Pools". If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of the assets of Newcastle and items of gross income of Newcastle would change and could preclude Newcastle from satisfying the REIT asset tests or the gross income tests as discussed in "Taxation of Newcastle -- Asset Tests" and "-- Income Tests," and in turn could prevent Newcastle from qualifying as a REIT. See "Taxation of Newcastle -- Failure to Qualify," above, for a discussion of the effect of the failure of Newcastle to meet these tests for a taxable year. In addition, any change in the status of any of Newcastle's subsidiary partnerships for tax purposes might be treated as a taxable event, in which case Newcastle could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

     Tax Allocations with Respect to Partnership Properties. Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

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     To the extent that any subsidiary partnership of Newcastle acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e. non-contributing) partners. These rules may apply to the contribution by Newcastle to any subsidiary partnerships of the cash proceeds received in offerings of its stock. As a result, partners, including Newcastle, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership's properties than would be the case if all of the partnership's assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause Newcastle to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect Newcastle's ability to comply with the REIT distribution requirements discussed above.

TAXATION OF STOCKHOLDERS

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     Distributions. Provided that Newcastle qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed to stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of Newcastle for the taxable year, without regard to the period for which the stockholder has held its stock. A similar treatment will apply to long-term capital gains retained by Newcastle, to the extent that Newcastle elects the application of provisions of the Internal Revenue Code that treat stockholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to stockholders a corresponding credit for taxes paid by the REIT on such retained capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

     In determining the extent to which a distribution constitutes a dividend for tax purposes, Newcastle's earnings and profits generally will be allocated first to distributions with respect to the Series B Preferred Stock, on a pro rata basis, and then to Newcastle's common stock. If Newcastle has net capital gains and designates some or all of its distributions as capital gain dividends to that extent, the capital gain dividends will be allocated among different classes of stock in proportion to the allocation of earnings and profits as described above.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by Newcastle in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by Newcastle and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Newcastle before the end of January of the following calendar year.

     To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "Taxation of Newcastle -- Annual Distribution Requirements." Such losses, however, are not passed through to stockholders and do not offset income of

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stockholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that the REIT has current or accumulated earnings and profits.

     If excess inclusion income from a taxable mortgage pool is allocated to any Newcastle stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See "Taxation of Newcastle -- Taxable Mortgage Pools."

     Dispositions of Newcastle Stock. In general, capital gains recognized by individuals and other non-corporate stockholders upon the sale or disposition of shares of Newcastle stock will be subject to a maximum federal income tax rate of 20% if the Newcastle stock is held for more than 12 months, and will be taxed at ordinary income rates of up to 39.6% (38.6% for 2003) if the Newcastle stock is held for 12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of Newcastle stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Newcastle stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Newcastle that are required to be treated by the stockholder as long-term capital gain.

     Redemptions. A redemption of the Series B Preferred Stock will be treated under Section 302 of the Internal Revenue Code as a dividend, generally taxable at ordinary income tax rates (to the extent of Newcastle's current and accumulated earnings and profits), unless the redemption satisfies one or more of the tests set forth in Section 302(b) of the Internal Revenue Code that enable the redemption to be treated as a sale or exchange of the redeemed Series B Preferred Stock. A redemption will satisfy such tests if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's stock interest in any Newcastle, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code is satisfied with respect to any particular holder of the Series B Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their tax advisors to determine such tax treatment.

     If a redemption of the Series B Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder's adjusted tax basis in such redeemed Series B Preferred Stock would, in that case, be transferred to the holder's remaining stockholdings in Newcastle. If, however, the stockholder has no remaining stockholdings in Newcastle, such basis may, under certain circumstances, be transferred to a related person, or it may be lost entirely.

TAXATION OF FOREIGN STOCKHOLDERS

     The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of Newcastle stock applicable to non-U.S. holders of Newcastle stock. A "non-U.S. holder" is any person other than:

          (a) a citizen or resident of the United States,

          (b) a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

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          (c) an estate, the income of which is includable in gross income for
     U.S. federal income tax purposes regardless of its source, or

          (d) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. The discussion is based on current law and is for general information only. The discussion addresses only selective and not all aspects of United States federal income and estate taxation.

     Ordinary Dividends. The portion of dividends received by non-U.S. holders payable out of the earnings and profits of Newcastle which are not attributable to capital gains of Newcastle and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by treaty. Reduced treaty rates are not available to the extent that income is excess inclusion income allocated to the foreign stockholder. See "Taxation of Newcastle -- Taxable Mortgage Pools".

     In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Newcastle stock. In cases where the dividend income from a non-U.S. holder's investment in Newcastle stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

     Non-Dividend Distributions. Unless Newcastle stock constitutes a U.S. real property interest (a "USRPI"), distributions by Newcastle which are not dividends out of the earnings and profits of Newcastle will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of Newcastle's current and accumulated earnings and profits. If Newcastle stock constitutes a USRPI, as described below, distributions by Newcastle in excess of the sum of its earnings and profits plus the stockholder's basis in its Newcastle stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of Newcastle's earnings and profits.

     Capital Gain Dividends. Under FIRPTA, a distribution made by Newcastle to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by Newcastle directly or through pass-through subsidiaries ("USRPI capital gains"), will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, Newcastle will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation.

     Dispositions of Newcastle Stock. Unless Newcastle stock constitutes a USRPI, a sale of the stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of Newcastle's assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

     Even if the foregoing test is not met, Newcastle stock nonetheless will not constitute a USRPI if Newcastle is a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly

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by non-U.S. holders. Newcastle believes that it is, and it expects to continue to be, a domestically-controlled REIT and, therefore, the sale of Newcastle stock should not be subject to taxation under FIRPTA. Because Newcastle stock is publicly traded, however, no assurance can be given that Newcastle will be a domestically-controlled REIT.

     In the event that Newcastle does not constitute a domestically-controlled REIT, a non-U.S. holder's sale of stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) the stock owned is of a class that is "regularly traded," as defined by applicable Treasury Department regulations, on an established securities market, and (b) the selling non-U.S. holder held 5% or less of Newcastle's outstanding stock of that class at all times during a specified testing period.

     If gain on the sale of stock of Newcastle were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

     Gain from the sale of Newcastle stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (a) if the non-U.S. holder's investment in the Newcastle stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

     Estate Tax. Newcastle stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held its Newcastle stock as "debt financed property" within the meaning of the Internal Revenue Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) the Newcastle stock is not otherwise used in an unrelated trade or business, distributions from Newcastle and income from the sale of the Newcastle stock should not give rise to UBTI to a tax-exempt stockholder. To the extent, however, that Newcastle (or a part of Newcastle, or a disregarded subsidiary of Newcastle) is a TMP, or if Newcastle holds residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be subject to tax as UBTI. See "Taxation of Newcastle -- Taxable Mortgage Pools".

     Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from Newcastle as UBTI.

     In certain circumstances, a pension trust that owns more than 10% of Newcastle's stock could be required to treat a percentage of the dividends from Newcastle as UBTI, if Newcastle is a "pension-held REIT". Newcastle will not be a pension-held REIT unless either (A) one pension trust owns more than 25% of the value of Newcastle's stock, or (B) a group of pension trusts, each individually holding more

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than 10% of the value of Newcastle's stock, collectively owns more than 50% of such stock. The restrictions on ownership and transfer of Newcastle's stock as discussed above should prevent a tax-exempt entity from owning more than 10% of the value of Newcastle's stock, or Newcastle from becoming a pension-held REIT.

     TAX-EXEMPT STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN NEWCASTLE.

OTHER TAX CONSIDERATIONS

LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

     The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in Newcastle. Recently, President Bush announced his 2003 Economic Plan, which includes a proposal that would eliminate the taxation of corporate dividends at the stockholder level to the extent that the corporation paying the dividends has paid tax on its income. Bills have been introduced in Congress that would, if enacted, implement this proposal. While this proposal would not directly affect the taxation of REITs or their stockholders, it could make an investment in a REIT comparatively less attractive than an investment in other corporations due to the fact that dividends paid by REITs would continue to be taxable to stockholders in the same manner as under current law. Moreover, enactment of this proposal could adversely affect the attractiveness of real estate generally relative to alternative investments. Accordingly, if the President's plan is enacted in its proposed form, it could adversely affect the price of our stock. As of the date of this prospectus, it is not clear whether this proposal, or any similar proposal, will be enacted.

STATE, LOCAL AND FOREIGN TAXES

     Newcastle and its subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. Newcastle owns properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of Newcastle and its stockholders may not conform to the federal income tax treatment discussed above. Newcastle will pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability. Any foreign taxes incurred by Newcastle do not pass through to stockholders as a credit against their United States federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in Newcastle stock.

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                              ERISA CONSIDERATIONS

     A plan fiduciary considering an investment in the securities should consider, among other things, whether such an investment might constitute or give rise to a prohibited transaction under ERISA, the tax Internal Revenue Code or any substantially similar federal, state or local law. ERISA and the Internal Revenue Code impose restrictions on:

     - employee benefit plans as defined in Section 3(3) of ERISA,

     - plans described in Section 4975(e)(1) of the Internal Revenue Code, including retirement accounts and Keogh Plans,

     - entities whose underlying assets include plan assets by reason of a plan's investment in such entities, and

     - persons who have certain specified relationships to a plan described as "parties in interest" under ERISA and "disqualified persons" under the tax code.

REGULATION UNDER ERISA AND THE TAX CODE

     ERISA imposes certain duties on persons who are fiduciaries of a plan. Under ERISA, any person who exercises any authority or control over the management or disposition of a plan's assets is considered to be a fiduciary of that plan. Both ERISA and the tax code prohibit certain transactions involving "plan assets" between a plan and parties in interest or disqualified persons. Violations of these rules may result in the imposition of an excise tax or penalty

     The term "plan assets" is not defined by ERISA or the tax code. However, a plan's assets may be deemed to include an interest in the underlying assets of an entity if the plan acquires an "equity interest" in such an entity such as the shares. In that event, the operations of such an entity could result in a prohibited transaction under ERISA and the tax code.

REGULATION ISSUED BY THE DEPARTMENT OF LABOR

     The Department of Labor issued a regulation that provides exceptions to this rule. Under this regulation, if a plan acquires a "publicly-offered security," the issuer of the security is not deemed to hold plan assets. A publicly-offered security is a security that:

     - is freely transferable,

     - is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and

     - is either:

          (i) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or

          (ii) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within the requisite time.

THE SHARES OF SERIES B PREFERRED STOCK AS "PUBLICLY-OFFERED SECURITIES"

     It is anticipated that the shares of our Series B Preferred Stock being offered here will meet the criteria of publicly-offered securities. Although no assurances can be given, the Underwriters expect that:

     - there will be no restrictions imposed on the transfer of interests in our preferred stock,

     - our preferred stock will be held by at least 100 independent investors at the conclusion of the offering, and

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     - our preferred stock will be sold as part of an offering pursuant to an effective registration statement under the Securities Act and then will be timely registered under the Exchange Act.

     Accordingly, our charter provides that, prior to the date the preferred stock qualifies as a class of "publicly offered securities" (within the meaning of Department of Labor Regulation Section 2510.3-101(a)(2)), (a) no plan investor may acquire shares of our stock without our prior written consent; and
(b) any transfers to plan investors that would increase the aggregate plan investors, ownership of shares of our stock to a level that meets or exceeds 25% or more of the value of any class of our stock will be void ab initio. If any transfer of shares of our stock to plan investors occurs which, if effective, would result in plan investors beneficially or constructively owning, in the aggregate, shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock, the beneficial or constructive ownership of which otherwise would cause such plan investors to violate such limitations shall be automatically transferred to the Trust (as defined above in "Restrictions on Ownership and Transfer") to be held, subject to certain adjustments, in accordance with the provisions detailed above in "Restrictions on Ownership and Transfer."

OTHER EXCEPTIONS IN THE REGULATIONS

     In addition, the regulation provides another exception for Plan investments in a "venture capital operating company" or a "real estate operating company." To be a "venture capital operating company," an entity must have at least 50% of its assets (other than short term investments pending long-term commitment or distribution to investors), valued at cost, invested in "venture capital investments," which are defined as companies in the business of selling goods or services (other than the investment of capital) with respect to which the entity has or obtains management rights. To be a "real estate operating company," an entity must have at least 50% of its assets (other than short term investments pending long-term commitment or distribution to investors), valued at cost, invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in the management and development. We believe that we constitute either a "venture capital operating company" or a "real estate operating company" for purposes of the regulations.

EXEMPTIONS TO PROHIBITED TRANSACTIONS

     If the shares of preferred stock fail to meet the criteria of publicly-offered securities, or we fail to be a venture capital operating company or a real estate operating company, our assets may be deemed to include assets of plans that are stockholders. In that event, transactions involving our assets and parties in interest or disqualified persons with respect to such plans might be prohibited under ERISA and the tax code unless a statutory or administrative exemption exist and the plan satisfies all conditions for such exemptive relief.

     There are five class exemptions issued by the Department of Labor that could apply in the event of a prohibited transaction. These Department of Labor Prohibited Transaction Class Exemptions apply to:

     - plan asset transactions determined by independent qualified professional asset managers (PTE 84-14),

     - certain transactions involving bank collective investment funds (PTE 91-38),

     - certain transactions involving insurance company pooled separate accounts (PTE 90-1),

     - certain transactions involving insurance company general accounts (PTE 95-60), and

     - plan asset transactions determined by in-house asset manager (PTE 96-23).

     However, there is no assurance that these exemptions or any other exemption will apply, even if all of the conditions specified are satisfied.

SPECIAL CONSIDERATIONS FOR INSURANCE COMPANIES

     An insurance company considering an investment should consider whether its general account may be deemed to include assets of the plans investing in the general account, for example, through the purchase of an annuity contract. In John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), the United States Supreme Court held that assets held in an insurance company's general account may be deemed to be plan assets under certain circumstances In that event, the insurance company might be treated as a party in interest under such plans. However, PTE 95-60 may exempt some or all of the transactions that could occur as the result of the acquisition of the preferred stock by an insurance company general account. Therefore, insurance company investors should analyze whether John Hancock and PTE 95-60 or any other exemption may have an impact with respect to their purchase of the preferred stock.

     In addition, regulations were issued pursuant to Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the tax code with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer's general account. As a result of these regulations, assets of an insurance company general account will not be treated as "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Internal Revenue Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

GENERAL INVESTMENT CONSIDERATIONS

     Prospective fiduciaries of a plan considering the purchase of preferred stock should consult with their legal advisors concerning the impact of ERISA and the tax code and the potential consequences of making an investment in the certificates with respect to their specific circumstances. Each plan fiduciary should take into account, among other considerations:

     - whether the fiduciary has the authority to make the investment,

     - the composition of the plan's portfolio with respect to diversification by type of asset,

     - the plan's funding objectives,

     - the tax effects of the investment,

     - whether the assets of the trust which are represented by such interests would be considered plan assets, and

     - whether, under the general fiduciary standards of investment prudence and diversification an investment in certificates of any series is appropriate for the plan taking into account the overall investment policy of the plan and the composition of the plan's investment portfolio.

     Certain employee benefit plans, such as governmental plans and certain church plans are not subject to the provisions of Title I of ERISA and Section 4975 of the tax code. Accordingly, assets of such plans may be invested in the preferred stock without regard to the ERISA considerations described here, subject to the provisions of any other applicable federal and state law. It should be noted that any such plan that is qualified and exempt from taxation under the tax code is subject to the prohibited transaction rules set forth in the tax code.

                                  UNDERWRITING

     We and the underwriters for this offering named below have entered into an underwriting agreement concerning the shares of the Series B Preferred Stock being offered. The underwriters' obligations are several and not joint, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of Series B Preferred Stock set forth opposite its name below.

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Bear, Stearns & Co. Inc.....................................     1,000,000
Advest, Inc. ...............................................       500,000
BB&T Capital Markets, a division of Scott & Stringfellow,
  Inc. .....................................................       500,000
Stifel, Nicolaus & Company, Incorporated ...................       500,000
                                                                 ---------
     Total..................................................     2,500,000
                                                                 =========

     The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the Series B Preferred Stock being offered if any shares are purchased, other than those shares covered by the over-allotment option described below.

     We have granted the underwriters an option to purchase up to 375,000 additional shares of Series B Preferred Stock to be sold in this offering at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option solely to cover over-allotments, if any. This option may be exercised, in whole or in part, at any time within 30 days after the date of this prospectus. To the extent the option is exercised, the underwriters will be severally committed, subject to certain conditions, to purchase the additional shares of Series B Preferred Stock in proportion to their respective commitments as indicated in the table above.

     The underwriters have reserved for sale, at the public offering price, 110,000 shares of Series B Preferred Stock for our officers and directors, officers and employees of the manager and their families, and other persons associated with us who express an interest in purchasing shares of Series B Preferred Stock in this offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same terms as the other shares offered in this offering.

     The following table provides information regarding the per share and total underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 375,000 shares of the Series B Preferred Stock.

                                           PER SHARE                           TOTAL
                                -------------------------------   --------------------------------
                                   WITHOUT            WITH           WITHOUT            WITH
                                OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                --------------   --------------   --------------   ---------------
Underwriting discounts and
  commissions payable by us...     $0.7875          $0.7875         $1,968,750       $2,264,063

     We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $467,500.

     The underwriters propose to offer the Series B Preferred Stock directly to the public initially at the public offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession not to exceed $0.50 per share. The underwriters may allow, and such selected dealers may reallow a concession not to exceed $0.45 per share. The shares of Series B Preferred Stock will be available for delivery, when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for purchase of the shares in whole or in part. After the commencement of this offering, the underwriters may change the public offering price and other selling terms.

     We have agreed in the underwriting agreement to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

     The Series B Preferred Stock is a new issue of securities and, prior to the Series B Preferred Stock being accepted for listing on the NYSE, there will be no established trading market for the Series B Preferred Stock. The NYSE has authorized, subject to official notice of issuance, the listing of the shares of the Series B Preferred Stock under the symbol "NCT PrB." We expect that trading on the NYSE will commence within 30 days after the initial delivery of the Series B Preferred Stock. In order to meet the requirements for listing the Series B Preferred Stock on the NYSE, the underwriters have undertaken to sell
(i) Series B Preferred Stock to ensure a minimum of 100 beneficial holders with a minimum of 100,000 shares of Series B Preferred Stock outstanding and (ii) sufficient shares of Series B Preferred Stock so that following this offering, the Series B Preferred Stock has a minimum aggregate market value of $2 million. The underwriters have advised us that prior to the commencement of listing on the NYSE they intend to make a market in the Series B Preferred Stock, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series B Preferred Stock.

     In order to facilitate this offering of the Series B Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Series B Preferred Stock in accordance with Regulation M under the Exchange Act.

     The underwriters may over-allot shares of the Series B Preferred Stock in connection with this offering, thus creating a short position for their own account. Short sales involve the sale by the underwriters of a greater number of shares than they are committed to purchase in this offering. A short position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares of the Series B Preferred Stock as described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares from us through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series B Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering.

     Accordingly, to cover these short sales positions or to stabilize the market price of the Series B Preferred Stock, the underwriters may bid for, and purchase, shares of the Series B Preferred Stock in the open market. These transactions may be effected on the NYSE or otherwise. Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our Series B Preferred Stock may have the effect of raising or maintaining the market price of our Series B Preferred Stock or preventing or mitigating a decline in the market price of our Series B Preferred Stock. As a result, the price of the Series B Preferred Stock may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriters are not required to engage in these activities and, if commenced, may discontinue any of these activities at any time.

     From time to time, some of the underwriters and/or their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates for which they have received, and expect to receive, customary fees and commissions for these transactions. Bear, Stearns & Co. Inc. served as managing underwriter for our initial public offering in October 2002. We used the net proceeds of that offering to purchase a portfolio of mortgage loans from EMC Mortgage Corporation ("EMC"), an affiliate of Bear Stearns. In February 2003, we sold a portion of our existing mortgage loan portfolio to EMC and we purchased other mortgage loans from EMC. We financed both mortgage loan purchases through an affiliate of Bear Stearns. We are also party to an agreement with Bear Stearns in connection with our proposed third CBO issuance for which Bear Stearns will receive customary fees. See "Newcastle Investment Corp. -- Our Investments." In addition, Bear Stearns Private Equity Opportunity Fund II, LP has committed to invest $10 million in Fortress Investment Fund. In September 2002, we sold to Bear Stearns for $37.9 million an aggregate of $62.3 million face amount of bonds that we held that were issued by the various affiliates of Newcastle Investment Holdings that hold indirectly the GSA portfolio.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Piper Rudnick LLP, Baltimore, Maryland and for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York. Sidley Austin Brown & Wood LLP has represented us in the past and continues to represent us on a regular basis on a variety of matters.

                                    EXPERTS

     The consolidated financial statements of Newcastle Investment Corp. and subsidiaries at December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement, of which this prospectus is a part, on Form S-11 with the Securities and Exchange Commission (the "Commission") relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we file with the Commission at the Commission's public reference room in Washington, D.C. at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission. The website address is http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: Newcastle Investment Corp., c/o Fortress Investment Group, 1251 Avenue of the Americas, New York, NY 10020,
Attention: Secretary or (212) 798-6100.

     We are subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, file reports, proxy and information statements and other information with the Commission. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We report our financial statements on a year ended December 31. We furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

     Our website is under construction and is expected to be complete in the second quarter of 2003. Our internet address will be http://www.newcastleinv.com. We will make available, free of charge through a link on our site, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports, if any, as filed with the SEC as soon as reasonably practicable after such filing.

                         INDEX TO FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

INDEX TO FINANCIAL STATEMENTS:
Report of Independent Auditors'.............................  F-2
Consolidated Balance Sheets as of December 31, 2002 and
  December 31, 2001.........................................  F-3
Consolidated Statements of Income for the years ended
  December 31, 2002, 2001 and 2000..........................  F-4
Consolidated Statements of Stockholders' Equity and
  Redeemable Preferred Stock for the years ended December
  31, 2002, 2001 and 2000...................................  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 2002, 2001 and 2000..........................  F-7
Notes to Consolidated Financial Statements..................  F-8

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Newcastle Investment Corp.

     We have audited the accompanying consolidated balance sheets of Newcastle Investment Corp. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and redeemable preferred stock, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Newcastle Investment Corp. and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles general accepted in the United States.

     As discussed in Note 2 to the consolidated financial statements, in 2001 the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by Statement of Financial Accounting Standards No. 138, "Accounting for Derivative Instruments and Certain Hedging Activities."

                                          /s/ ERNST & YOUNG LLP

February 11, 2003, except for note 12 as to which the date is February 28, 2003
New York, NY

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31, 2002   DECEMBER 31, 2001
                                                              -----------------   -----------------
                                                                     (DOLLARS IN THOUSANDS,
                                                                       EXCEPT SHARE DATA)
ASSETS
  Real estate securities, available for sale -- Note 4......     $1,069,892          $  522,258
  CBO III deposit -- Note 4.................................         37,777                  --
  Operating real estate, net -- Note 5......................        113,652             524,834
  Real estate held for sale -- Note 5.......................          3,471                  --
  Marketable securities, available for sale -- Note 4.......         11,209              14,467
  Loans and mortgage pools receivable, net -- Note 6........        258,198              10,675
  Investments in unconsolidated subsidiaries -- Note 3......             --              73,208
  Cash and cash equivalents.................................         45,463              31,360
  Restricted cash...........................................         10,380              34,508
  Due from affiliates -- Note 10............................             --              11,334
  Deferred costs, net.......................................          6,489              17,988
  Receivables and other assets..............................         16,036              21,487
                                                                 ----------          ----------
  TOTAL ASSETS..............................................     $1,572,567          $1,262,119
                                                                 ==========          ==========
LIABILITIES, MINORITY INTEREST, REDEEMABLE PREFERRED STOCK
  AND STOCKHOLDERS' EQUITY
LIABILITIES
  CBO bonds payable -- Note 8...............................     $  868,497          $  445,514
  Other bonds payable -- Note 8.............................         37,389             319,303
  Notes payable -- Note 8...................................         62,952             111,116
  Repurchase agreements -- Note 8...........................        248,169               1,457
  Credit facility -- Note 8.................................             --              20,000
  Derivative liabilities -- Note 7..........................         54,095              11,732
  Dividends payable.........................................          9,161               8,882
  Due to affiliates -- Note 10..............................          1,335                  --
  Accrued expenses and other liabilities....................          6,728              10,633
                                                                 ----------          ----------
  TOTAL LIABILITIES.........................................      1,288,326             928,637
                                                                 ----------          ----------
Commitments and contingencies -- Notes 9, 10 and 11.........             --                  --
MINORITY INTEREST...........................................             --               2,527
  Redeemable preferred stock, $.01 par value, 100,000,000
     shares authorized, 1,020,517 shares issued and
     outstanding at December 31, 2001.......................             --              20,410
STOCKHOLDERS' EQUITY
  Common stock, $.01 par value, 500,000,000 shares
     authorized, 23,488,517 and 16,488,517 shares issued and
     outstanding at December 31, 2002 and 2001,
     respectively...........................................            235                 165
  Additional paid-in capital................................        290,935             309,356
  Dividends in excess of earnings...........................        (13,966)             (7,767)
  Accumulated other comprehensive income -- Note 2..........          7,037               8,791
                                                                 ----------          ----------
  TOTAL STOCKHOLDERS' EQUITY................................        284,241             310,545
                                                                 ----------          ----------
  TOTAL LIABILITIES, MINORITY INTEREST, REDEEMABLE PREFERRED
     STOCK AND STOCKHOLDERS' EQUITY.........................     $1,572,567          $1,262,119
                                                                 ==========          ==========

                See notes to consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                 YEAR ENDED          YEAR ENDED          YEAR ENDED
                                              DECEMBER 31, 2002   DECEMBER 31, 2001   DECEMBER 31, 2000
                                              -----------------   -----------------   -----------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES:
  Interest and dividend income..............     $    73,082         $    48,913         $    50,985
  Rental and escalation income..............          19,874              20,053              20,433
  Gain on settlement of investments.........          11,417               8,438              20,836
  Management fee from affiliate -- Note 3...           4,470               8,941               8,941
  Incentive income from affiliate -- Note
     3......................................          (1,218)             28,709                  --
  Other income..............................              18                  68                 728
                                                 -----------         -----------         -----------
                                                     107,643             115,122             101,923
                                                 -----------         -----------         -----------
EXPENSES:
  Interest expense..........................          49,527              35,863              36,897
  Property operating expense................           8,631               8,695               8,957
  Loan servicing expense....................             655                 254                 265
  General and administrative expense........           2,914               1,568               3,272
  Management fees to affiliate -- Notes 3
     and 10.................................           9,250              14,687              15,587
  Preferred incentive return to
     affiliate -- Notes 3 and 10............           2,856              17,188                  --
  Depreciation and amortization.............           3,199               3,574               2,926
                                                 -----------         -----------         -----------
                                                      77,032              81,829              67,904
                                                 -----------         -----------         -----------
INCOME BEFORE EQUITY IN EARNINGS OF
  UNCONSOLIDATED SUBSIDIARIES...............          30,611              33,293              34,019
Equity in earnings of unconsolidated
  subsidiaries -- Note 3....................             362               2,807                (980)
                                                 -----------         -----------         -----------
INCOME FROM CONTINUING OPERATIONS...........          30,973              36,100              33,039
Income (loss) from discontinued
  operations -- Note 5......................             522               7,571               9,821
                                                 -----------         -----------         -----------
NET INCOME..................................          31,495              43,671              42,860
Preferred dividends and related accretion...          (1,162)             (2,540)             (2,084)
                                                 -----------         -----------         -----------
INCOME AVAILABLE FOR COMMON STOCKHOLDERS....     $    30,333         $    41,131         $    40,776
                                                 ===========         ===========         ===========
NET INCOME PER SHARE OF COMMON STOCK, BASIC
  AND DILUTED...............................     $      1.68         $      2.49         $      2.16
                                                 ===========         ===========         ===========
Income from continuing operations per share
  of common stock, after preferred dividends
  and related accretion, basic and
  diluted...................................     $      1.65         $      2.03         $      1.64
                                                 ===========         ===========         ===========
Income (loss) from discontinued operations
  per share of common stock, basic and
  diluted...................................     $      0.03         $      0.46         $      0.52
                                                 ===========         ===========         ===========
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON
  STOCK OUTSTANDING, BASIC..................      18,080,298          16,492,708          18,892,232
                                                 ===========         ===========         ===========
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON
  STOCK OUTSTANDING, DILUTED................      18,090,052          16,492,708          18,892,232
                                                 ===========         ===========         ===========
DIVIDENDS DECLARED PER SHARE OF COMMON
  STOCK.....................................     $      2.05         $      2.00         $      1.50
                                                 ===========         ===========         ===========

                See notes to consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                  REEDEEMABLE                                                           ACCUM.
                                PREFERRED STOCK         COMMON STOCK       ADDITIONAL    DIVIDENDS       OTHER          TOTAL
                             ---------------------   -------------------     PD. IN      IN EXCESS       COMP.      STOCKHOLDERS'
                               SHARES      AMOUNT      SHARES     AMOUNT    CAPITAL     OF EARNINGS     INCOME         EQUITY
                             ----------   --------   ----------   ------   ----------   -----------   -----------   -------------
                                                                    (DOLLARS IN THOUSANDS)
Stockholders'
  Equity -- December 31,
  2001.....................   1,020,517   $ 20,410   16,488,517    $165     $309,356     $ (7,767)     $  8,791       $ 310,545
Dividends declared by
  predecessor prior to
  commencement of our
  operations...............          --         --           --      --           --      (20,949)           --         (20,949)
Distribution to predecessor
  upon commencement of our
  operations...............          --         --           --      --      (98,378)          --       (11,075)       (109,453)
Dividends declared to
  predecessor after
  commencement of our
  operations, but prior to
  our initial public
  offering.................          --         --           --      --           --       (7,584)           --          (7,584)
Redemption of redeemable
  preferred stock..........  (1,020,517)   (20,410)          --      --           --           --            --              --
Initial public offering of
  shares of common stock...          --         --    7,000,000      70       79,957           --            --          80,027
Dividends declared
  subsequent to our initial
  public offering..........          --         --           --      --           --       (9,161)           --          (9,161)
Comprehensive income:
  Net income...............          --         --           --      --           --       31,495            --          31,495
  Unrealized gain on
    securities.............          --         --           --      --           --           --        62,170          62,170
Realized (gain) on
  securities:
  reclassification
  adjustment...............          --         --           --      --           --           --        (4,364)         (4,364)
  Foreign currency
    translation............          --         --           --      --           --           --         4,387           4,387
  Foreign currency
    translation:
    reclassification
    adjustment.............          --         --           --      --           --           --          (496)           (496)
Unrealized (loss) on
  derivatives designated as
  cash flow hedges.........          --         --           --      --           --           --       (52,102)        (52,102)
  Realized (gain) on
    derivatives designated
    as cash flow hedges:
    reclassification
    adjustment.............          --         --           --      --           --           --          (274)           (274)
                                                                                                                      ---------
  Total comprehensive
    income.................                                                                                              40,816
                             ----------   --------   ----------    ----     --------     --------      --------       ---------
Stockholders'
  Equity -- December 31,
  2002.....................          --   $     --   23,488,517    $235     $290,935     $(13,966)     $  7,037       $ 284,241
                             ==========   ========   ==========    ====     ========     ========      ========       =========
Stockholders'
  Equity -- December 31,
  2000.....................   1,020,517   $ 20,167   16,499,765    $165     $309,551     $ (7,666)     $ (1,395)      $ 300,655
Dividends declared.........          --         --           --      --           --      (43,529)           --         (43,529)
Redemption of common
  stock....................          --         --      (11,248)     --         (195)          --            --            (195)
Accretion of redeemable
  preferred stock..........          --        243           --      --           --         (243)           --            (243)
Transition
  adjustment -- deferred
  hedge gains and losses...          --         --           --      --           --           --         4,064           4,064
Comprehensive income:
  Net income...............          --         --           --      --           --       43,671            --          43,671
  Unrealized gain on
    securities.............          --         --           --      --           --           --        19,695          19,695
  Unrealized loss on
    securities:
    reclassification
    adjustment.............          --         --           --      --           --           --           954             954
  Foreign currency
    translation............          --         --           --      --           --           --        (3,198)         (3,198)
  Foreign currency
    translation:
    reclassification
    adjustment.............          --         --           --      --           --           --            29              29
  Unrealized (loss) on
    derivatives designated
    as cash flow hedges....          --         --           --      --           --           --       (11,563)        (11,563)
  Unrealized loss
    derivatives designated
    as cash flow hedges:
    reclassification
    adjustment.............          --         --           --      --           --           --           205             205
                                                                                                                      ---------
  Total comprehensive
    income.................                                                                                              49,793
                             ----------   --------   ----------    ----     --------     --------      --------       ---------
Stockholders'
  Equity -- December 31,
  2001.....................   1,020,517   $ 20,410   16,488,517    $165     $309,356     $ (7,767)     $  8,791       $ 310,545
                             ==========   ========   ==========    ====     ========     ========      ========       =========

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED
                              STOCK -- (CONTINUED)

                                  REEDEEMABLE                                                           ACCUM.
                                PREFERRED STOCK         COMMON STOCK       ADDITIONAL    DIVIDENDS       OTHER          TOTAL
                             ---------------------   -------------------     PD. IN      IN EXCESS       COMP.      STOCKHOLDERS'
                               SHARES      AMOUNT      SHARES     AMOUNT    CAPITAL     OF EARNINGS     INCOME         EQUITY
                             ----------   --------   ----------   ------   ----------   -----------   -----------   -------------
                                                                    (DOLLARS IN THOUSANDS)
Stockholders'
  Equity -- December 31,
  1999.....................          --   $     --   20,916,739    $209     $388,045     $(31,236)     $ (2,345)      $ 354,673
Dividends declared.........          --         --           --      --           --      (18,436)           --         (18,436)
Redemption of common
  stock....................          --         --   (2,210,540)    (22)     (32,204)          --            --         (32,226)
Exchange of redeemable
  preferred stock for
  common stock.............   2,370,516     46,312   (2,206,434)    (22)     (46,290)          --            --         (46,312)
Redemption of redeemable
  preferred stock..........  (1,349,999)   (26,999)          --      --           --           --            --              --
Accretion of redeemable
  preferred stock..........          --        854           --      --           --         (854)           --            (854)
Comprehensive income:
  Net income...............          --         --           --      --           --       42,860            --          42,860
  Unrealized gain on
    securities.............          --         --           --      --           --           --         2,828           2,828
  Unrealized loss on
    securities:
    reclassification
    adjustment.............          --         --           --      --           --           --           509             509
  Foreign currency
    translation............          --         --           --      --           --           --        (2,644)         (2,644)
  Foreign currency
    translation:
    reclassification
    adjustment.............          --         --           --      --           --           --           257             257
                                                                                                                      ---------
  Total comprehensive
    income.................                                                                                              43,810
                             ----------   --------   ----------    ----     --------     --------      --------       ---------
Stockholders'
  equity -- December 31,
  2000.....................   1,020,517   $ 20,167   16,499,765    $165     $309,551     $ (7,666)     $ (1,395)      $ 300,655
                             ==========   ========   ==========    ====     ========     ========      ========       =========

                See notes to consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED          YEAR ENDED          YEAR ENDED
                                                              DECEMBER 31, 2002   DECEMBER 31, 2001   DECEMBER 31, 2000
                                                              -----------------   -----------------   -----------------
                                                                               (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................      $  31,495           $ 43,671            $  42,860
  Adjustments to reconcile net income to net cash provided
    by operating activities (inclusive of amounts related to
    discontinued operations):
    Depreciation and amortization...........................          8,603             13,996               13,183
    Accretion of discount and other amortization............         (4,767)            (3,284)              (2,739)
    Equity in earnings of unconsolidated subsidiaries.......           (362)            (2,807)                 980
    Accrued incentive income from affiliate.................          1,218            (11,715)                  --
    Minority interest.......................................             14                (83)                 748
    Deferred rent...........................................         (1,353)            (1,964)              (2,544)
    Gain on settlement of investments.......................         (9,619)           (10,386)             (21,763)
  Change in:
    Restricted cash.........................................         (3,186)             1,308                  537
    Receivables and other assets............................         (4,449)             2,687                 (627)
    Accrued expenses and other liabilities..................          5,469               (555)              (5,582)
    Due from affiliates.....................................         (1,506)             3,580                 (230)
                                                                  ---------           --------            ---------
      Net cash provided by operating activities:............         21,557             34,448               24,823
                                                                  ---------           --------            ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase and improvement of operating real estate.........         (2,250)            (4,495)              (1,520)
  Proceeds from sale of operating real estate...............         42,492                 --                   --
  Acquisitions of and advances on loans.....................       (259,697)                --              (33,770)
  Repayments of loan and security principal.................         15,217             75,324               62,891
  Proceeds from settlement of loans and foreclosed real
    estate..................................................            372             29,069               22,239
  Contributions to unconsolidated subsidiaries..............        (19,991)           (25,829)             (57,042)
  Distributions from unconsolidated subsidiaries............          8,265             25,814               11,170
  Purchase of real estate securities........................       (695,354)           (73,365)             (10,799)
  Proceeds from sale of real estate securities..............        276,704            105,722               10,543
  Deposit on real estate securities.........................        (37,125)           (23,631)                  --
  Payment of deferred transaction costs.....................           (508)            (5,150)              (1,319)
  Settlement of foreign exchange future contracts...........             --                 --                 (137)
  Purchase of marketable securities.........................        (10,816)            (7,680)             (29,935)
  Proceeds from sale of marketable securities...............             --             10,274              179,311
                                                                  ---------           --------            ---------
      Net cash provided by (used in) investing
        activities:.........................................       (682,691)           106,053              151,632
                                                                  ---------           --------            ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under repurchase agreements....................        246,712             10,000                   --
  Repayments of repurchase agreements.......................             --            (24,837)            (104,314)
  Borrowings under notes payable............................         62,952                 --                   --
  Repayments of notes payable...............................       (119,670)            (4,157)                (541)
  Issuance of CBO bonds payable.............................        438,787             18,418                   --
  Repayments of CBO bonds payable...........................        (17,742)                --                   --
  Issuance of other bonds payable...........................         37,001                 --                   --
  Repayments of other bonds payable.........................         (8,151)           (64,175)             (17,899)
  Draws under credit facility...............................         20,000             21,000               74,000
  Repayments of credit facility.............................         (1,750)           (34,000)             (41,000)
  Minority interest distributions...........................             --             (5,090)              (1,485)
  Proceeds from initial public offering.....................         91,000                 --                   --
  Costs related to initial public offering..................        (10,185)                --                   --
  Redemption of common stock................................             --               (195)             (32,226)
  Redemption of redeemable preferred stock..................        (20,410)                --              (27,000)
  Dividends paid............................................        (27,522)           (34,796)             (28,893)
  Distribution of cash to predecessor.......................        (12,423)                --                   --
  Payment of deferred financing costs.......................         (3,362)            (1,884)                (867)
                                                                  ---------           --------            ---------
      Net cash provided by (used in) financing activities...        675,237           (119,716)            (180,225)
                                                                  ---------           --------            ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........         14,103             20,785               (3,770)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............         31,360             10,575               14,345
                                                                  ---------           --------            ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................      $  45,463           $ 31,360            $  10,575
                                                                  =========           ========            =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest expense..........      $  56,365           $ 61,640            $  66,141
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Common stock dividends declared but not paid..............      $   9,161           $  8,244            $      --
  Redeemable preferred stock dividends declared but not
    paid....................................................      $      --           $    638            $     149
  Issuance of redeemable preferred stock in exchange for
    common stock............................................      $      --           $     --            $ (46,312)
  Repurchase agreements assumed.............................      $      --           $     --            $  94,776
  Transfer of interest in unconsolidated subsidiary.........      $      --           $     --            $   5,169
  Loan foreclosures.........................................      $      --           $     --            $  (5,169)
  Contribution of assets to unconsolidated subsidiary.......      $  (1,454)          $     --            $      --
  Deposit used in acquisition of CBO collateral.............      $  23,631           $     --            $      --
  Distribution of non-cash assets and liabilities to
    predecessor.............................................      $ (97,030)          $     --            $      --

               * See notes to consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2002, 2001 AND 2000
                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION

     Newcastle Investment Corp. and subsidiaries ("Newcastle") is a Maryland corporation that was formed in June 2002 as a wholly owned subsidiary of Newcastle Investment Holdings Corp. ("Newcastle Holdings") for the purpose of separating the real estate securities and credit leased real estate businesses from Newcastle Holdings' other investments. Newcastle conducts its business through three primary segments: (i) real estate securities, (ii) revenue producing real estate, primarily credit leased real estate, and (iii) real estate loans.

     In July 2002, Newcastle Holdings contributed to Newcastle certain assets and liabilities in exchange for 16,488,517 shares of Newcastle's common stock. However, for accounting purposes this transaction is presented as a reverse spin-off. Under a reverse spin-off, Newcastle is treated as the continuing entity and the assets that were retained by Newcastle Holdings and not contributed to Newcastle are accounted for as if they were distributed at their historical book basis through a spin-off to Newcastle Holdings. Newcastle's operations commenced on July 12, 2002. At December 31, 2002 Newcastle Holdings held approximately 70% of Newcastle's outstanding shares of common stock.

     In October 2002, Newcastle sold 7 million shares of its common stock in a public offering (the "IPO") at a price to the public of $13.00 per share, for net proceeds of approximately $80 million after deducting the underwriters' discount and other offering expenses. A portion of the proceeds of this offering were used to purchase a portfolio of mortgage loans and to make additional investments, including a deposit on a portfolio of real estate securities. Subsequent to this offering, Newcastle has 23,488,517 shares of common stock outstanding.

     Newcastle is organized and conducts its operations to qualify as a real estate investment trust ("REIT") for federal income tax purposes. As such, Newcastle will generally not be subject to federal income tax on that portion of its income that is distributed to stockholders if it distributes at least 90% of its REIT taxable income to its stockholders by prescribed dates and complies with various other requirements.

     Newcastle has entered into a management agreement (the "Management Agreement") with Fortress Investment Group LLC (the "Manager"), an affiliate, under which the Manager advises Newcastle on various aspects of its business and manages its day-to-day operations, subject to the supervision of Newcastle's board of directors. For its services, the Manager receives an annual management fee and a preferred incentive return, both as defined in the Management Agreement. The Manager also manages Newcastle Holdings. For a further discussion of the Management Agreement, see Note 10.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

     BASIS OF ACCOUNTING -- The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include the accounts of Newcastle and its consolidated subsidiaries. All significant intercompany transactions and balances have been eliminated. Newcastle consolidates those entities in which it has an investment of 50% or more and has control over significant operating, financial and investing decisions of the entity.

     In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 "Consolidation of Variable Interest Entities" which explains how to identify variable interest entities and how to assess whether to consolidate such entities. This interpretation becomes effective in June 2003. Newcastle has not yet determined whether any of its consolidated or unconsolidated subsidiaries represent

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES variable interest entities pursuant to such interpretation. Such a determination could result in a change in Newcastle's consolidation policy related to such subsidiaries and the impact of such a change could be material to Newcastle's financial condition and results of operations on a gross basis; no material effect on net assets or net income would be expected.

     The consolidated financial statements include the accounts of Newcastle and its consolidated subsidiaries, subsequent to the date of commencement of its operations, and also include the accounts of its predecessor, Newcastle Holdings, prior to such date.

     Newcastle Holdings is a Maryland corporation that invested in real estate-related assets on a global basis. Its primary businesses were (1) investing in marketable real estate-related securities, (2) investing in commercial properties leased to third parties, (3) investing in Fortress Investment Fund LLC ("Fund I") and (4) investing in distressed, sub-performing and performing residential and commercial mortgage loans, or portfolios thereof, and related properties acquired in foreclosure or by deed-in-lieu of foreclosure.

     Newcastle Holdings' investments in real estate securities and a portion of its investments in revenue-producing real estate were transferred to Newcastle; its other investments are treated as having been distributed to Newcastle Holdings from Newcastle in July 2002 pursuant to the reverse spin-off presentation. The real estate (GSA Portfolio-see Note 5) and real estate loans operations treated as being distributed to Newcastle Holdings have been accounted for as discontinued operations, because they constituted a component of an entity, while the other operations treated as being distributed to Newcastle Holdings, including the investment in Fund I, have not been accounted for as such, because they did not constitute a component of an entity as defined in Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."

     For entities over which Newcastle Holdings exercised significant influence, but which did not meet the requirements for consolidation, Newcastle Holdings used the equity method of accounting whereby it recorded its share of the underlying income of such entities. Minority interest represented the ownership in certain consolidated subsidiaries held by entities other than Newcastle Holdings. Newcastle does not have any subsidiaries that qualify for the equity method of accounting, nor does it have any minority interest ownership.

     RISKS AND UNCERTAINTIES -- In the normal course of business, Newcastle encounters primarily two significant types of economic risk: credit and market. Credit risk is the risk of default on Newcastle's securities, loans, leases, and derivatives that results from a borrower's, lessee's or derivative counterparty's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of investments in securities, loans and real estate or in derivatives due to changes in interest rates, spreads or other market factors, including the value of the collateral underlying loans and securities and the valuation of real estate held by Newcastle. Concentrations of risks include the leasing of a substantial portion of Newcastle's operating real estate to two tenants as described in Note 5. Management believes that the carrying values of its investments are reasonable taking into consideration these risks along with estimated collateral values, payment histories, and other borrower information.

     Newcastle invests in real estate located outside of the United States. Newcastle's international operations are subject to the same risks associated with its United States operations as well as additional risks, such as fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, heightened risk of political and economic instability, potential adverse tax consequences and the burden of complying with a wide variety of foreign laws.

     Additionally, Newcastle is subject to significant tax risks. If Newcastle were to fail to qualify as a REIT in any taxable year, Newcastle would be subject to federal income tax on its taxable income at regular corporate rates, which could be material. In addition, if Newcastle Holdings fails to qualify as a

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

REIT and Newcastle is treated as a successor to Newcastle Holdings, this could cause Newcastle to likewise fail to qualify as a REIT. Unless entitled to relief under certain provisions of the Internal Revenue Code (the "Code"), Newcastle could also be disqualified from taxation as a REIT for the four taxable years following any year during which it may have failed to qualify as a REIT.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     FEDERAL INCOME TAXES -- Newcastle expects to qualify as a REIT under the Code. A REIT will generally not be subject to federal income taxation on that portion of its income that is distributed to stockholders if it distributes at least 90% of its REIT taxable income by prescribed dates and complies with certain other requirements. Since Newcastle distributed 100% of its 2002 taxable income, no provision has been made for federal income taxes in the accompanying consolidated financial statements.

     Distributions relating to 2002 amounted to $0.85 per share of common stock. Of this amount, approximately $0.577 was taxable in 2002 and $0.273 relates to 2003 for tax purposes. Distributions relating to 2002 were taxable as follows:

                                                  DIVIDENDS   ORDINARY   CAPITAL   RETURN OF
                                                  PER SHARE    INCOME     GAINS     CAPITAL
                                                  ---------   --------   -------   ---------
2002............................................   $0.577       100%        --%        --%

     The distributions disclosed above do not include the distributions made by our predecessor, Newcastle Holdings. Newcastle Holdings made per share distributions of $1.50 in 2000, $2.00 in 2001, and $1.20 in 2002 prior to the commencement of our operations. Newcastle Holdings also elected to be taxed as a REIT.

     EARNINGS PER SHARE -- Newcastle is required to present both basic and diluted earnings per share ("EPS"). Basic EPS is calculated by dividing net income available for common stockholders by the weighted average number of shares of common stock outstanding during each period. Diluted EPS is calculated by dividing net income available for common stockholders by the weighted average number of shares of common stock outstanding plus the additional dilutive effect of common stock equivalents during each period. Newcastle's common stock equivalents are its stock options (Note 9). Based upon the treasury stock method, Newcastle did not have any dilutive common stock equivalents during 2001 or 2000. During 2002, based on the treasury stock method, Newcastle had 9,754 dilutive common stock equivalents resulting from its outstanding options. Net income available for common stockholders is equal to net income less preferred dividends and accretion of the discount on the Series A Preferred, which was fully redeemed in June 2002.

     COMPREHENSIVE INCOME -- Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. For Newcastle's purposes, comprehensive income represents net income, as presented in the statements of operations, adjusted for net foreign currency translation adjustments and unrealized gains or losses on marketable securities held for sale and derivatives designated as cash flow hedges. Accumulated other comprehensive income at December 31, 2002 and 2001 represented $1.8 million and $5.6 million of net foreign currency translation loss adjustments, respectively, $69.8 million and $21.7 million of net unrealized gains on marketable securities, respectively, and $61.0 million and $7.3 million of net unrealized losses on derivatives designated as cash flow hedges, respectively.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

REVENUE RECOGNITION

     MORTGAGE LOANS RECEIVABLE AND REAL ESTATE SECURITIES -- Newcastle invests in mortgage loans and securities secured by loans or loan portfolios. Furthermore, Newcastle Holdings invested in sub- and non-performing loans and loan portfolios. Mortgage loans receivable are presented in the consolidated balance sheet net of any unamortized discount (or gross of any unamortized premium) and an allowance for loan losses. Discounts or premiums are accreted into interest income on an effective yield or "interest" method, based upon a comparison of actual collections and expected collections, through the expected maturity date of the loan or security. Income is not accrued on non-performing loans; cash received on such loans is treated as income to the extent of interest previously accrued. Interest income with respect to non-discounted loans is recognized on an accrual basis. Deferred fees and costs are recognized as interest income over the terms of the loans using the interest method. Upon settlement of loans and securities, the excess (or deficiency) of net proceeds over the net carrying value of the loan or security is recognized as a gain (or loss) in the period of settlement.

     ALLOWANCE FOR MORTGAGE LOAN LOSSES -- Newcastle periodically evaluates loans for impairment. Mortgage loans are considered to be impaired, for financial reporting purposes, when it is probable that Newcastle will be unable to collect all principal or interest when due according to the contractual terms of the original loan agreements, or, for loans purchased at a discount for credit losses, when Newcastle determines that it is probable that it would be unable to collect as anticipated. Upon determination of impairment, Newcastle establishes specific valuation allowances, through provisions for losses, based on the estimated fair value of the underlying real estate collateral using a discounted cash flow analysis. The allowance for each loan is maintained at a level believed adequate by management to absorb probable losses. It is Newcastle's policy to establish an allowance for uncollectible interest on performing loans that are past due more than 90 days or sooner when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. Upon such a determination, those loans are placed on non-accrual status and deemed to be non-performing. Actual losses may differ from Newcastle's estimates.

     RENTAL AND ESCALATION INCOME -- Contractual minimum rental income is recognized on a straight-line basis over the terms of the related operating leases. The excess of straight-line rents above contractual amounts was $1.4 million, $2.0 million and $2.5 million during 2002, 2001 and 2000, respectively. Expense recoveries are included in rental and escalation income.

     MANAGEMENT FEE AND INCENTIVE INCOME FROM AFFILIATE -- These income items relate to Newcastle Holdings' investment in Fund I which was not transferred to Newcastle and is not part of our ongoing operations. For a further discussion of this income, see Note 3.

EXPENSE RECOGNITION

     INTEREST EXPENSE -- Newcastle finances its investments using both fixed- and floating-rate financing structures, including repurchase agreements, mortgages, securitizations, and other financing vehicles. Certain of this debt has been issued at discounts. Discounts are accreted into interest expense on the interest method through the expected maturity date of the financing.

     DEFERRED COSTS -- Deferred costs consist primarily of costs incurred in obtaining financing (amortized over the term of such financing using the interest method). During 2002, 2001 and 2000, approximately $1.4 million, $1.9 million and $2.5 million of financing costs were amortized into interest expense, respectively.

     DERIVATIVES AND HEDGING ACTIVITIES -- In January 2001, Newcastle adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 133, as

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either stockholders' equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

     For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a cash flow hedge, a fair value hedge or a hedge of a net investment in a foreign operation.

     Derivative transactions are entered into by Newcastle solely for risk-management purposes, except for the CBO III deposit as described in Note 4. The decision of whether or not a given transaction/position (or portion thereof) is hedged is made on a case-by-case basis, based on the risks involved and other factors as determined by senior management, including restrictions imposed by the Internal Revenue Code among others. In determining whether to hedge a risk, Newcastle may consider whether other assets, liabilities, firm commitments and anticipated transactions already offset or reduce the risk. All transactions undertaken as hedges are entered into with a view towards minimizing the potential for economic losses that could be incurred by Newcastle. Generally, all derivatives entered into are intended to qualify as hedges under GAAP, unless specifically stated otherwise. To this end, terms of hedges are matched closely to the terms of hedged items.

 Description of the risks being hedged:

          1) Interest rate risk, existing positions -- Newcastle generally hedges the aggregate risk of interest rate fluctuations with respect to its borrowings, regardless of the form of such borrowings, which require payments based on a variable interest rate index. Newcastle generally intends to hedge only the risk related to changes in the benchmark interest rate (LIBOR or a Treasury rate).

          In order to reduce such risks, Newcastle may enter into swap agreements whereby Newcastle would receive floating rate payments in exchange for fixed rate payments, effectively converting the borrowing to fixed rate. Newcastle may also enter into cap agreements whereby, in exchange for a fee, Newcastle would be reimbursed for interest paid in excess of a certain cap rate.

          2) Interest rate risk, anticipated transactions -- Newcastle may hedge the aggregate risk of interest rate fluctuations with respect to anticipated transactions, primarily anticipated borrowings. The primary risk involved in an anticipated borrowing is that interest rates may increase between the date the transaction becomes probable and the date of consummation. Newcastle generally intends to hedge only the risk related to changes in the benchmark interest rate (LIBOR or a Treasury rate).

          In order to "lock in" the rate on the date of forecast, Newcastle may enter into swap agreements whereby Newcastle would receive fixed rate payments in exchange for floating rate payments. The value of such a swap should vary inversely with the expected proceeds of a given fixed rate borrowing in the future, assuming the terms of the swap and borrowing are properly matched. At the date the borrowing occurs, the swap is unwound at a gain or loss which should equal the change in expected proceeds between the date of forecast and the date of consummation which result from changes in market interest rates, effectively hedging such changes. At December 31, 2002, no such derivative transactions were outstanding.

          3) Foreign currency rate risk, net investments -- Newcastle may hedge the aggregate risk of fluctuations in the exchange rate between a foreign currency, in which Newcastle has made a net investment, and the U.S. dollar.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

          In order to reduce the risk, Newcastle may maintain a short position in the applicable foreign currency. The amount of the position would be equal to the anticipated net equity in the foreign investment at a forward date, as denominated in the foreign currency. This effectively locks in the current exchange rate on Newcastle's net equity position for the period of such position. At December 31, 2002, no such derivative transactions were outstanding.

     Newcastle, including its predecessor Newcastle Holdings, has employed interest rate swaps primarily in four ways: (i) to hedge fluctuations in the fair value of the fixed lease payments underlying its revenue-producing real estate in Canada, (ii) to hedge the anticipated GSA Securitization (Note 8), which occurred in May 1999, (iii) to hedge the anticipated securitization known as the CBO I transaction (Note 8), which occurred in July 1999, and (iv) to hedge its exposure to changes in market interest rates with respect to its floating rate debt. Approximately, $437.5 million and $195.0 million in principal amount of Newcastle's floating rate debt were designated as the hedged items to interest rate swap and cap agreements at December 31, 2002, respectively.

     To qualify for cash flow hedge accounting, interest rate swaps and caps must meet certain criteria, including (1) the items to be hedged expose Newcastle to interest rate risk, (2) the interest rate swaps or caps are highly effective in reducing Newcastle's exposure to interest rate risk, and (3) with respect to an anticipated transaction, such transaction is probable. Correlation and effectiveness are periodically assessed based upon a comparison of the relative changes in the fair values or cash flows of the interest rate swaps and caps and the items being hedged.

     For derivative instruments that are designated and qualify as a cash flow hedge (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss, and net payments received or made, on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. No material ineffectiveness was recorded during the years ended December 31, 2002 and 2001. Prior to the adoption of SFAS No. 133, these hedges were measured at historical cost which was amortized into interest expense on the interest method. Periodic net payments received or made on such hedges were also included in interest expense at such time.

     With respect to interest rate swaps which were designated as hedges of the fair value of lease payments, periodic net payments and any gain or loss from fluctuations in the fair value of the interest rate swaps were capitalized as adjustments to deferred rent and are being recognized over the term of the leases as adjustments to rental income. Pursuant to SFAS No. 133, such net amounts were reclassified to accumulated other comprehensive income at January 1, 2001. Newcastle's hedge of such payments was terminated in 1999. As of December 31, 2002 and 2001, $1.5 million and $1.6 million of such losses were deferred, net of amortization, respectively.

     With respect to interest rate swaps which have been designated as hedges of anticipated refinancings, periodic net payments were recognized currently as adjustments to interest expense; any gain or loss from fluctuations in the fair value of the interest rate swaps was recorded as a deferred hedging gain or loss and treated as a component of the anticipated transaction at the time of such transaction. Pursuant to SFAS No. 133, such net amounts were reclassified to accumulated other comprehensive income at January 1, 2001. In the event the anticipated refinancing failed to occur as expected, the deferred hedging credit or charge was recognized currently in income. Newcastle's hedges of such refinancings were terminated upon the consummation of such refinancings. As of December 31, 2002 and 2001, $1.4 million and $9.1 million of such gains were deferred, net of amortization, respectively.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

     SFAS No. 133 has resulted in a change in Newcastle's method of accounting for interest rate caps and swaps used as hedges. As a result of this change, Newcastle recorded a transition gain adjustment to other comprehensive income of approximately $4.1 million on January 1, 2001. During the years ended December 31, 2002 and 2001, Newcastle recorded an aggregate $52.4 million and $11.4 million of loss to other comprehensive income and an aggregate of $4.6 million and $4.7 million of gain to earnings, as an adjustment to interest expense, respectively, related to such hedges. Newcastle expects to reclassify approximately $3.9 million of net loss on derivative instruments from accumulated other comprehensive income to earnings during the next twelve months due to differences in the present value of net interest payments associated with interest rate swaps and to changes in fair value associated with interest rate caps.

     With respect to interest rate swaps and caps that have not been designated as hedges, any net payments under, or fluctuations in the fair value of, such swaps and caps has been recognized currently in income.

     Newcastle's derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. Newcastle minimizes such risk by limiting its counterparties to major financial institutions with good credit ratings. In addition, the potential risk of loss with any one party resulting from this type of credit risk is monitored. Management does not expect any material losses as a result of default by other parties. Newcastle does not require collateral.

     MANAGEMENT FEES AND PREFERRED INCENTIVE RETURN TO AFFILIATE -- These represent amounts due to the Manager pursuant to the Management Agreement as well as amounts due to the Manager related to Newcastle Holdings' investment in Fund I, which were passed through Newcastle Holdings' income statement on a gross basis through the date of the commencement of our operations. For further information on the Management Agreement, see Note 10. For further information the Fund I related expenses, see Note 3.

BALANCE SHEET MEASUREMENT

     INVESTMENT IN MARKETABLE SECURITIES -- Newcastle has classified its investment in marketable securities, including the real estate securities which serve as collateral for its CBO transactions, as available for sale. Securities available for sale are carried at market value with the net unrealized gains or losses reported as a separate component of accumulated other comprehensive income. At disposition, the net realized gain or loss is determined on the basis of the cost of the specific investments and is included in earnings. Unrealized losses on securities are charged to earnings if they reflect a decline in value that is other than temporary.

     INVESTMENT IN REAL ESTATE -- Investment in real estate is recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis. Buildings are depreciated over 40 years. Major improvements are capitalized and depreciated over their estimated useful lives. Fees and costs incurred in the successful negotiation of leases are deferred and amortized on a straight-line basis over the terms of the respective leases. Expenditures for repairs and maintenance are expensed as incurred. Foreclosed real estate, held for sale, is recorded in Receivables and Other Assets at the lower of its cost or fair value less cost to sell and is not depreciated. Newcastle adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" in 2002. Pursuant to such pronouncement, Newcastle reviews its real estate assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No material impairment was recorded during 2002, 2001 or 2000. SFAS No. 144 also specifies that long-lived assets to be disposed of by sale, which meet certain criteria, should be reclassified to Real Estate Held for Sale and measured at the lower of its carrying amount or fair value. The results of operations for such an asset, assuming such asset qualifies as a "component of an entity" as defined in SFAS No. 144, are retroactively reclassified to Income (Loss) from Discontinued Operations for all periods presented.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

     FOREIGN CURRENCY OPERATIONS -- Assets and liabilities relating to foreign operations are translated using exchange rates as of the end of each reporting period. The results of Newcastle's foreign operations are translated at the weighted average exchange rate for each reporting period. Translation adjustments are included as a component of accumulated other comprehensive income.

     Foreign exchange contracts may, from time to time, be used to hedge Newcastle's net investments in its foreign operations. Gains and losses on foreign exchange contracts which qualify as hedges of net investments in foreign operations as well as changes in the market value of these instruments are included in accumulated other comprehensive income. Upon sale or liquidation of its investment in a foreign operation, the related amount in accumulated other comprehensive income is reclassified to transaction gain or loss in the period of such liquidation.

     Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, except those transactions which qualify as a hedge, are included currently in income.

     CASH AND CASH EQUIVALENTS AND RESTRICTED CASH -- Newcastle considers all highly liquid short-term investments with maturities of 90 days or less when purchased to be cash equivalents. Restricted cash consisted of amounts held by third parties in margin accounts of $1.6 million and $1.6 million at December 31, 2002 and 2001, respectively, related to certain derivative hedge agreements, restricted property operating accounts of $1.6 million and $8.4 million at December 31, 2002 and 2001, respectively, cash held by trustees related to certain of Newcastle's investments of $7.2 million and $0.9 million at December 31, 2002 and 2001, respectively, and cash held as a deposit on the real estate securities used as collateral for the CBO II transaction (Note 4) of $23.6 million at December 31, 2001. Substantially all amounts on deposit with major financial institutions exceed insured limits.

     STOCK OPTIONS -- Newcastle accounts for stock options granted to non-employees in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The fair value of the options issued as compensation to the Manager for its efforts in raising capital for Newcastle Holdings was recorded in 1998 as an increase in stockholders' equity with an offsetting reduction of capital proceeds received. No options were issued in 2001, 2000 or 1999. The fair value of the options issued as compensation to the Manager for its efforts in raising capital for Newcastle was recorded in 2002 as an increase in stockholders' equity with an offsetting reduction of capital proceeds received.

3. INFORMATION REGARDING BUSINESS SEGMENTS

     Newcastle conducts its business through three primary segments: real estate securities, revenue-producing real estate and real estate loans. Details of Newcastle's investments in such segments can be found in Notes 4, 5 and 6, respectively.

     Newcastle Holdings conducted its business in four primary segments: real estate securities, revenue-producing real estate, real estate loans, and its investment in Fund I.

     The real estate securities segment was retained by Newcastle. The revenue-producing real estate segment, which comprised three portfolios of properties, was split as follows: the Bell Canada (Canadian) and LIV (Belgian) portfolios were retained by Newcastle while the GSA (U.S.) portfolio was distributed to Newcastle Holdings. The real estate loans and Fund I segments were distributed to Newcastle Holdings. Certain amounts have been reclassified from the Unallocated segment to the Fund I segment; such amounts did not effect net income or total assets in either segment.

     The unallocated portion consists primarily of interest on short-term investments, general and administrative expenses, management fees and preferred incentive return pursuant to the Management Agreement, and interest on Newcastle Holdings' credit facility.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

     Summary financial data on Newcastle's segments is given below, together with a reconciliation to the same data for Newcastle as a whole (including its predecessor, through the date of the commencement of our operations, as described in Note 1) (in thousands):

                            REAL ESTATE                 REAL ESTATE
                            SECURITIES    REAL ESTATE      LOANS      FUND I    UNALLOCATED     TOTAL
                            -----------   -----------   -----------   -------   -----------   ----------
DECEMBER 31 2002 AND THE
  YEAR THEN ENDED
Gross revenues............  $   83,259     $ 19,384      $  1,281     $ 3,287    $    432     $  107,643
Operating expenses........        (586)      (9,245)         (141)     (3,861)    (10,473)       (24,306)
                            ----------     --------      --------     -------    --------     ----------
Operating income (loss)...      82,673       10,139         1,140        (574)    (10,041)        83,337
Interest expense..........     (40,805)      (5,728)         (658)         --      (2,336)       (49,527)
Depreciation and
  amortization............          --       (2,769)           --        (329)       (101)        (3,199)
Equity in earnings of
  unconsolidated
  subsidiaries............          --           --            --         303          59            362
                            ----------     --------      --------     -------    --------     ----------
Income (loss) from
  continuing operations...      41,868        1,642           482        (600)    (12,419)        30,973
Income (loss) from
  discontinued
  operations..............          --        1,021          (499)         --          --            522
                            ----------     --------      --------     -------    --------     ----------
Net Income (Loss).........  $   41,868     $  2,663      $    (17)    $  (600)   $(12,419)    $   31,495
                            ==========     ========      ========     =======    ========     ==========
Revenue derived from non-
  US sources:
  Canada..................  $       --     $ 14,015      $     --     $    --    $     --     $   14,015
                            ==========     ========      ========     =======    ========     ==========
  Belgium.................  $       --     $  5,402      $     --     $    --    $     --     $    5,402
                            ==========     ========      ========     =======    ========     ==========
  Italy...................  $       --     $     --      $    180     $    --    $     --     $      180
                            ==========     ========      ========     =======    ========     ==========
Total assets..............  $1,138,767     $128,831      $259,381     $    --    $ 45,588     $1,572,567
                            ==========     ========      ========     =======    ========     ==========
Long-lived assets outside
  the US:
  Canada..................  $       --     $ 56,939      $     --     $    --    $     --     $   56,939
                            ==========     ========      ========     =======    ========     ==========
  Belgium.................  $       --     $ 71,892      $     --     $    --    $     --     $   71,892
                            ==========     ========      ========     =======    ========     ==========

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                            REAL ESTATE                 REAL ESTATE
                            SECURITIES    REAL ESTATE      LOANS      FUND I    UNALLOCATED     TOTAL
                            -----------   -----------   -----------   -------   -----------   ----------
DECEMBER 31, 2001 AND THE
  YEAR THEN ENDED
Gross revenues............  $   54,961     $ 20,249      $     --     $38,297    $  1,615     $  115,122
Operating expenses........        (253)      (9,352)           --     (23,295)     (9,492)       (42,392)
                            ----------     --------      --------     -------    --------     ----------
Operating income (loss)...      54,708       10,897            --      15,002      (7,877)        72,730
Interest expense..........     (26,880)      (5,779)           --          --      (3,204)       (35,863)
Depreciation and
  amortization............          --       (2,567)           --        (560)       (447)        (3,574)
Equity in earnings
  (losses) of
  unconsolidated
  subsidiaries............          --           --            --       5,360      (2,553)         2,807
                            ----------     --------      --------     -------    --------     ----------
Income (loss) from
  continuing operations...      27,828        2,551            --      19,802     (14,081)        36,100
Income (loss) from
  discontinued
  operations..............          --        5,380         2,191          --          --          7,571
                            ----------     --------      --------     -------    --------     ----------
Net Income (Loss).........  $   27,828     $  7,931      $  2,191     $19,802    $(14,081)    $   43,671
                            ==========     ========      ========     =======    ========     ==========
Revenue derived from non-
  US sources:
  Canada..................  $       --     $ 16,092      $    (17)    $    --    $     --         16,075
                            ==========     ========      ========     =======    ========     ==========
  Belgium.................  $       --     $  7,219      $     --     $    --    $     --          7,219
                            ==========     ========      ========     =======    ========     ==========
  Italy...................  $       --     $     --      $    764          --    $     --            764
                            ==========     ========      ========     =======    ========     ==========
Total assets..............  $  567,492     $565,481      $ 12,920     $97,562    $ 18,664     $1,262,119
                            ==========     ========      ========     =======    ========     ==========
Long-lived assets outside
  the US:
  Canada..................  $       --     $ 51,060      $     --     $    --    $     --     $   51,060
                            ==========     ========      ========     =======    ========     ==========
  Belgium.................  $       --     $ 68,399      $     --     $    --    $     --     $   68,399
                            ==========     ========      ========     =======    ========     ==========

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                            REAL ESTATE                 REAL ESTATE
                            SECURITIES    REAL ESTATE      LOANS      FUND I    UNALLOCATED     TOTAL
                            -----------   -----------   -----------   -------   -----------   ----------
DECEMBER 31, 2000 AND THE
  YEAR THEN ENDED
Gross revenues............  $   46,893     $ 20,640      $     --     $ 8,941    $ 25,449     $  101,923
Operating expenses........        (361)      (9,669)           --      (8,941)     (9,110)       (28,081)
                            ----------     --------      --------     -------    --------     ----------
Operating income..........      46,532       10,971            --          --      16,339         73,842
Interest expense..........     (29,671)      (5,470)           --          --      (1,756)       (36,897)
Depreciation and
  amortization............          --       (2,411)           --          --        (515)        (2,926)
Equity in earnings
  (losses) of
  unconsolidated
  subsidiaries............          --           --            --       1,044      (2,024)          (980)
                            ----------     --------      --------     -------    --------     ----------
Income from continuing
  operations..............      16,861        3,090            --       1,044      12,044         33,039
Income from discontinued
  operations..............          --        4,186         5,635          --          --          9,821
                            ----------     --------      --------     -------    --------     ----------
Net Income................  $   16,861     $  7,276      $  5,635     $ 1,044    $ 12,044     $   42,860
                            ==========     ========      ========     =======    ========     ==========
Revenue derived from non-
  US sources:
  Canada..................  $       --     $ 16,742      $   (103)    $    --    $     --     $   16,639
                            ==========     ========      ========     =======    ========     ==========
  Belgium.................  $       --     $  7,022      $     --     $    --    $     --     $    7,022
                            ==========     ========      ========     =======    ========     ==========
  Italy...................  $       --     $     --      $  2,171     $    --    $     --     $    2,171
                            ==========     ========      ========     =======    ========     ==========
Total assets..............  $  560,929     $576,728      $112,507     $50,694    $ 30,228     $1,331,086
                            ==========     ========      ========     =======    ========     ==========
Long lived assets outside
  the U.S.:
  Canada..................  $       --     $ 55,404      $     --     $    --    $     --     $   55,404
                            ==========     ========      ========     =======    ========     ==========
  Belgium.................  $       --     $ 72,615      $     --     $    --    $     --     $   72,615
                            ==========     ========      ========     =======    ========     ==========

UNCONSOLIDATED SUBSIDIARIES

     Newcastle does not have any unconsolidated subsidiaries which it accounts for under the equity method. Newcastle Holdings held three such investments, none of which were transferred to Newcastle, which are described below. Such investments are included in Newcastle's financial statements through the date of the commencements of Newcastle's operations.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

     The following table summarizes the activity affecting the equity held by Newcastle in unconsolidated subsidiaries:

                                                                        FORTRESS INVESTMENT
                                                      AUSTIN HOLDINGS        FUND LLC          TOTAL
                                                      ---------------   -------------------   --------
Balance 12/31/00....................................     $ 12,733            $ 50,694         $ 63,427
Contributions to unconsolidated subsidiaries........        5,413              20,416           25,829
Distributions from unconsolidated subsidiaries......      (10,616)            (15,198)         (25,814)
Equity in earnings of unconsolidated subsidiaries...       (2,553)              5,360            2,807
Equity in OCI of unconsolidated subsidiaries........           --               7,074            7,074
Transfer of investment in exchange for notes from
  Fund I co-investors...............................           --              (3,555)          (3,555)
Costs incurred related to investment in the
  venture...........................................           --               3,440            3,440
                                                         --------            --------         --------
Balance 12/31/01....................................     $  4,977            $ 68,231         $ 73,208
Contributions to unconsolidated subsidiaries........        3,237              16,754           19,991
Contribution of assets to unconsolidated
  subsidiaries......................................        1,454                  --            1,454
Distributions from unconsolidated subsidiaries......         (522)             (7,743)          (8,265)
Equity in earnings of unconsolidated subsidiaries...           59                 303              362
Equity in OCI of unconsolidated subsidiaries........           --                 (15)             (15)
Other...............................................           --                (329)            (329)
Distribution to Newcastle Holdings..................       (9,205)            (77,201)         (86,406)
                                                         --------            --------         --------
Balance 12/31/02....................................     $     --            $     --         $     --
                                                         ========            ========         ========

     Summarized financial information related to Newcastle's unconsolidated subsidiaries through the date of their distribution to Newcastle Holdings was as follows (in thousands):

                                                                 INCLUDED IN UNALLOCATED SEGMENT
                                 ------------------------------------------------------------------------------------------------
                                                                                                        FORTRESS INVESTMENT
                                        AUSTIN HOLDINGS                FIC MANAGEMENT INC.                  FUND LLC(A)
                                 ------------------------------   ------------------------------   ------------------------------
                                 12/31/02   12/31/01   12/31/00   2/31/02    12/31/01   12/31/00   12/31/02   12/31/01   12/31/00
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
Assets.........................             $ 7,947    $21,259                $  --      $  --                $612,083   $434,009
Liabilities....................              (2,353)    (7,207)                  --         --                      --         --
Minority interest..............                (352)      (590)                  --         --                      --         --
                                  -----     -------    -------     -----      -----      -----     -------    --------   --------
Equity.........................             $ 5,242    $13,462                $  --      $  --                $612,083   $434,009
                                  =====     =======    =======     =====      =====      =====     =======    ========   ========
Equity held by Newcastle(B)....             $ 4,977    $12,733                $  --      $  --                $ 68,231   $ 50,694
                                  =====     =======    =======     =====      =====      =====     =======    ========   ========

                                   2002       2001       2000       2002       2001       2000       2002       2001       2000
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
Revenues.......................   $ 585     $(1,370)   $ 2,675     $  --      $  --      $ 234     $ 9,740    $141,475   $ 21,894
Expenses.......................    (477)     (1,302)    (5,001)       --         --       (523)     (4,470)     (9,941)    (8,941)
Minority interest..............     (45)        (16)       484        --         --         --          --          --         --
                                  -----     -------    -------     -----      -----      -----     -------    --------   --------
Net income (loss)..............   $  63     $(2,688)   $(1,842)    $  --      $  --      $(289)    $ 5,270    $131,534   $ 12,953
                                  =====     =======    =======     =====      =====      =====     =======    ========   ========
Newcastle's equity in net
  income (loss)................   $  59     $(2,553)   $(1,749)    $  --      $  --      $(275)    $   303    $  5,360   $  1,044
                                  =====     =======    =======     =====      =====      =====     =======    ========   ========

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

---------------

(A) Fortress Investment Fund LLC's summary financial information is presented on a fair value basis, consistent with its internal basis of accounting, while Newcastle's equity is presented on a GAAP basis. Newcastle's equity in net income excludes its incentive income.

(B) Newcastle also had a $3.2 million receivable from Austin at December 31, 2001.

FUND I

     The managing member of Fund I is Fortress Fund MM LLC (the "Fund I Managing Member"), which is owned jointly, through subsidiaries, by Newcastle Holdings, approximately 94%, and the Manager, approximately 6%, in each case through Class A membership interests. A separate class of membership interests in the Fund I Managing Member, designated as Class B, reflects the entitlement to the incentive return payable by Fund I, as described below, which is owned 50% by the Manager and 50% by Newcastle Holdings. Newcastle Holdings and its affiliates, including the Fund I Managing Member, have committed to contribute an aggregate of $100 million, or approximately 11.5% of Fund I's total committed capital, to Fund I; in the aggregate, Newcastle Holdings and 21 unaffiliated investors (collectively, the "Fund I Investors") have committed approximately $872.8 million (the "Capital Commitment") to Fund I over the three years ending April 28, 2003. Newcastle Holdings has committed to fund 100% of the capital commitments of its affiliates, including the Fund I Managing Member (which has committed $8.7 million or approximately 1% of Fund I's total committed capital), to Fund I. Fund I, which is a Delaware limited liability company, is owned through membership interests issued in direct proportion to capital committed.

     The Fund I Managing Member is entitled to receive an annual management fee of up to 1.5% (inclusive of an administrative fee of up to 0.5%) of Fund I's invested capital or total equity commitments. Newcastle Holdings is not charged management and administrative fees for its investment in Fund I. Pursuant to an agreement with the Fund I Managing Member and the Manager, the Manager is entitled to 100% of the management fee paid by Fund I to the Fund I Managing Member. Since the management fees paid to the Manager flow through Newcastle Holdings through its ownership of the Fund I Managing Member, they are reflected as gross amounts in both Management Fee from Affiliate and Management Fee to Affiliate, although they have no effect on net income.

     The Fund I Managing Member is entitled to an incentive return (the "Incentive Return") generally equal to 20% of Fund I's returns, as defined, subject to: 1) a 10% preferred return payable to the Fund I Investors and 2) a clawback provision which requires amounts previously distributed as Incentive Return to be returned to Fund I if, upon liquidation of Fund I, the amounts ultimately distributed to each Fund I Investor do not meet a 10% preferred return to the Fund I Investors. Fund I is managed by the Manager pursuant to the Fund I Managing Member's operating agreement and a management agreement between the Manager and the Fund I Managing Member. In accordance with those documents,
(a) the Manager is entitled to 100% of the management fee payable by Fund I, (b) the Manager is entitled to 50% of the Incentive Return payable by Fund I, (c) Newcastle Holdings is entitled to 50% of the Incentive Return payable by Fund I, and (d) Newcastle Holdings is entitled to receive 100% of the investment income or loss attributable to the capital invested in Fund I by the Fund I Managing Member. The Manager of Fund I also manages Newcastle and Newcastle Holdings. Newcastle Holdings consolidated the financial results of the Fund I Managing Member because Newcastle Holdings owned substantially all of the voting interest in the Fund I Managing Member. As a result, Newcastle's consolidated financial statements reflect all of the Incentive Return payable to the Fund I Managing Member, including the 50% portion payable to the Manager which was treated as Preferred Incentive Return to Affiliates.

     In January 2000, Newcastle Holdings transferred, in exchange for cash, approximately $51.2 million of preferred equity securities, acquired in December 1999, to Fund I at their market value, which approximated their book value, resulting in no gain or loss being recorded. During 2002 (through the date

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES of commencement of Newcastle's operations), 2001 and 2000, Newcastle Holdings invested approximately $18.0 million, $21.5 million and $47.2 million, respectively, in Fund I. During 2002 (through the date of commencement of Newcastle's operations) and 2001, Newcastle Holdings received $7.8 million and $16.3 million of distributions from Fund I, respectively, excluding Incentive Return. Newcastle Holdings accounted for its investment in Fund I under the equity method. During 2002, 2001 and 2000, the Manager earned $4.5 million, $8.9 million and $9.2 million of management and administrative fees from Fund I, respectively, through its agreement with the Fund I Managing Member.

     The Incentive Return is payable on an asset-by-asset basis, as realized. Accordingly, an Incentive Return may be paid to the Fund I Managing Member in connection with a particular Fund I investment if and when such investment generates proceeds to Fund I in excess of the capital called with respect to such investment, plus a 10% preferred return thereon. If upon liquidation of Fund I the aggregate amount paid to the Fund I Managing Member as Incentive Return exceeds the amount actually due to the Fund I Managing Member (that is, amounts that should instead have been paid to Fund I Investors) after taking into account the aggregate return to Fund I Investors, the excess is required to be returned by the Fund I Managing Member (that is "clawed back") to Fund I. Newcastle Holdings is responsible to pay to Fund I the amount of any excess return to be clawed back to the extent not funded by the Fund I Managing Member. The Manager, in turn, is responsible for the clawback of any excess return received by it. Newcastle Holdings believes that the Manager has the ability to meet this obligation. Newcastle Holdings received a credit against management fees otherwise payable by it under its management agreement with the Manager for management fees and any Incentive Return paid to the Manager by Fund I allocable to Newcastle Holdings' investment in Fund I. This credit was reflected as increased return to Newcastle Holdings from Fund I, in Equity in Earnings (Losses) from Unconsolidated Subsidiaries, because: (a) Newcastle Holdings, unlike the other Fund I Investors, did not pay a management fee to Fund I and its allocation of income from Fund I was calculated gross of any management fees, and (b) Newcastle Holdings received payments from the Manager of amounts paid to the Manager by Fund I representing the Incentive Return allocable to Newcastle Holdings' investment in Fund I, of which $0.5 million was received in January 2002.

     Newcastle Holdings had adopted Method 2 of Emerging Issues Task Force Topic D-96 which specifies that companies with management arrangements that contain a performance based incentive return that is not finalized until the end of a period of time specified in the contract may record such return as revenue in the amount that would be due under the formula at any point in time as if the incentive return arrangement was terminated at that date.

     Newcastle Holdings recorded as incentive income the amount that would be due based on the fair value of the assets in Fund I exceeding the required return at a specific point in time as if the management arrangement was terminated on that date. Based on this methodology, Newcastle Holdings' net income in each reporting period reflected changes in the fair value of the assets in Fund I. As such, Newcastle Holdings accrued $27.5 million of Incentive Return through the date of the commencement of Newcastle's operations. This amount was recorded in Incentive Income from Affiliate. The Manager was entitled to 50% of this income which Newcastle Holdings recorded as Incentive Return to Affiliates. The Fund I Managing Member has received $8.8 million of such income, all of which is subject to clawback. Newcastle Holdings received $4.4 million of such income in cash pertaining to the year ended December 31, 2001, representing its 50% interest in the Incentive Return paid by Fund I.

AUSTIN

     In 1998, Newcastle Holdings and Fortress Principal Investment Group LLC ("FPIG"), an affiliate of the Manager, formed Austin Holdings Corporation ("Austin"). FPIG contributed cash, and Newcastle Holdings contributed its interest in entities that owned certain assets, primarily non-performing loans and

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES foreclosed real estate intended for sale, which were originally acquired as part of loan pool acquisitions. The assets Newcastle Holdings contributed, and any income generated from them, were not well suited to be held by a REIT for the reasons described below. If the assets were treated as inventory held for sale in the ordinary course of business, any gain from the sale of these assets would be subject to a 100% excise tax in the hands of a REIT. By holding these assets indirectly through Austin, a corporate entity, Newcastle Holdings instead received dividend income from the corporation, which is not subject to the 100% excise tax, and is treated as qualifying income for purposes of the 95% income test that applies to REITs. Newcastle Holdings held non-voting preferred stock of Austin. Newcastle Holdings' preferred stock in Austin represented a 95% economic ownership interest in Austin, and had a liquidation preference over the common stockholders. Newcastle Holdings' interest in Austin was accounted for under the equity method. Newcastle Holdings and Austin elected to treat Austin as a taxable REIT subsidiary ("TRS") as of January 1, 2001 in order to comply with the rule that REITs generally may not hold more than 10% of the voting securities or 10% of the value of securities of any corporation that is not a TRS. FPIG was the holder of all of the common stock which represents 100% of the vote and 5% of the economic ownership interest of Austin. FPIG's ownership interest was funded in part by a $0.7 million loan from Austin in 2001.

     Austin also owned 100% of the common stock of Ascend Residential Holdings, Inc. ("Ascend"). Ascend's primary business was the acquisition, rehabilitation and sale of single-family residential properties.

FICMI

     In May 1999, Newcastle Holdings purchased from Impac Commercial Holdings, Inc. ("ICH"), a publicly traded mortgage REIT, approximately $12 million of non-voting Series B Convertible Preferred Stock with a coupon of 8.5%. The preferred stock was initially convertible into 1,683,635 shares of common stock of ICH. Subsequently, during 1999 and 2000, Newcastle Holdings purchased 832,400 shares of common stock of ICH. Additionally, FIC Management Inc. ("FICMI"), an unconsolidated subsidiary of Newcastle Holdings created for this purpose, purchased the management contract for ICH for $6 million and subcontracted the management of ICH to the Manager. FICMI was entitled to an incentive fee under the management agreement, as defined, if certain minimum returns were achieved. During the third quarter of 2000, FICMI recognized incentive fee income of $0.2 million based on ICH's achievement of such returns. During 2000, ICH reimbursed the Manager for approximately $0.7 million of expenses pursuant to such contract, and reimbursed Newcastle Holdings for $0.4 million of such expenses. FICMI had substantially the same legal structure as Austin. Newcastle Holdings and FICMI and Fortress Fund MM, Inc. ("FFMMI") have made elections to treat FICMI and FFMMI as TRS's as of January 1, 2001.

     In November 2000 a wholly-owned subsidiary of Newcastle Holdings completed a tender offer for all of the remaining outstanding common shares of ICH. Newcastle Holdings' basis in its investment in ICH was approximately $22.1 million at the date of acquisition. In addition, Newcastle Holdings incurred approximately $44.3 million in connection with its tender offer and assumed approximately $95.7 million of ICH's liabilities, resulting in total assets acquired of $162.1 million (including $12.1 million of cash), based on the "purchase" method of accounting. Subsequent to the acquisition, Newcastle Holdings sold $108.9 million of the former ICH assets during 2000 for net proceeds of approximately $130.2 million at a gain of approximately $21.3 million, and repaid approximately $92.8 million of the former ICH liabilities. The remaining, non-cash ICH assets at December 31, 2002 and 2001 were primarily included in Marketable Securities Available for Sale (Note 2). Newcastle's consolidated financial statements include ICH's results of operations for the period subsequent to the completion of the tender offer.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

4. REAL ESTATE SECURITIES

     The following is a summary of Newcastle's real estate securities at December 31, 2002 and 2001, all of which are classified as available for sale and are therefore marked to market through other comprehensive income pursuant to SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Unrealized losses that are considered other than temporary are recognized currently in income. There were no such losses incurred through December 31, 2002. None of the securities is delinquent.

DECEMBER 31, 2002

                                                    GROSS UNREALIZED                          WEIGHTED AVERAGE
                                                    -----------------                -----------------------------------
                                                                                                                TERM TO
                          PRINCIPAL    AMORTIZED                         CARRYING    MOODY'S                    MATURITY
                           BALANCE     COST BASIS    GAINS    LOSSES      VALUE      RATING    COUPON   YIELD   (YEARS)
                          ----------   ----------   -------   -------   ----------   -------   ------   -----   --------
CBO I
  CMBS..................  $  323,025    $283,991    $26,999   $(3,686)  $  307,304      BB      6.72%    9.50%    7.11
  Unsecured REIT debt...     234,562     232,892     21,726      (100)     254,518     BBB      7.41%    7.64%    5.48
                          ----------    --------    -------   -------   ----------    ----      ----    -----     ----
  Subtotal -- CBO I.....     557,587     516,883     48,725    (3,786)     561,822     BB+      7.01%    8.67%    6.43
                          ----------    --------    -------   -------   ----------    ----      ----    -----     ----
CBO II
  CMBS..................     299,051     285,035     17,055      (238)     301,852    BBB-      6.35%    7.26%    7.17
  Unsecured REIT debt...     113,357     112,475      8,678        --      121,153    BBB-      7.81%    7.87%    7.85
  Other.................      58,155      56,086      1,172    (1,867)      55,391      AA      7.29%    8.23%    7.89
                          ----------    --------    -------   -------   ----------    ----      ----    -----     ----
  Subtotal -- CBO II....     470,563     453,596     26,905    (2,105)     478,396     BBB      6.28%    7.53%    7.41
                          ----------    --------    -------   -------   ----------    ----      ----    -----     ----
Total Real Estate
  Securities*...........  $1,028,150    $970,479    $75,630   $(5,891)  $1,040,218    BBB-      6.67%    8.14%    6.88
                          ==========    ========    =======   =======   ==========    ====      ====    =====     ====
Non-CBO Securities --
  Rated.................       5,000       3,888        137        --        4,025     AAA      7.39%   12.11%    8.49
Non-CBO Securities --
  Unrated...............      18,953       7,184         --        --        7,184     N/A      7.40%   18.63%    7.50
                          ----------    --------    -------   -------   ----------              ----    -----     ----
Total Marketable
  Securities............  $   23,953    $ 11,072    $   137   $    --   $   11,209              7.40%   16.34%    7.71
                          ==========    ========    =======   =======   ==========              ====    =====     ====

DECEMBER 31, 2001

                                                                     GROSS UNREALIZED
                                            PRINCIPAL   AMORTIZED    -----------------   CARRYING
                                             BALANCE    COST BASIS    GAINS    LOSSES     VALUE
                                            ---------   ----------   -------   -------   --------
CBO I
  CMBS....................................  $316,057     $268,209    $ 9,110   $(5,683)  $271,636
  Unsecured REIT debt.....................   219,515      216,411      9,238      (258)   225,391
                                            --------     --------    -------   -------   --------
Subtotal -- CBO I*........................  $535,572     $484,620    $18,348   $(5,941)  $497,027
                                            ========     ========    =======   =======   ========
Non-CBO securities........................  $ 19,326     $ 14,507    $    --   $   (40)  $ 14,467
                                            ========     ========    =======   =======   ========

---------------

* Carrying value excludes restricted cash of $29.7 million and $25.2 million at December 31, 2002 and 2001, respectively, included in Real Estate Securities pending its reinvestment in securities. The total carrying value of fixed rate real estate securities was $961.4 million and $497.0 million, and of variable

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES rate real estate securities was $78.8 million and $0.0 million, at December 31, 2002 and 2001, respectively.

     In July 2002, Newcastle entered into an agreement with a major investment bank whereby such bank will purchase up to $450 million of commercial mortgage backed securities, REIT debt, real estate loans and asset backed securities, subject to Newcastle's right to purchase such securities from them. This agreement is treated as a non-hedge derivative for accounting purposes and is therefore marked-to-market through current income; a mark of $0.7 million has been booked to income through December 31, 2002. These securities are expected to be included in a securitization transaction in which Newcastle would acquire the equity interest (the "CBO III Transaction"). As of December 31, 2002, approximately $342.4 million of the $450 million had been accumulated. If the CBO III Transaction is not consummated as a result of Newcastle's failure to acquire the equity interest or otherwise as a result of Newcastle's gross negligence or willful misconduct, Newcastle would be required to either purchase such securities or pay the difference between the original purchase price of such securities and the price at which such securities is sold to a third-party (a "Collateral Loss"). If the CBO III Transaction fails to close for any other reason, Newcastle would be required to either purchase such securities or pay the lesser of the Collateral Loss and its deposit. Although Newcastle currently anticipates completing the CBO III Transaction during the first quarter of 2003, there is no assurance that the CBO III Transaction will be consummated. As of December 31, 2002, Newcastle estimates that the fair value of the securities purchased by such bank is in excess of the purchase price paid by such bank. In November and December 2002, Newcastle made deposits aggregating $37.1 million under such agreement (the "CBO III Deposit").

     Newcastle Holdings created $62.3 million face of mezzanine bonds issued by its subsidiaries which indirectly own the GSA Properties. The bonds are not entitled to any scheduled interest or amortization prior to their maturity date in May 2011. None of the bonds are secured by mortgages on the GSA Properties; the bonds are secured by equity interests in the direct or indirect owners of the GSA Properties. These bonds, which were included the collateral for the CBO I and CBO II transactions, were retained by Newcastle. These bonds were sold by Newcastle at a loss of $0.3 million in September 2002.

     The securities denoted "CBO I" and "CBO II" are encumbered by the CBO I and CBO II securitizations (Note 8), respectively. One of the non-CBO securities was encumbered by a $1.5 million repurchase agreement at December 31, 2002.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

5. OPERATING REAL ESTATE

     The following is a reconciliation of real estate assets and accumulated depreciation:

                                                                ACCUMULATED
OPERATING REAL ESTATE                                 GROSS     DEPRECIATION      NET
---------------------                               ---------   ------------   ---------
Balance at December 31, 2000......................  $ 566,923     $(26,384)    $ 540,539
Improvements......................................      4,495           --         4,495
Foreign currency translation......................     (7,636)         345        (7,291)
Depreciation......................................         --      (12,909)      (12,909)
                                                    ---------     --------     ---------
Balance at December 31, 2001......................    563,782      (38,948)      524,834
Improvements......................................      2,166           --         2,166
Foreign currency translation......................     11,998         (737)       11,261
Depreciation......................................         --       (7,994)       (7,994)
Cost of real estate sold..........................    (44,548)       2,425       (42,123)
Distribution to Newcastle Holdings................   (404,715)      35,320      (369,395)
Transferred to Real Estate Held for Sale..........     (5,571)         474        (5,097)
                                                    ---------     --------     ---------
Balance at December 31, 2002......................  $ 123,112     $ (9,460)    $ 113,652
                                                    =========     ========     =========
U.S. Properties...................................  $      --     $     --     $      --
Canadian Properties...............................     50,186       (4,386)       45,800
Belgian Properties................................     72,926       (5,074)       67,852
                                                    ---------     --------     ---------
Total.............................................  $ 123,112     $ (9,460)    $ 113,652
                                                    =========     ========     =========
REAL ESTATE HELD FOR SALE
--------------------------------------------------
Balance at December 31, 2001......................                             $      --
Transferred from Operating Real Estate............                                 5,097
Mark-to-market....................................                                (1,626)
                                                                               ---------
Balance at December 31, 2002......................                                 3,471
                                                                               =========
U.S. Properties...................................                             $      --
Canadian Properties...............................                                 3,471
Belgian Properties................................                                    --
                                                                               ---------
Total.............................................                             $   3,471
                                                                               =========

     All of Newcastle's U.S. properties (the "GSA Properties") were distributed to Newcastle Holdings prior to the commencement of Newcastle's operations. Such properties were primarily leased to the General Services Administration of the U.S. Government.

     The Canadian properties are primarily leased to Bell Canada, a wholly-owned subsidiary of BCE, Inc. and are referred to as the "Bell Canada Portfolio." For 2002, 2001 and 2000, approximately 66.6%, 68.0% and 69.7% of Newcastle's consolidated rental and escalation income from continuing operations was attributable to Bell Canada. The Bell Canada leases expire over various dates through 2007. Each Bell Canada lease contains one five-year lease renewal option and provides for a significant payment due upon expiration of the lease. These terminal payments have been included in the calculation of straight-line rental income assuming that each lease is renewed once. The Bell Canada leases also provide for the

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES reimbursement of substantially all operating expenses and property taxes plus an administrative fee. The Bell Canada Portfolio is encumbered by the Bell Canada Securitization (Note 8).

     The Belgian properties are referred to as the "LIV Portfolio" and are leased to a variety of tenants, including the European Commission ("EC"). For 2002, 2001 and 2000, approximately 14.2%, 13.0% and 14.9% of Newcastle's consolidated rental and escalation income from continuing operations was attributable to the EC. The leases on the Belgian properties provide for annual increases in base rent based on the change in the Sante Index, as well as payment of increases in operating expenses and real estate taxes over base year amounts. The LIV Portfolio is encumbered by the Belgian Mortgage (Note 8).

     The following is a schedule of the future minimum rental payments to be received under non-cancelable operating leases:

2003..............................................   $10,476
2004..............................................     9,405
2005..............................................     8,396
2006..............................................     6,602
2007..............................................     3,299
Thereafter........................................        92
                                                     -------
                                                     $38,270
                                                     =======

     In May 2002, Newcastle sold one of its GSA Properties with a net basis of $33.0 million for a net purchase price of approximately $34.1 million, at a gain of $1.1 million. In May 2002, it sold a Belgian property for gross proceeds of approximately $8.9 million, at a loss of approximately $1.1 million. Pursuant to SFAS No. 144, Newcastle has retroactively recorded the operations of such properties in Income from Discontinued Operations for all periods presented.

     In August and November 2002, Newcastle entered into contracts to sell two commercial properties located in Canada for gross proceeds of approximately $2.6 million, at a loss of approximately $1.6 million including the write off of accumulated other comprehensive income related to foreign currency translation. The sales are contracted to occur in April 2003. Pursuant to SFAS No. 144, Newcastle has reclassified the net carrying value of these properties to Real Estate Held for Sale and has retroactively recorded the operations of such properties in Income from Discontinued Operations for all periods presented.

     Gross revenues from discontinued operations, which include those investments distributed to Newcastle Holdings as discussed in Note 2, were approximately $29.2 million, $67.9 million and $75.8 million in 2002, 2001 and 2000, respectively.

                     NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

     The following table sets forth certain information concerning the real estate portfolio:

                                                                               12/31/2002                         UNAUDITED
                                               COSTS       ---------------------------------------------------    ---------
                                            CAPITALIZED     GROSS                   NET                              NET
TYPE OF                         INITIAL     SUBSEQ. TO     CARRYING    ACCUM.    CARRYING                         RENTABLE
PROPERTY        LOCATION        COST(A)      ACQ'N(A)       AMOUNT     DEPR.     AMOUNT(B)    ENCUMB.     OCC.     SQ. FT.
--------   ------------------   --------    -----------    --------    ------    ---------    --------    ----    ---------
Off.
  Bldg.    Etobicoke, ON        $  8,937      $  654       $  9,591    $  932    $  8,659     $  8,793    100%      177,214
Off.
  Bldg.    London, ON             14,630         235         14,865     1,485      13,380        7,686     96%      325,764
Industrial Toronto, ON            25,521         209         25,730     1,969      23,761       18,635    100%      624,786
                                --------      ------       --------    ------    --------     --------    ---     ---------
Subtotal -- Canada                49,088       1,098         50,186     4,386      45,800       35,114     99%    1,127,764
                                --------      ------       --------    ------    --------     --------    ---     ---------
Off.
  Bldg.    G. Bijgaarden, BEL      9,906         212         10,118       696       9,422        9,701     67%       81,763
Off.
  Bldg.    Brussels, BEL          27,288          22         27,310     1,810      25,500       29,863    100%      119,781
Off.
  Bldg.    Brussels, BEL           4,589         376          4,965       444       4,521        4,210    100%       26,651
Off.
  Bldg.    Waterloo, BEL           7,518          13          7,531       505       7,026        6,235    100%       46,231
Off.
  Bldg.    Zaventem, BEL           6,725          75          6,800       489       6,311        4,874     67%       65,175
Off.
  Bldg.    Brussels, BEL           5,477          97          5,574       401       5,173        2,992     55%       28,180
Warehouse  Zaventem, BEL           3,719           5          3,724       247       3,477        2,096    100%       55,606
Off.
  Bldg.    Brussels, BEL           5,079       1,825          6,904       482       6,422        2,981     29%       32,206
                                --------      ------       --------    ------    --------     --------    ---     ---------
Subtotal -- Belgium               70,301       2,625         72,926     5,074      67,852       62,952     81%      455,593
                                --------      ------       --------    ------    --------     --------    ---     ---------
Subtotal -- Operating Real
  Estate                         119,389       3,723        123,112     9,460     113,652       98,066     94%    1,583,357
                                --------      ------       --------    ------    --------     --------    ---     ---------
Off.
  Bldg.    Hamilton, ON              N/A         N/A          2,057       N/A       2,057        1,645    100%      118,787
Off.
  Bldg.    Kingston, ON              N/A         N/A          1,414       N/A       1,414          630    100%       45,691
                                --------      ------       --------    ------    --------     --------    ---     ---------
Subtotal -- Real Estate Held
  for Sale                            --          --          3,471        --       3,471        2,275    100%      164,478
                                --------      ------       --------    ------    --------     --------    ---     ---------
  Totals:                       $119,389      $3,723       $126,583    $9,460    $117,123     $100,341     94%    1,747,835
                                ========      ======       ========    ======    ========     ========    ===     =========

               UNAUDITED
           ---------------------

TYPE OF    ACQ.     YEAR BUILT/
PROPERTY   DATE      RENOVATED
--------   -----    ------------
Off.
  Bldg.    10/98     1972/1978
Off.
  Bldg.    10/98        1980
Industria  10/98    1963/'71/'79
Subtotal
Off.
  Bldg.    11/99        1994
Off.
  Bldg.    11/99     1973/1995
Off.
  Bldg.    11/99    1952/'93/'98
Off.
  Bldg.    11/99     1930/1990
Off.
  Bldg.    11/99     1975/1990
Off.
  Bldg.    11/99     1974/1996
Warehouse  11/99        1986
Off.
  Bldg.    11/99     1987/2001
Subtotal
Subtotal
  Estate
Off.
  Bldg.    10/98        1974
Off.
  Bldg.    10/98        1981
Subtotal
  for Sal
  Totals:

---------------

(A) Adjusted for changes in foreign currency exchange rates, which aggregated $12.0 million of gain and $7.6 million of loss between land, building and improvements in 2002 and 2001, respectively.

(B) The federal income tax basis for such assets at December 31, 2002 was approximately equal to their book basis.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

6. REAL ESTATE LOANS

     Loans and mortgage pools receivable consisted of the following at December 31, 2002 and 2001.

                       WTD. AVG.    RANGE OF
                       EFFECTIVE     STATED                                                            DELINQUENT
                       INTEREST     MATURITY    PAYMENT                                                 CARRYING
DESCRIPTION              RATE        DATES       TERMS       CARRYING AMOUNT         FACE AMOUNT         AMOUNT     ENCUMBRANCE
-----------            ---------   ----------   --------   -------------------   -------------------   ----------   -----------
                       12/31/02     12/31/02    12/31/02   12/31/02   12/31/01   12/31/02   12/31/01    12/31/02     12/31/02
                       ---------   ----------   --------   --------   --------   --------   --------   ----------   -----------
Whole Loan
  Portfolio..........    3.40%     9/27-11/32   Various    $258,198   $    --    $254,201   $    --        $--       $246,712
Loan on Retail
  Stores.............     N/A             N/A       N/A          --     6,560          --     6,560        --              --
Italian Mortgage
  Portfolio..........     N/A             N/A       N/A          --     4,073          --    17,002        --              --
Other................     N/A             N/A       N/A          --        42          --     1,833        --              --
                                                           --------   -------    --------   -------        --        --------
Total................                                      $258,198   $10,675    $254,201   $25,395        $--       $246,712
                                                           ========   =======    ========   =======        ==        ========

     The following is a reconciliation of loans and mortgage pools receivable.

                                                           MARKET
                                                         DISCOUNT)/     LOSS      CARRYING
                                           FACE AMOUNT    PREMIUM     ALLOWANCE    AMOUNT
                                           -----------   ----------   ---------   --------
Balance 12/31/00.........................   $129,621      $(1,095)    $(21,569)   $106,957
Collections of principal.................    (70,801)          --           --     (70,801)
Cost of loans sold.......................    (32,986)       1,095        6,741     (25,150)
Foreign currency translation.............       (439)          --          108        (331)
                                            --------      -------     --------    --------
Balance 12/31/01.........................     25,395           --      (14,720)     10,675
Purchases/advances.......................    255,550        4,147           --     259,697
Collections of principal.................     (7,909)          --           --      (7,909)
Cost of loans sold.......................         --           --         (267)       (267)
Accretion................................         --         (150)          --        (150)
Foreign currency translation.............        432           --         (210)        222
Transfer to unconsolidated subsidiary....    (17,355)          --       13,329      (4,026)
Distribution to Newcastle Holdings.......     (1,912)          --        1,868         (44)
                                            --------      -------     --------    --------
Balance 12/31/02.........................   $254,201      $ 3,997     $     --    $258,198
                                            ========      =======     ========    ========

     The average carrying amount of Newcastle Holdings' real estate loans was approximately $54.5 million and $11.8 million during 2002 and 2001, respectively, on which Newcastle Holdings earned approximately $1.4 million and $1.6 million of gross revenues, respectively.

     All of Newcastle's real estate loans and loan portfolios owned at such time were transferred to Newcastle Holdings prior to the commencement of Newcastle's operations.

     In November 2002, Newcastle invested $13.5 million of equity in a portfolio of mortgage loans. This portfolio is encumbered by a repurchase agreement (Note
8).

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     For certain of Newcastle's financial instruments, principally loans receivable and debt, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated using various valuation

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate environments as of December 31, 2002 and do not take into consideration the effects of subsequent interest rate fluctuations.

     The carrying amounts and estimated fair values of Newcastle's financial instruments at December 31, 2002 are as follows:

                                                     CARRYING    PRINCIPAL BALANCE OR   ESTIMATED FAIR
                                                      AMOUNT       NOTIONAL AMOUNT          VALUE
                                                    ----------   --------------------   --------------
Assets:
  Real estate securities, available for sale......  $1,069,892        $1,028,150          $1,069,892
  CBO III deposit.................................      37,777         See below              37,777
  Marketable securities, available for sale.......      11,209            23,953              11,209
  Mortgage loans..................................     258,198           254,201             258,198
  Interest rate caps, treated as hedges, net(A)...       4,638           213,035               4,638
Liabilities:
  CBO bonds payable...............................     868,497           881,500             868,497
  Other bonds payable.............................      37,389            38,173              36,784
  Notes payable...................................      62,952            62,952              58,970
  Repurchase agreements...........................     248,169           248,169             248,169
  Interest rate swaps, treated as hedges,
     net(B).......................................      51,110           437,465              51,110
  Non-hedge derivative obligations(C).............         745         See below                 745

---------------

(A) Included in Deferred Costs, Net. The longest cap maturity is October 2015.

 (B) Included in Derivative Liabilities. The longest swap maturity is April
     2011.

(C) Included in Derivative Liabilities. The longest maturity is July 2038.

     The methodologies used and key assumptions made to estimate fair value are as follows:

     REAL ESTATE SECURITIES, AVAILABLE FOR SALE -- The fair value of the REIT unsecured loans and CMBS is estimated by obtaining third party independent broker quotations, if available and practicable, or counterparty quotations.

     CBO III DEPOSIT -- The fair value of the CBO III Deposit is based on a counterparty quotation. The CBO III deposits is more fully described in Note 4.

     MARKETABLE SECURITIES, AVAILABLE FOR SALE -- The fair value of these securities is generally based upon broker quotations. The fair value of two securities acquired from ICH, for which quoted market prices are not readily available, is estimated by means of price/yield analyses based on Newcastle's expected disposition strategies for such assets. Such assets include Newcastle's interest in a securitization executed by ICH (the "CMO Asset"). The CMO Asset has an estimated value of $3.3 million at December 31, 2002 based on a discount rate of 20% and estimated credit losses of $4.9 million. Increasing such estimated discount rate and credit losses to 25% and $6.5 million, respectively, would decrease the estimated value by $0.6 million and $0.5 million, respectively. The gross securitized assets underlying the CMO Asset aggregate $262.5 million (of which $2.8 million was delinquent) at December 31, 2002, subject to $251.3 million of debt.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

     MORTGAGE LOANS -- This portfolio of mortgage loans bears a floating rate of interest. We believe that for similar financial instruments with comparable credit risks, the effective rate on this portfolio approximates the market rate. Accordingly, the carrying amount of this portfolio is believed to approximate fair value.

     INTEREST RATE CAP AND SWAP AGREEMENTS -- The fair value of these agreements is estimated by obtaining counterparty quotations.

     CBO AND OTHER BONDS PAYABLE -- For those bonds bearing floating rates at spreads over market indices, representing approximately $710.7 million of the carrying amount of the CBO Bonds Payable, management believes that for similar financial instruments with comparable credit risks, the effective rates approximate market rates.

     Accordingly, the carrying amount outstanding on these bonds is believed to approximate fair value. For those bonds bearing fixed interest rates, values were obtained by discounting expected future payments by a rate calculated by inputing a spread over a market index on the date of borrowing.

     NOTES PAYABLE -- The Belgian Mortgage was valued by discounting expected future payments by a rate calculated by imputing a spread over a market index on the date of borrowing.

     REPURCHASE AGREEMENTS -- These agreements bear floating rates of interest and management believes that for similar financial instruments with comparable credit risks, the effective rates approximate market rates. Accordingly, the carrying amounts outstanding are believed to approximate fair value.

     NON-HEDGE DERIVATIVE OBLIGATIONS -- These obligations are valued by reference to current counterparty quotations. These obligations represent two essentially offsetting interest rate caps and two essentially offsetting interest rate swaps, each with notional amounts of $32.5 million, an interest rate cap with a notional amount of $17.5 million, and an interest rate cap with a notional amount of approximately $61.6 million.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

8. DEBT OBLIGATIONS

     The following table presents certain information regarding Newcastle's debt obligations:

                               CARRYING AMOUNT           FACE AMOUNT
                            ---------------------   ---------------------        12/31/02          STATED
ISSUE                        12/31/02    12/31/01    12/31/02    12/31/01      INTEREST RATE      MATURITY
-----                       ----------   --------   ----------   --------   -------------------   ---------
CBO I Bonds...............  $  429,363   $445,514   $  437,500   $455,000        See Below        July 2038
CBO II Bonds..............     439,134         --      444,000         --        See Below          April
                                                                                                    2037
                            ----------   --------   ----------   --------
Total CBO bonds...........     868,497    445,514      881,500    455,000
                            ----------   --------   ----------   --------
Bell Canada
  Securitization..........      37,389         --       38,173         --        See Below          April
                                                                                                    2012
GSA Securitization........          --    319,303           --    360,029           (B)              (B)
                            ----------   --------   ----------   --------
Total other bonds.........      37,389    319,303       38,173    360,029
                            ----------   --------   ----------   --------
Bell Canada Mortgage......          --     31,412           --     31,412         Repaid           Repaid
Belgian Mortgage..........      62,952     55,149       62,952     55,149          5.32%          Nov. 2006
GSA KC Mortgage...........          --     24,555           --     24,555         Repaid           Repaid
                            ----------   --------   ----------   --------
Total notes payable.......      62,952    111,116       62,952    111,116
                            ----------   --------   ----------   --------
CMBS Repo.................       1,457      1,457        1,457      1,457   LIBOR+1.35% (2.77%)   One Month
Mortgage Loan Repo(A).....     246,712         --      246,712         --   LIBOR+0.37% (1.80%)   May 2003
                            ----------   --------   ----------   --------
Total repurchase
  agreements..............     248,169      1,457      248,169      1,457
                            ----------   --------   ----------   --------
Credit facility...........          --     20,000           --     20,000           (B)              (B)
                            ----------   --------   ----------   --------
Total debt obligations....  $1,217,007   $897,390   $1,230,794   $947,602
                            ==========   ========   ==========   ========

---------------

(A) The counterparty on this repo is Bear Stearns Mortgage Capital Corporation.

 (B) Distributed to Newcastle Holdings prior to the commencement of Newcastle's operations.

     In July 1999, Newcastle completed a transaction ("CBO I") whereby a portfolio of real estate securities (Note 4) was contributed to a consolidated subsidiary which issued $437.5 million fare amount of investment grade senior securities and $62.5 million face amount of non- investment grade subordinated securities in a private placement. As a result of CBO I, the existing repurchase agreement on such real estate securities was repaid. At December 31, 2002, the subordinated securities were retained by Newcastle and the senior securities, which bore interest at a weighted average effective rate, including discount and cost amortization, of 3.99%, had an expected weighted average life of approximately 5.26 years. Two classes of the senior securities bear floating interest rates. Newcastle has obtained an interest rate swap and cap in order to hedge its exposure to the risk of changes in market interest rates with respect to these securities, at an initial cost of approximately $14.3 million. CBO I's weighted average effective interest rate, including the effect of such hedges, was 5.63% at December 31, 2002. In addition, in connection with the sale of two classes of securities, Newcastle entered into two interest rate swaps and three interest rate cap agreements that do not qualify for hedge accounting. Changes in the values of these instruments have been recorded currently in income.

     In November 2001, Newcastle sold the retained subordinated $17.5 million Class E Note from CBO I for approximately $18.5 million. The Class E Note bore interest at a fixed rate of 8.0% and had a stated maturity of June 2038. The sale of the Class E Note represents an issuance of debt and was recorded as additional CBO Bonds Payable. In April 2002, a wholly-owned subsidiary of Newcastle repurchased the Class E Note. The re-purchase of the Class E Note represented a repayment of debt and was recorded as a reduction of CBO Bonds Payable. The Class E Note is included in the collateral for CBO II. The Class E
Note is eliminated in consolidation.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

     In April 2002, Newcastle completed its second CBO securitization ("CBO II") whereby a portfolio of real estate securities (Note 4) was contributed to a consolidated subsidiary which issued $444.0 million face amount of investment grade senior securities and $56.0 million face amount of non-investment grade subordinated securities in a private placement. At December 31, 2002, the subordinated securities were retained by Newcastle and the senior securities, which bore interest at a weighted average effective rate, including discount and cost amortization, of approximately 3.48%, had an expected weighted average life of approximately 7.36 years. One class of the senior securities bears a floating interest rate. Newcastle has obtained an interest rate swap and cap in order to hedge its exposure to the risk of changes in market interest rates with respect to this security, at an initial cost of $1.2 million. CBO II's weighted average effective interest rate, including the effect of such hedges, was 6.16% at December 31, 2002.

     In April 2002, Newcastle refinanced the existing debt on the Bell Canada Portfolio (the "Bell Canada Mortgage") through a securitization transaction (the "Bell Canada Securitization"). At December 31, 2002, the outstanding securities, which bore interest at a weighted average effective rate, including discount and cost amortization, of approximately 7.07%, had an expected weighted average life of approximately 2.75 years. In connection with this securitization, Newcastle guaranteed certain payments under an interest rate swap to be entered into in 2007, if the Bell Canada Securitization is not fully repaid by such date. Newcastle believes the fair value of this guarantee is negligible at December 31, 2002.

     In May 1999, Newcastle Holdings financed the GSA Properties (Note 5) through a secruitization (the "GSA Securitization") which bore interest at a weighted average effective rate of 7.04%. The GSA Securitization was distributed to Newcastle Holdings prior to the commencement of Newcastle's operations.

     In November 1999, Newcastle financed the LIV Portfolio (Note 5) with a mortgage and a related interest rate cap. In November 2001, Newcastle extended the term of this mortgage, modified the rate, and obtained a new interest rate cap related thereto. In November 2002, Newcastle refinanced the LIV Portfolio with a new mortgage (the "Belgian Mortgage") which bears a fixed rate of interest.

     One of the GSA Properties was financed with a mortgage (the "GSA KC Mortgage") which was repaid in May 2002 upon sale of the related asset.

     In November 2002, Newcastle purchased a portfolio of mortgage loans (Note
6) subject to a repurchase agreement (the "Mortgage Loan Repo").

     In July 2000, Newcastle Holdings entered into a $40 million revolving credit agreement (the "Credit Facility"). Newcastle Holdings hedged its exposure to the risk of changes in market interest rates with respect to the Credit Facility by entering into an interest rate swap. The credit facility and related swap were distributed to Newcastle Holdings prior to the commencement of Newcastle's operations.

     Newcastle's debt obligations, including its repurchase agreements, notes payable, credit facility, CBO and other bonds payable, matures as follows (gross of discounts of $13.8 million):

2003........................................................  $  251.8 million
2004........................................................       2.0 million
2005........................................................       1.7 million
2006........................................................      58.4 million
2007........................................................       0.0 million
Thereafter..................................................     916.9 million
                                                              ----------------
                                                              $1,230.8 million
                                                              ================

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

9. STOCK OPTION PLAN

     In October 2002, Newcastle (with the approval of the board of directors) adopted a nonqualified stock option plan (the "Newcastle Option Plan") for non-employee directors and the Manager. The non-employee directors were granted options in 2002 to acquire an aggregate of 4,000 shares of common stock at a price of $13 per share, which were fully exercisable upon issuance. The fair value of such options was not material at the date of grant. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, the Manager was granted options in 2002 representing the right to acquire 700,000 shares of common stock at an exercise price per share of common stock equal to $13, with such price subject to adjustment as necessary to preserve the value of such options in connection with the occurrence of certain events (including capital dividends and capital distributions made by Newcastle). The 700,000 shares represented an amount equal to 10% of the shares of common stock of Newcastle sold in its initial public offering in 2002.

     The options granted to the Manager were fully vested on the date of grant and one thirtieth of the options become exercisable on the first day of each of the following thirty calendar months, or earlier upon the occurrence of certain events, such as a change in control of Newcastle Holdings or the termination of the Management Agreement. The options expire in 2012.

     The fair value of the options granted to the Manager at the date of grant was approximately $0.4 million. Newcastle estimated this value by reference to a volatility estimate of 15%, based on a range of volatilities for our competition provided by an investment bank, along with management's best judgement, together with a dividend yield of 13.85%, an expected life assumption of 10 years, and a risk-free rate assumption of 4.05%. Since the Newcastle Option Plan has characteristics significantly different from those of traded options, and since the volatility assumption is subject to significant judgment and variability, the actual value of the options could vary materially from management's estimate.

     In June 1998, Newcastle Holdings (with the approval of the board of directors) adopted a nonqualified stock option plan (the "Newcastle Holdings Option Plan") for non-employee directors and the Manager. The non-employee directors were granted options in 1998 to acquire an aggregate of 6,000 shares of common stock at a price of $20 per share, which were fully exercisable upon issuance. The fair value of such options was not material at the date of grant. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle Holdings, the Manager was granted options in 1998 representing the right to acquire 2,091,673 shares of common stock at an exercise price per share of common stock equal to $20, with such price subject to adjustment as necessary to preserve the value of such options in connection with the occurrence of certain events (including capital dividends and capital distributions made by Newcastle Holdings). The 2,091,673 shares represented an amount equal to 10% of the shares of common stock and units of Newcastle Holdings outstanding after Newcastle Holdings' stock issuances in 1998. All of the options granted in 1998 represent options in Newcastle Holdings and not in Newcastle.

     The options granted to the Manager in 1998 were fully vested upon issuance and were exercisable beginning on June 5, 1999. From and after such date, one thirtieth of the options became exercisable on the first day of each of the following thirty calendar months. The options expire on June 5, 2008.

     The fair value of the 1998 options granted to the Manager at the date of grant was approximately $3.6 million. Newcastle Holdings estimated this value by reference to the volatility and dividend yields of the Morgan Stanley REIT Index that were approximately 15.4% and 7.1%, respectively, together with an expected life assumption of 5 years, and a risk-free rate assumption of 4.88%. Since Newcastle Holdings' common stock is not publicly traded and the Newcastle Holdings Option Plan has characteristics significantly different from those of traded options, the actual value of the options could vary materially from management's estimate.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

10. MANAGEMENT AGREEMENT AND RELATED PARTY TRANSACTIONS

     Newcastle entered into the Management Agreement with the Manager in June 2002, which provides for an initial term of one year with automatic one-year extensions, subject to certain termination rights. After the initial one year term, the Manager's performance will be reviewed annually and the Management Agreement may be terminated by Newcastle by payment of a termination fee, as defined in the Management Agreement, equal to the amount of management fees earned by the Manager during the twelve consecutive calendar months immediately preceding the termination, upon the affirmative vote of at least two-thirds of the independent directors, or by a majority vote of the holders of common stock. Pursuant to the Management Agreement, the Manager, under the supervision of Newcastle's board of directors, will formulate investment strategies, arrange for the acquisition of assets, arrange for financing, monitor the performance of Newcastle's assets and provide certain advisory, administrative and managerial services in connection with the operations of Newcastle. For performing these services, Newcastle will pay the Manager an annual management fee equal to 1.5% of the gross equity of Newcastle, as defined. Newcastle Holdings' management agreement with the Manager contained substantially the same terms.

     The Management Agreement provides that Newcastle will reimburse the Manager for various expenses incurred by the Manager or its officers, employees and agents on Newcastle's behalf, including costs of legal, accounting, tax, auditing, administrative and other similar services rendered for Newcastle by providers retained by the Manager or, if provided by the Manager's employees, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis.

     To provide an incentive for the Manager to enhance the value of the common stock, the Manager is entitled to receive a quarterly incentive return (the "Preferred Incentive Return") on a cumulative, but not compounding, basis in an amount equal to the product of (A) 25% of the dollar amount by which (1) (a) the Funds from Operations, as defined (before the Preferred Incentive Return) of Newcastle per share of common stock (based on the weighted average number of shares of common stock outstanding) plus (b) gains (or losses) from debt restructuring and from sales of property and other assets per share of common stock (based on the weighted average number of shares of common stock outstanding), exceed (2) an amount equal to (a) the weighted average of the price per share of common stock in the IPO and the value attributed to the net assets transferred by Newcastle Holdings, and in any subsequent offerings by Newcastle (adjusted for prior capital dividends or capital distributions) multiplied by (b) a simple interest rate of 10% per annum (divided by four to adjust for quarterly calculations) multiplied by (B) the weighted average number of shares of common stock outstanding. An affiliate of the Manager was entitled to a similar incentive return from Newcastle Holdings.

                                                              AMOUNTS EARNED (INCURRED)
                                                    ----------------------------------------------
                                                        2002             2001            1999
                                                    -------------   --------------   -------------
Management Fee to Manager.........................  ($4.3 million)   ($4.8 million)  ($5.1 million)
Expense Reimbursements to Manager.................  ($0.5 million)   ($0.9 million)  ($1.6 million)
Preferred Incentive Return to Manager.............  ($3.5 million)   ($2.8 million)             --
Management Fee from Fund to Managing Member.......   $4.5 million     $8.9 million    $8.9 million
Management Fee from Managing Member to Manager....  ($4.5 million)   ($8.9 million)  ($8.9 million)
Incentive Return from Fund to Managing Member.....  ($1.2 million)   $28.8 million              --
Incentive Return from Managing Member to
  Manager.........................................   $0.6 million   ($14.4 million)             --

     Newcastle Holdings had an investment in Fund I and an investment in Austin, which were accounted for under the equity method. Newcastle Holdings also owned an investment in the Managing Member of Fund I, which was consolidated. As a result of this investment, Newcastle Holdings was entitled to an Incentive Return from Fund I. The Manager of Newcastle and Newcastle Holdings also manages Fund I.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

Newcastle Holdings received a credit against management fees otherwise payable under its management agreement with the Manager for management fees and any Incentive Return paid to the Manager by Fund I in connection with Newcastle Holdings' investment in Fund I. This credit was reflected as increased return from Fund I, in Equity in Earnings (Losses) from Unconsolidated Subsidiaries, because it was structured as a reduced burden on Newcastle Holdings' return from Fund I as follows: (a) Newcastle Holdings, unlike the other Fund I Investors, did not pay a management fee to Fund I and its allocation of income from Fund I was calculated gross of any management fees, and (b) Newcastle Holdings received payments from the Manager to reimburse it for its share of Incentive Return paid to the Manager by Fund I, of which $0.5 million was received in January 2002. For a more complete discussion of these relationships, see Note 3.

     In January 2001, an employee co-investment program was adopted whereby certain employees of the Manager and of Fortress Registered Investment Trust's ("FRIT") operating subsidiary would have the opportunity to invest in Fund I by purchasing part of Newcastle Holdings' investment. FRIT is Fund I's investment vehicle. The purpose of the program was to align the interests of FRIT's employees and the employees of the Manager with those of Fund I's Investors, including Newcastle Holdings, and to enable the Manager and FRIT to retain such employees and provide them with appropriate incentives and rewards for their performance. These employees were integral to the success of Newcastle Holdings and Fund I. Certain of the employees of the Manager were officers of Newcastle Holdings and Fund I and/or provided management services to Newcastle Holdings and Fund I. No employees of Fund I were officers of Newcastle Holdings or provided management services to Newcastle Holdings. Newcastle Holdings set aside $10.0 million of its commitment to Fund I for this program, of which $6.9 million was allocated, prior to the distribution of this investment to Newcastle Holdings, and financed approximately 80% of the employee investments via non-recourse loans through Austin, which were secured by such employees' interest in Fund I. The remaining 20% was funded by cash payments from each of the employees. The loans, which were included in Due from Affiliates, bore interest at 10%, which was payable currently from distributions from Fund I, and matured upon liquidation of Fund I. The principal balance of, and any unpaid interest on, these loans was payable at maturity. At December 31, 2001, Austin was owed $3.2 million of principal and less than $0.1 million of interest in connection with this financing. The Manager would fund up to $0.1 million of the purchase price of these commitments on behalf of employees.

     At December 31, 2002, Due To Affiliates is comprised $1.0 million of Incentive Return payable and $0.3 million of management fees and expense reimbursements payable.

11. COMMITMENTS AND CONTINGENCIES

     CBO III DEPOSIT -- Newcastle has the option to purchase certain real estate securities from an investment bank. To the extent that such securities decline in value, Newcastle must either purchase such securities or lose an amount equal to the lesser of such decline or its deposit. See Note 4.

     GUARANTEE OF SWAP PAYMENTS -- In connection with the Bell Canada Securitization, Newcastle has guaranteed certain payments under an interest rate swap to be entered into in 2007, if the Bell Canada Securitization is not fully repaid by such date. Newcastle believes the fair value of this guarantee is negligible at December 31, 2002.

     STOCKHOLDER RIGHTS AGREEMENT -- Newcastle has adopted a stockholder rights agreement (the "Rights Agreement"). Pursuant to the terms of the Rights Agreement, Newcastle will attach to each share of common stock one preferred stock purchase right (a "Right"). Each Right entitles the registered holder to purchase from Newcastle a unit consisting of one one-hundredth of a share of Series A Junior Participation Preferred Stock, par value $0.01 per share, at a purchase price of $70 per unit. Initially, the Rights are not exercisable and are attached to and transfer and trade with the outstanding shares of

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES common stock. The Rights will separate from the common stock and will become exercisable upon the acquisition or tender offer to acquire a 15% beneficial ownership interest by an acquiring person, as defined. The effect of the Rights Agreement will be to dilute the acquiring party's beneficial interest. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Newcastle.

     LITIGATION -- Newcastle is a defendant in legal actions from transactions conducted in the ordinary course of business. Management, after consultation with legal counsel, believes the ultimate liability, if any, arising from such actions which existed at December 31, 2002 will not materially affect Newcastle's consolidated results of operations or financial position.

     ENVIRONMENTAL COSTS -- As a commercial real estate owner, Newcastle is subject to potential environmental costs. At December 31, 2002, management of Newcastle is not aware of any environmental concerns that would have a material adverse effect on Newcastle's consolidated financial position or results of operations.

     DEBT COVENANTS -- Newcastle's debt obligations contain various customary loan covenants. Such covenants do not, in management's opinion, materially restrict Newcastle's investment strategy or ability to raise capital. Newcastle is in compliance with all of its loan covenants at December 31, 2002.

12. SUBSEQUENT EVENTS

     In February 2003, Newcastle sold its entire position in agency eligible residential mortgage loans (a portion of its mortgage loan portfolio) with an aggregate unpaid principal balance of approximately $159.0 million for gross proceeds of approximately $162.6 million at a gain of approximately $0.7 million. As a result of the sale, the existing repurchase agreement allocated to the agency eligible loans was satisfied for approximately $153.9 million. Simultaneously, approximately $207.4 million of non-agency/jumbo residential mortgage loans were purchased for a price of approximately $210.2 million. In connection with this purchase, the outstanding balance of the existing repurchase agreement was increased by a net of $45.9 million, after the repayment described above.

13. SUMMARY PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

     The unaudited pro forma consolidated statements of income are presented as if the distribution to Newcastle Holdings and the commencement of Newcastle's operations had been consummated on January 1, 2002 and 2001, respectively. The historical results of operations of the assets and liabilities treated as being distributed to Newcastle Holdings for the period prior to the commencement of Newcastle's operations have been presented as discontinued operations for those operations that constitute a component of an entity. Of the assets treated as being distributed to Newcastle Holdings, the GSA portfolio and the mortgage loans qualify as a component of an entity. The remaining operations (the "Eliminated Operations") related to the other assets and the liabilities treated as being distributed to Newcastle Holdings which are not a component of an entity have been eliminated.

     The unaudited pro forma consolidated statements of income are presented for comparative purposes only, and are not necessarily indicative of what Newcastle's actual consolidated results of operations would have been for the periods presented, nor do they purport to represent the results of any future periods. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                   CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                                                         DISTRIBUTED TO
                                                                           NEWCASTLE
                                                                            HOLDINGS
                                                                         --------------
                                                                           ELIMINATED
                                                         HISTORICAL(A)     OPERATIONS       PRO FORMA
                                                         -------------   --------------     ---------
REVENUES
Interest and dividend income...........................    $ 73,082         $  (226)(B)     $ 72,856
Rental and escalation income...........................      19,874              --           19,874
Gain (loss) on settlement of investments...............      11,417              29(B)        11,446
Management fee from affiliate..........................       4,470          (4,470)(B)           --
Incentive income from affiliate........................      (1,218)          1,218(B)            --
Other income...........................................          18              (3)(B)           15
                                                           --------         -------         --------
                                                            107,643          (3,452)         104,191
                                                           --------         -------         --------
EXPENSES
Interest expense.......................................      49,527          (2,336)(B)       47,191
Property operating expense.............................       8,631              --            8,631
Loan servicing expense.................................         655              --              655
General and administrative expense.....................       2,914            (100)(B)        2,814
Management fees to affiliate...........................       9,250          (5,345)(C)        3,905
Preferred incentive return to affiliate................       2,856            (827)(C)        2,029
Depreciation and amortization..........................       3,199            (430)(B)        2,769
                                                           --------         -------         --------
                                                             77,032          (9,038)          67,994
                                                           --------         -------         --------
INCOME BEFORE EQUITY IN EARNINGS OF UNCONSOLIDATED
  SUBSIDIARIES.........................................      30,611           5,586           36,197
Equity in earnings (losses) of unconsolidated
  subsidiaries.........................................         362            (362)(B)           --
                                                           --------         -------         --------
INCOME FROM CONTINUING OPERATIONS......................    $ 30,973         $ 5,224         $ 36,197
                                                           ========         =======         ========
Income from continuing operations per share of common
  stock, basic and diluted.............................    $   1.71                         $   1.95
                                                           ========                         ========
Weighted average number of shares of common stock
  outstanding, basic...................................      18,080                           18,560(D)
                                                           ========                         ========
Weighted average number of shares of common stock
  outstanding, diluted.................................      18,090                           18,570(D)
                                                           ========                         ========

---------------

(A) Historical amounts were derived from Newcastle's consolidated financial statements as of and for the year ended December 31, 2002.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

(B) Adjustments represent historical results of operations related to other investments treated as being distributed to Newcastle Holdings, which have been eliminated, as they will have no continuing impact on Newcastle's operations, as follows:

                                       RELATED INVESTMENT
                           -------------------------------------------
                                       FORTRESS
                            AUSTIN    INVESTMENT
                           HOLDINGS      FUND      ICH(I)    CORPORATE        TOTAL
                           --------   ----------   -------   ---------       -------
Interest and dividend
  income.................    $ --      $   (35)      $--      $  (191)       $  (226)
Gain on settlement of
  investments............      --           --        29           --             29
Management fee from
  affiliate..............      --       (4,470)       --           --         (4,470)
Incentive income from
  affiliate..............      --        1,218        --           --          1,218
Other income.............      --           --        --           (3)            (3)
Interest expense.........      --           --        --       (2,336)(ii)    (2,336)
General and
  administrative
  expense................      --           --        --         (100)(iii)     (100)
Depreciation and
  amortization...........      --         (329)       --         (101)(iv)      (430)
Equity in earnings of
  unconsolidated
  subsidiaries...........     (59)        (303)       --           --           (362)

---------------

         (i) Relates to assets acquired in the ICH transaction which were sold prior to the commencement of Newcastle's operations.

         (ii) Represents interest on Newcastle Holdings' line of credit.

        (iii) Represents data processing expenses, state and local taxes, and professional fees related directly to entities and assets treated as being distributed to Newcastle Holdings.

        (iv) Represents depreciation of furniture, fixtures and equipment treated as being distributed to Newcastle Holdings.

(C) Management fees related to the Fund I Managing Member's agreement with Fund I ($4.5 million) have been eliminated as they will have no continuing impact on Newcastle's operations. Management fees related to Newcastle Holdings' management agreement with the Manager have been allocated pro rata between continuing operations and operations related to assets distributed to Newcastle Holdings, based on pro forma equity; incentive return has been allocated based on the investments which generated such return. Newcastle notes that it will not be responsible for management fees or incentive return related to the investments or equity distributed to Newcastle Holdings. The actual management fee charged to Newcastle is based upon actual equity, as defined. Accordingly, management fees have been allocated between the operations treated as being distributed to Newcastle Holdings and Newcastle's continuing operations based upon the same methodology.

(D) Includes approximately 0.5 million shares of common stock deemed to be issued for pro forma statement of income purposes only, which would generate incremental proceeds sufficient to offset Newcastle Holdings' dividends in excess of earnings for the period from January 1, 2002 through July 12, 2002 of $6.7 million.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                   CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                           DISTRIBUTED
                                                                           TO NEWCASTLE
                                                                             HOLDINGS
                                                                          --------------
                                                                            ELIMINATED          PRO
                                                          HISTORICAL(A)     OPERATIONS         FORMA
                                                          -------------   --------------     ---------
REVENUES
Interest and dividend income............................     $48,913         $ (1,204)(B)     $47,709
Rental and escalation income............................      20,053               --          20,053
Gain (loss) on settlement of investments................       8,438           (1,033)(B)       7,405
Management fee from affiliate...........................       8,941           (8,941)(B)          --
Incentive income from affiliate.........................      28,709          (28,709)(B)          --
Other income............................................          68              (25)(B)          43
                                                             -------         --------         -------
                                                             115,122          (39,912)         75,210
                                                             -------         --------         -------
EXPENSES
Interest expense........................................      35,863           (3,204)(B)      32,659
Property operating expense..............................       8,695               --           8,695
Loan servicing expense..................................         254              (11)            243
General and administrative expense......................       1,568             (338)(B)       1,230
Management fees to affiliate............................      14,687          (11,045)(C)       3,642
Preferred incentive return to affiliate.................      17,188          (17,188)(C)          --
Depreciation and amortization...........................       3,574           (1,007)(B)       2,567
                                                             -------         --------         -------
                                                              81,829          (32,793)         49,036
                                                             -------         --------         -------
INCOME BEFORE EQUITY IN EARNINGS OF UNCONSOLIDATED
  SUBSIDIARIES..........................................      33,293           (7,119)         26,174
Equity in earnings (losses) of unconsolidated
  subsidiaries..........................................       2,807           (2,807)(B)          --
                                                             -------         --------         -------
INCOME FROM CONTINUING OPERATIONS.......................     $36,100         $ (9,926)        $26,174
                                                             =======         ========         =======
Income from continuing operations per share of common
  stock, basic and diluted..............................     $  2.19                          $  1.54
                                                             =======                          =======
Weighted average number of shares of common stock
  outstanding, basic and diluted........................      16,493                           16,973(D)
                                                             =======                          =======

---------------

(A) Historical amounts were derived from Newcastle's consolidated financial statements as of and for the year ended December 31, 2001.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

(B) Adjustments represent historical results of operations related to other investments treated as being distributed to Newcastle Holdings, which have been eliminated, as they will have no continuing impact on Newcastle's operations, as follows:

                                        RELATED INVESTMENT
                            -------------------------------------------
                                        FORTRESS
                             AUSTIN    INVESTMENT
                            HOLDINGS      FUND      ICH(I)    CORPORATE      TOTAL
                            --------   ----------   -------   ---------     -------
Interest and dividend
  income..................   $   --     $   (647)   $    --   $   (557)(ii) $(1,204)
Gain on settlement of
  investments.............       --           --     (1,984)       951(iii)  (1,033)
Management fee from
  affiliate...............       --       (8,941)        --         --       (8,941)
Incentive income from
  affiliate...............       --      (28,709)        --         --      (28,709)
Other income..............       --           --         --        (25)         (25)
Interest expense..........       --           --         --     (3,204)(vi)  (3,204)
General and administrative
  expense.................       --           --         --       (338)(v)     (338)
Depreciation and
  amortization............       --         (560)        --       (447)(vi)  (1,007)
Equity in earnings of
  unconsolidated
  subsidiaries............    2,553       (5,360)        --         --       (2,807)

        -----------------------

        (i) Relates to assets acquired in the ICH transaction which were sold prior to the commencement of Newcastle's operations.

        (ii) Represents interest on corporate cash balances and dividends on equity investments sold prior to the commencement of Newcastle's operations.

        (iii) Represents a loss on the sale of equity investments sold prior to the commencement of Newcastle's operations.

        (iv)  Represents interest on Newcastle Holdings' line of credit.

        (v) Represents data processing expenses, state and local taxes, and professional fees related directly to entities and assets treated as being distributed to Newcastle Holdings.

        (vi) Represents depreciation of furniture, fixtures and equipment treated as being distributed to Newcastle Holdings.

(C) Management fees related to the Fund I Managing Member's agreement with Fund I ($8.9 million) have been eliminated as they will have no continuing impact on Newcastle's operations. Management fees related to Newcastle Holdings' management agreement with the Manager have been allocated pro rata between continuing operations and operations related to assets distributed to Newcastle Holdings, based on pro forma equity; incentive return has been allocated based on the investments which generated such return. Newcastle notes that it will not be responsible for management fees or incentive return related to the investments or equity distributed to Newcastle Holdings. The actual management fee charged to Newcastle is based upon actual equity, as defined. Accordingly, management fees have been allocated between the operations treated as being distributed to Newcastle Holdings and Newcastle's continuing operations based upon the same methodology.

(D) Includes approximately 0.5 million shares of common stock deemed to be issued for pro forma statement of income purposes only, which would generate incremental proceeds sufficient to offset Newcastle Holdings' dividends in excess of earnings for the period from January 1, 2002 through July 12, 2002 of $6.7 million.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

14.  SUMMARY QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

     The following is unaudited summary information on Newcastle's quarterly operations. The distribution of investments, and related liabilities, to Newcastle Holdings and the commencement of Newcastle's independent operations occurred at the beginning of the quarter ended September 30, 2002. Therefore, periods prior to this quarter are not reflective of Newcastle's ongoing operations nor are they comparable to subsequent quarters.

                                        QUARTER      QUARTER      QUARTER                    YEAR
                                         ENDED        ENDED        ENDED       QUARTER      ENDED
                                       3/31/02(A)   6/30/02(A)   9/30/02(A)     ENDED      12/31/02
                                       ----------   ----------   ----------    12/31/02    --------
                                                                               -------
Gross Revenues.......................   $ 9,951      $ 39,086     $ 27,841     $30,765     $107,643
Operating expenses...................      (868)      (13,115)      (4,447)     (5,876)     (24,306)
                                        -------      --------     --------     -------     --------
Operating income.....................     9,083        25,971       23,394      24,889       83,337
Interest expense.....................    (8,069)      (13,440)     (13,483)    (14,535)     (49,527)
Depreciation and amortization........      (850)         (938)        (695)       (716)      (3,199)
Equity in earnings of unconsolidated
  subsidiaries.......................      (452)          814           --          --          362
                                        -------      --------     --------     -------     --------
Income (loss) from continuing
  operations.........................      (288)       12,407        9,216       9,638       30,973
Income (loss) from discontinued
  operations.........................     1,159           981       (1,712)         94          522
Preferred dividends and related
  accretion..........................      (638)         (524)          --          --       (1,162)
                                        -------      --------     --------     -------     --------
Income available for common
  stockholders.......................   $   233      $ 12,864     $  7,504     $ 9,732     $ 30,333
                                        =======      ========     ========     =======     ========
Net Income per share of common stock,
  basic and diluted..................   $  0.01      $   0.78     $   0.46     $  0.43     $   1.68
                                        =======      ========     ========     =======     ========
Income (loss) from continuing
  operations per share of common
  stock, after preferred dividends
  and related accretion, basic and
  diluted............................   $ (0.06)     $   0.73     $   0.56     $  0.42     $   1.65
                                        =======      ========     ========     =======     ========
Income (loss) from discontinued
  operations per share of common
  stock, basic and diluted...........   $  0.07      $   0.05     $  (0.10)    $  0.01     $   0.03
                                        =======      ========     ========     =======     ========
Weighted average number of shares of
  common stock outstanding, basic....    16,489        16,489       16,489      22,804       18,080
                                        =======      ========     ========     =======     ========
Weighted average number of shares of
  common stock outstanding,
  diluted............................    16,489        16,489       16,489      22,843       18,090
                                        =======      ========     ========     =======     ========

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                                        QUARTER      QUARTER      QUARTER                    YEAR
                                         ENDED        ENDED        ENDED       QUARTER      ENDED
                                       3/31/02(A)   6/30/02(A)   9/30/02(A)     ENDED      12/31/02
                                       ----------   ----------   ----------    12/31/02    --------
                                                                               -------
Gross Revenues.......................   $26,531      $ 20,828     $ 47,622     $20,141     $115,122
Operating expenses...................    (6,737)       (5,827)     (22,243)     (7,585)     (42,392)
                                        -------      --------     --------     -------     --------
Operating income.....................    19,794        15,001       25,379      12,556       72,730
Interest expense.....................    (9,823)       (8,691)      (8,546)     (8,803)     (35,863)
Depreciation and amortization........      (831)         (887)        (910)       (946)      (3,574)
Equity in earnings of unconsolidated
  subsidiaries.......................      (346)        1,471          760         922        2,807
                                        -------      --------     --------     -------     --------
Income from continuing operations....     8,794         6,894       16,683       3,729       36,100
Income (loss) from discontinued
  operations.........................     2,902         1,647        1,513       1,509        7,571
Preferred dividends and related
  accretion..........................      (630)         (634)        (638)       (638)      (2,540)
                                        -------      --------     --------     -------     --------
Income available for common
  stockholders.......................   $11,066      $  7,907     $ 17,558     $ 4,600     $ 41,131
                                        =======      ========     ========     =======     ========
Net Income per share of common stock,
  basic and diluted..................   $  0.67      $   0.48     $   1.06     $  0.28     $   2.49
                                        =======      ========     ========     =======     ========
Income from continuing operations per
  share of common stock, after
  preferred dividends and related
  accretion, basic and diluted.......   $  0.49      $   0.38     $   0.97     $  0.19     $   2.03
                                        =======      ========     ========     =======     ========
Income (loss) from discontinued
  operations per share of common
  stock, basic and diluted...........   $  0.18      $   0.10     $   0.09     $  0.09     $   0.46
                                        =======      ========     ========     =======     ========
Weighted average number of shares of
  common stock outstanding, basic and
  diluted............................    16,500        16,494       16,489      16,489       16,493
                                        =======      ========     ========     =======     ========

---------------

(A) The Income Available for Common Stockholders shown agrees with Newcastle's quarterly report(s) on Form 10-Q as filed with the Securities and Exchange Commission. However, individual line items vary from such report(s) due to the operations of properties sold, or classified as held for sale, during the current period being retroactively reclassified to Income from Discontinued Operations for all periods presented (see Note 5).

------------------------------------------------------
------------------------------------------------------

    PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER NEWCASTLE, NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------

                                                PAGE
                                                ----
Prospectus Summary............................    1
Risk Factors..................................   11
Cautionary Statement Regarding Forward-
  Looking Statements..........................   22
Use of Proceeds...............................   23
Ratio of Earnings to Combined Fixed Charges
  and Preferred Share Distributions...........   23
Price Range of Common Stock and
  Distributions...............................   23
Capitalization................................   25
Selected Pro Forma Consolidated Financial
  Information.................................   26
Selected Historical Consolidated Financial
  Information.................................   29
Management's Discussion and Analysis of Pro
  Forma Financial Condition and Results of
  Operations..................................   33
Management's Discussion and Analysis of
  Historical Financial Condition and Results
  of Operations...............................   43
Newcastle Investment Corp. ...................   50
Fortress Investment Group and Our Management
  Agreement...................................   71
Management....................................   79
Certain Relationships and Related Party
  Transactions................................   84
Security Ownership of Certain Beneficial
  Owners and Management.......................   85
Description of Series B Preferred Stock.......   87
Description of Capital Stock..................   95
Important Provisions of Maryland Law and of
  Our Charter and Bylaws......................  101
Federal Income Tax Considerations.............  104
ERISA Considerations..........................  120
Underwriting..................................  123
Legal Matters.................................  125
Experts.......................................  125
Where You Can Find More Information...........  125
Index to Financial Statements.................  F-1

------------------------------------------------------
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------------------------------------------------------
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                                 Newcastle Logo

                                   NEWCASTLE
                                INVESTMENT CORP.
                                2,500,000 SHARES

              9.75% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK
                    LIQUIDATION PREFERENCE $25.00 PER SHARE
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                            BEAR, STEARNS & CO. INC.

                                  ADVEST, INC.

                              BB&T CAPITAL MARKETS

                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED
                                 MARCH 13, 2003
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